As filed with the Securities and Exchange Commission on January 12, 2006 Registration No.333-124873

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

___________________

POST EFFECTIVE AMENDMENT NO. 1
TO
FORM SB-2

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

MULTICELL TECHNOLOGIES, INC.
(Name of small business issuer in its charter)

701 George Washington Highway
Lincoln, Rhode Island 02865
(401) 333-0610
(Name, address and telephone number of Registrant)

DELAWARE (State or other jurisdiction of incorporation or organization)	3841 (Primary Standard Industrial Classification Code Number)	52-1412493 (I.R.S. Employer Identification No.)

W. Gerald Newmin
701 George Washington Highway
Lincoln, Rhode Island 02865
(401) 333-0610
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

Pursuant to Rule 429 of the Securities Act, the prospectus contained in this registration statement is a combined prospectus and relates to this registration statement, as well as our registration statement no. 333-118170, which was declared effective by the Commission on September 21, 2004. This registration statement will constitute post-effective amendment no. 1 to the prior registration statement. The post-effective amendment will become effective concurrently with the effectiveness of this registration statement in accordance with Section 8(c) of the Securities Act.

The aggregate market value of the voting stock held by non-affiliates of the Registrant was approximately $4,971,000 as of December 30, 2005 based upon the price at which such stock was last sold in the principal market for such stock as of such date. Price and share data reflect the one-for-five reverse stock split of the Company's common stock effected on May 18, 2005 at 5:00 p.m. EDT.

CALCULATION OF REGISTRATION FEE (1)

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1) (2)(11)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price
Common stock, $.01 par value	8,000,000 (3)	$.52(2)	$4,160,000
Common stock, $.01 par value (4)	1,000,000	$.52(2)	$520,000
Common stock, $.01 par value (5)	6,729,073	$.52(2)	$3,499,118
Common stock, $.01 par value(6)	3,410,546	$.52(2)	$1,773,484
Common stock, $.01 par value(7)	3,600,000	$.52(2)	$1,872,000
Common stock, $.01 par value(8)	100,000	$1.27(11)	$127,000
Common stock, $.01 par value(9)	166,662	$1.40(11)	$233,327
Common stock, $.01 par value(10)	1,600,000	$.52(2)	$832,000
Total	24,606,281		$13,016,929

(1)

In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act").

(2)

In accordance with Rule 457(c), the aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fee payable pursuant hereto, using the average of the bid and ask price reported by The Over-The-Counter Bulletin Board for our common stock on December 30, 2005 which was $.52 per share and, with respect to shares of our common stock issuable upon exercise of warrants at the higher of (i) such average sales price or (ii) the conversion price of the preferred stock or the exercise price of the warrants , as applicable.

(3)

Represents the maximum number of shares of our common stock to be sold issuable upon the conversion of outstanding shares of our Series I convertible preferred stock, as provided in our Certificate of Incorporation, as amended, upon conversion of the Series I convertible preferred stock.

(4)	Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants issued in connection with the issuance of the Series I convertible preferred stock.
(5)	Represents shares of our common stock to be sold that are currently issued and outstanding.
(6)

Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants, other than warrants issued in connection with the issuance of Series I Convertible Preferred Stock, at exercise prices ranging from $0.30 to $0.60 per share.

(7)

Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants, other than warrants issued in connection with the issuance of Series I Convertible Preferred Stock, at an exercise price of $1.00 per share.

(8)

Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants, other than warrants issued in connection with the issuance of Series I Convertible Preferred Stock, at an exercise price of $1.27 per share.

(9)

Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants, other than warrants issued in connection with the issuance of Series I Convertible Preferred Stock, at an exercise price of $1.40 per share.

(10)

Represents the number of shares of our common stock to be sold issuable upon exercise of outstanding warrants, other than warrants issued in connection with the issuance of Series I Convertible Preferred Stock, at an exercise price of $1.50 per share.

(11)

In accordance with Rule 457(c), the aggregate offering price of shares of our common stock is estimated solely for purposes of calculating the registration fee payable pursuant hereto, using the average of the bid and ask price reported by The Over-The-Counter Bulletin Board for our common stock on December 30, 2005 which was $.52 per share and, with respect to shares of our common stock issuable upon exercise of warrants at the higher of (i) such average sales price of (ii) the conversion price of the preferred stock or the exercise price of the warrants , as applicable.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 12, 2006

24,606,281

SHARES OF
COMMON STOCK

This prospectus relates to the offer of up to 24,606,281 shares of the common stock of MultiCell Technologies, Inc. ("the Company"), $0.01 par value per share, by the 37 selling stockholders identified on page 46 of this prospectus. Of these shares:

•	6,729,073 are currently issued and outstanding:
•

a maximum of 8,000,000 are issuable upon conversion of outstanding shares of our Series I Convertible Preferred Stock, which are convertible pursuant to a formula set forth in our Certificate of Incorporation, as amended, which provides that the conversion price shall not be less than $0.25 nor more than $1.00 per share:

•	up to 1,000,000 are issuable upon exercise of warrants we issued in connection our issuance of the Series I Convertible Preferred Stock:
•	up to 3,410,546 are issuable upon exercise of outstanding warrants, at exercise prices ranging from $0.30 to $0.60 per share:
•	up to 3,600,000 are issuable upon exercise of outstanding warrants, at an exercise price of $1.00 per share: and
•	up to 100,000 are issuable upon exercise of outstanding warrants, at an exercise price of $1.27 per share.
•	up to 166,662 are issuable upon exercise of outstanding warrants, at an exercise price of $1.40 per share.
•	up to 1,600,000 are issuable upon exercise of outstanding warrants, at an exercise price of $1.50 per share.

All of the common shares, preferred shares and warrants were previously issued in private placement transactions. Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over The Counter Bulletin Board Market under the symbol "MCET.OB". On December 30, 2005, the last reported sale price of our common stock on the Over The Counter Bulletin Board Market was $0.52 per share.

The Company will receive all of the proceeds from the exercise of the warrants but will not receive any proceeds from the sale of the shares of common stock by the selling security holders. (See "Plan of Distribution")

INVESTING IN OUR COMMON STOCK INVOLVES SIGNIFICANT RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DESCRIPTION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS IS INCLUDED IN THE REGISTRATION STATEMENT THAT WAS FILED BY MULTICELL TECHNOLOGIES, INC. WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SELLING STOCKHOLDERS CANNOT SELL THEIR SHARES UNTIL THAT REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE SHARES OR THE SOLICITATION OF AN OFFER TO BUY THE SHARES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

The date of this Prospectus is January 12, 2006

___________________________________________________________________________

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

___________________________________________________________________________

SUMMARY INFORMATION

The following summary is qualified in its entirety by the more detailed information, financial statements and other data appearing elsewhere in this Prospectus. At various places in this Prospectus, we may make reference to the "company" or "us" or "we." When we use those terms, unless the context otherwise requires, we mean MultiCell Technologies, Inc. and its subsidiaries.

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. ("MultiCell") was incorporated in Delaware on April 28, 1970 as Exten Ventures, Inc., a subsidiary of Exten Industries, Inc. ("Exten"). An agreement of merger between Exten and MultiCell was entered into on March 20, 2004 whereby MultiCell ceased to exist and all of its assets, property, rights and powers, as well as all debts due it, were transferred to and vested in Exten as the surviving corporation. Effective April 1, 2004 Exten changed its name to MultiCell Technologies, Inc. MultiCell operates three subsidiaries, MCT Rhode Island Corp., Xenogenics Corporation ("Xenogenics"), and as of September 2005, MultiCell holds approximately 67% of the outstanding shares (on an as if converted basis) of a newly formed subsidiary, MultiCell Immunotherapeutics, Inc. ("MCTI"). As used herein, the "Company" refers to MultiCell, together with MCT Rhode Island Corp., Xenogenics, and MCTI. Our principal offices are at 701 George Washington Highway, Lincoln, RI 02865. Our telephone number is (401) 333-0610.

Historically, the Company has specialized in developing primary liver cell immortalization technologies to produce cell-based assay systems for use in drug discovery. The Company seeks to become an integrated biopharmaceutical company that will use its proprietary cell-based systems and immune system modulation technologies to discover, develop and commercialize new therapeutics itself and with strategic partners. Following the formation of MCTI during September 2005, the Company is pursuing research and development of therapeutics in addition to continuing to advance its cellular systems business.

About the Offering

We are registering the resale of our common stock by the selling stockholders. The selling stockholders and the specific number of shares that they each may resell through this prospectus are listed on pages 46-49. The shares offered for resale by this prospectus include the following:

•	6,729,073 are currently issued and outstanding:
•

a maximum of 8,000,000 are issuable upon conversion of outstanding shares of our Series I Convertible Preferred Stock, which are convertible pursuant to a formula set forth in our Certificate of Incorporation, as amended, which provides that the conversion price shall not be less than $0.25 nor more than $1.00 per share:

•	up to 1,000,000 are issuable upon exercise of warrants we issued in connection our issuance of the Series I Convertible Preferred Stock:
•	up to 3,410,546 are issuable upon exercise of outstanding warrants, at exercise prices ranging from $0.30 to $0.60 per share:
•	up to 3,600,000 are issuable upon exercise of outstanding warrants, at an exercise price of $1.00 per share: and
•	up to 100,000 are issuable upon exercise of outstanding warrants, at an exercise price of $1.27 per share.
•	up to 166,662 are issuable upon exercise of outstanding warrants, at an exercise price of $1.40 per share.
•	up to 1,600,000 are issuable upon exercise of outstanding warrants, at an exercise price of $1.50 per share.

Information on Outstanding Shares

The number of shares of our common stock outstanding before and after this offering is set forth below:

•	Common stock outstanding before this offering:	33,046,811 shares
•	Common stock outstanding after this offering:	50,924,019 shares

The number set forth above for the shares of common stock outstanding before this offering is the number of shares of our common stock outstanding on December 31, 2005. The numbers set forth above do not include 2,847,800 shares of our common stock that, as of the date of this prospectus, are issuable upon the exercise of outstanding stock options. The options are exercisable at prices ranging from $.30 to $3.05 per share, with a weighted average exercise price of $1.30 per share.

Use of Proceeds

We will not realize any of the proceeds from the sale of the shares offered by the selling stockholders. See "Use of Proceeds". We will use any proceeds we receive from exercise of warrants, for general corporate purposes.

RISK FACTORS

The shares of our common stock being offered for sale are highly speculative and involve a high degree of risk. Only those persons able to lose their entire investment should purchase these shares. Before purchasing any of these shares, you should carefully consider the following factors relating to our business and prospects. You should also understand that this prospectus contains "forward-looking statements." These statements appear throughout this prospectus and include statements as to our intent, belief or current expectations or projections with respect to our future operations, performance or position. Such forward-looking statements are not guarantees of future events and involve risks and uncertainties. Actual events and results, including the results of our operations, could differ materially from those anticipated by such forward-looking statements as a result of various factors, including those set forth below and elsewhere in this prospectus and our periodic public filings with the Securities and Exchange Commission.

Risks Related To Our Business

Our drug candidates are in the early stages of clinical testing and we have a history of significant losses and may not achieve or sustain profitability and, as a result, you may lose all or part of your investment.

Our drug candidates are in the early stages of clinical testing and we must conduct significant additional clinical trials before we can seek the regulatory approvals necessary to begin commercial sales of our drugs. We have incurred a substantial accumulated deficit since our inception in 1970. As of August 31, 2005, our accumulated deficit was $23,547,448. Our losses have primarily resulted from significant costs associated with the research and development relating to our cell line and other operating costs. We expect to incur increasing losses for at least several years, as we continue our research activities and conduct development of, and seek regulatory approvals for, our drug candidates, and commercialize any approved drugs. If our drug candidates fail in clinical trials or do not gain regulatory approval, or if our drugs do not achieve market acceptance, we will not be profitable. If we fail to become and remain profitable, or if we are unable to fund our continuing losses, you could lose all or part of your investment.

We are subject to a variety of general business risks.

The Company will be subject to the risks inherent in the ownership and operation of a research and development biotechnology venture such as regulatory setbacks and delays, fluctuations in expenses, competition from other biotechnology ventures and pharmaceutical companies, the general strength of regional and national economies, and governmental regulation. The Company's products may fail to advance due to inadequate therapeutic efficacy, adverse effects, inability to finance clinical trials or other regulatory or commercial setbacks. Because certain costs of the Company will not generally decrease with decreases in financing capital or revenues, the cost of operating the Company may exceed the income there from. No representation or warranty can be made that the Company will be profitable or will be able to generate sufficient working capital.

If we do not obtain adequate financing to fund our future research and development and operations, we may not be able to successfully implement our business plan.

We have in the past increased, and plan to increase further, our operating expenses in order to fund higher levels of product development, undertake and complete the regulatory approval process, and increase our administrative resources in anticipation of future growth. We plan to increase our administrative resources to support the hiring of additional employees that will enable us to expand our research and product development capacity. We intend to finance our operations with revenues from royalties generated from the licensing of our technology, by selling capital stock to investors, through new strategic alliances, and by acquiring or merging with companies that generate revenues and positive cash flows and use of such cash flows and continuing to use our common stock to pay for consulting and professional services.

We also anticipate the need for additional financing in the future in order to fund continued research and development and to respond to competitive pressures. We anticipate that our future cash requirements may be fulfilled by potential direct product sales, the sale of additional equity securities, debt financing and/or the sale or licensing of our technologies. We cannot guarantee, however, that enough future funds will be generated from operations or from the aforementioned or other potential sources. Although we raised gross proceeds of $4 million in February 2005, in a private placement, we do not have any binding commitment with regard to future financing. If adequate funds are not available or are not available on acceptable terms, we may be unable to fund expansion, develop new or enhance existing products and services or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations and financial condition.

If we finance our operations by acquiring other companies using our common stock, the issuance of such shares could adversely affect our stock price and dilute your ownership percentage.

If we acquire profitable, revenue generating companies as a means of financing our operations, we will likely need to issue a substantial number of shares of our common stock to do so, which would dilute the percentage ownership of our other shareholders and may adversely affect the price of our stock.

If our ownership interest in Xenogenics continues to decline, the value of your investment in our company could be adversely affected.

During the past several years, our ownership interest in Xenogenics has decreased from 100% in 1997 to the current 56.4%. The decrease in our ownership percentage is due to our having sold equity in Xenogenics in an effort to raise capital to fund Xenogenics' continuing research and development and operations. Although we do not have any future plans to sell any additional equity in Xenogenics, circumstances may arise in which the sale of equity in Xenogenics is the only way we can raise the capital necessary to keep Xenogenics operational. The sale of additional equity in Xenogenics, by diluting our ownership interest in Xenogenics could adversely affect the value of your investment in our common stock.

We have never generated, and may never generate, revenues from commercial sales of our drugs and we may not have drugs to market for at least several years, if ever.

We currently have no drugs for sale and we cannot guarantee that we will ever have marketable drugs. We must demonstrate that our drug candidates satisfy rigorous standards of safety and efficacy to the Food and Drug Administration, or FDA, and other regulatory authorities in the United States and abroad. We and our partners will need to conduct significant additional research and preclinical and clinical testing before we or our partners can file applications with the FDA or other regulatory authorities for approval of our drug candidates. In addition, to compete effectively, our drugs must be easy to use, cost-effective and economical to manufacture on a commercial scale, compared to other therapies available for the treatment of the same conditions. We may not achieve any of these objectives. We cannot be certain that the clinical development of our drug candidates in preclinical testing or clinical development will be successful, that they will receive the regulatory approvals required to commercialize them, or that any of our other research programs will yield a drug candidate suitable for entry into clinical trials. We do not expect any of our drug candidates to be commercially available for several years, if at all. The development of one or more of these drug candidates may be discontinued at any stage of our clinical trials programs and we may not generate revenue from any of drug candidates.

Clinical trials may fail to demonstrate the desired safety and efficacy of our drug candidates, which could prevent or significantly delay completion of clinical development and regulatory approval.

Prior to receiving approval to commercialize any of our drug candidates, we must demonstrate with substantial evidence from well-controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities in the United States and abroad, that such drug candidate is both sufficiently safe and effective. Before we can commence clinical trials, we must demonstrate through preclinical studies satisfactory product chemistry, formulation, stability and toxicity levels in order to file an investigational new drug application, or IND, (or the foreign equivalent of an IND) to commence clinical trials. In clinical trials we will need to demonstrate efficacy for the treatment of specific indications and monitor safety throughout the clinical development process. Long-term safety and efficacy have not yet been demonstrated in clinical trials for any of our drug candidates, and satisfactory chemistry, formulation, stability and toxicity levels have not yet been demonstrated for our drug candidates or compounds that are currently the subject of preclinical studies. If our preclinical studies, clinical trials or future clinical trials are unsuccessful, our business and reputation will be harmed and our stock price will be negatively affected.

All of our drug candidates are prone to the risks of failure inherent in drug development. Preclinical studies may not yield results that would satisfactorily support the filing of an IND or comparable regulatory filing abroad with respect to our drug candidates, and, even if these applications would be or have been filed with respect to our drug candidates, the results of preclinical studies do not necessarily predict the results of clinical trials. Similarly, early-stage clinical trials do not predict the results of later-stage clinical trials, including the safety and efficacy profiles of any particular drug candidate. In addition, there can be no assurance that the design of our clinical trials is focused on appropriate disease types, patient populations, dosing regimens or other variables which will result in obtaining the desired efficacy data to support regulatory approval to commercialize the drug. Even if we believe the data collected from clinical trials of our drug candidates are promising, such data may not be sufficient to support approval by the FDA or any other United States or foreign regulatory authority. Preclinical and clinical data can be interpreted in different ways. Accordingly, FDA officials or officials from foreign regulatory authorities could interpret the data in different ways than we or our partners do, which could delay, limit or prevent regulatory approval.

Administering any of our drug candidates or potential drug candidates that are the subject of preclinical studies to animals may produce undesirable side effects, also known as adverse effects. Toxicities and adverse effects that we have observed in preclinical studies for some compounds in a particular research and development program may occur in preclinical studies or clinical trials of other compounds from the same program. Such toxicities or adverse effects could delay or prevent the filing of an IND or comparable regulatory filing abroad with respect to such drug candidates or potential drug candidates or cause us to cease clinical trials with respect to any drug candidate. In clinical trials, administering any of our drug candidates to humans may produce adverse effects. These adverse effects could interrupt, delay or halt clinical trials of our drug candidates and could result in the FDA or other regulatory authorities denying approval of our drug candidates for any or all targeted indications. The FDA, other regulatory authorities, our partners or we may suspend or terminate clinical trials at any time. Even if one or more of our drug candidates were approved for sale, the occurrence of even a limited number of toxicities or adverse effects when used in large populations may cause the FDA to impose restrictions on, or prevent, the further marketing of such drugs. Indications of potential adverse effects or toxicities which may occur in clinical trials and which we believe are not significant during the course of such trials may later turn out to actually constitute serious adverse effects or toxicities when a drug has been used in large populations or for extended periods of time. Any failure or significant delay in completing preclinical studies or clinical trials for our drug candidates, or in receiving and maintaining regulatory approval for the sale of any drugs resulting from our drug candidates, may severely harm our reputation and business.

Clinical trials are expensive, time consuming and subject to delay.

Clinical trials are very expensive and difficult to design and implement, in part because they are subject to rigorous requirements. The clinical trial process is also time consuming. According to industry sources, the entire drug development and testing process takes on average 12 to 15 years. According to industry studies, the fully capitalized resource cost of new drug development averages approximately $800 million; however, individual trials and individual drug candidates may incur a range of costs above or below this average. We estimate that clinical trials of our most advanced drug candidates will continue for several years, but may take significantly longer to complete. The commencement and completion of our clinical trials could be delayed or prevented by several factors, including, but not limited to:

•	delays in obtaining regulatory approvals to commence a clinical trial;
•	delays in identifying and reaching agreement on acceptable terms with prospective clinical trial sites;
•	slower than expected rates of patient recruitment and enrollment, including as a result of the introduction of alternative therapies or drugs by others;
•	lack of effectiveness during clinical trials;
•	unforeseen safety issues;
•	adequate supply of clinical trial material;
•	uncertain dosing issues;
•	introduction of new therapies or changes in standards of practice or regulatory guidance that render our clinical trial endpoints or the targeting of our proposed indications obsolete;
•	inability to monitor patients adequately during or after treatment; and
•	inability or unwillingness of medical investigators to follow our clinical protocols.

We do not know whether planned clinical trials will begin on time, will need to be restructured or will be completed on schedule, if at all. Significant delays in clinical trials will impede our ability to commercialize our drug candidates and generate revenue and could significantly increase our development costs.

If we fail to enter into and maintain successful strategic alliances for certain of our drug candidates, we may have to reduce or delay our drug candidate development or increase our expenditures.

Our strategy for developing, manufacturing and commercializing certain of our drug candidates may require us to enter into and successfully maintain strategic alliances with pharmaceutical companies or other industry participants to advance our programs and reduce our expenditures on each program. However, we may not be able to negotiate additional strategic alliances on acceptable terms, if at all. If we are not able to maintain our existing strategic alliances or establish and maintain additional strategic alliances, we may have to limit the size or scope of, or delay, one or more of our drug development programs or research programs or undertake and fund these programs ourselves. If we elect to increase our expenditures to fund drug development programs or research programs on our own, we will need to obtain additional capital, which may not be available on acceptable terms, or at all.

The success of our development efforts depends in part on the performance of our research alliances partners, over which we may have little or no control.

Our ability to commercialize drugs that we develop with our partners and that generate royalties from product sales depends on our partners' abilities to assist us in establishing the safety and efficacy of our drug candidates, obtaining and maintaining regulatory approvals and achieving market acceptance of the drugs once commercialized. Our partners may elect to delay or terminate development of one or more drug candidates, independently develop drugs that could compete with ours or fail to commit sufficient resources to the marketing and distribution of drugs developed through their strategic alliances with us. Our partners may not proceed with the development and commercialization of our drug candidates with the same degree of urgency as we would because of other priorities they face. If our partners fail to perform as we expect, our potential for revenue from drugs developed through our strategic alliances, if any, could be dramatically reduced.

Our proprietary rights may not adequately protect our technologies and drug candidates.

Our commercial success will depend in part on our obtaining and maintaining patent protection and trade secret protection of our technologies and drug candidates as well as successfully defending these patents against third-party challenges. We will only be able to protect our technologies and drug candidates from unauthorized use by third parties to the extent that valid and enforceable patents or trade secrets cover them. Furthermore, the degree of future protection of our proprietary rights is uncertain because legal means afford only limited protection and may not adequately protect our rights or permit us to gain or keep our competitive advantage.

The patent positions of life sciences companies can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies' patents has emerged to date in the United States. The patent situation outside the United States is even more uncertain. Changes in either the patent laws or in interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced in our patents or in third-party patents. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications and issued patents;
•	we or our licensors might not have been the first to file patent applications for these inventions;
•	others may independently develop similar or alternative technologies or duplicate any of our technologies;
•	it is possible that none of our pending patent applications or the pending patent applications of our licensors will result in issued patents;
•

our issued patents and issued patents of our licensors may not provide a basis for commercially viable drugs, or may not provide us with any competitive advantages, or may be challenged and invalidated by third parties; and

•	we may not develop additional proprietary technologies or drug candidates that are patentable.

We also rely on trade secrets to protect our technology, especially where we believe patent protection is not appropriate or obtainable. However, trade secrets are difficult to protect. While we use reasonable efforts to protect our trade secrets, our or our strategic partners' employees, consultants, contractors or scientific and other advisors may unintentionally or willfully disclose our information to competitors. If we were to enforce a claim that a third party had illegally obtained and was using our trade secrets, our enforcement efforts would be expensive and time consuming, and the outcome would be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Moreover, if our competitors independently develop equivalent knowledge, methods and know-how, it will be more difficult for us to enforce our rights and our business could be harmed.

If we are not able to defend the patent or trade secret protection position of our technologies and drug candidates, then we will not be able to exclude competitors from developing or marketing competing drugs, and we may not generate enough revenue from product sales to justify the cost of development of our drugs and to achieve or maintain profitability.

If we are sued for infringing intellectual property rights of third parties, such litigation will be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business.

Our ability to commercialize drugs depends on our ability to sell such drugs without infringing the patents or other proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the areas that we are exploring. In addition, because patent applications can take several years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that our drug candidates may infringe. There could also be existing patents of which we are not aware that our drug candidates may inadvertently infringe.

Future products of ours may be impacted by patents of companies engaged in competitive programs with significantly greater resources. Further development of these products could be impacted by these patents and result in the expenditure of significant legal fees.

If a third party claims that our actions infringe on their patents or other proprietary rights, we could face a number of issues that could seriously harm our competitive position, including, but not limited to:

•

infringement and other intellectual property claims that, with or without merit, can be costly and time consuming to litigate and can delay the regulatory approval process and divert management's attention from our core business strategy;

•	substantial damages for past infringement which we may have to pay if a court determines that our drugs or technologies infringe upon a competitor's patent or other proprietary rights;
•	a court prohibiting us from selling or licensing our drugs or technologies unless the holder licenses the patent or other proprietary rights to us, which it is not required to do; and
•	if a license is available from a holder, we may have to pay substantial royalties or grant cross licenses to our patents or other proprietary rights.

We may become involved in disputes with our strategic partners over intellectual property ownership, and publications by our research collaborators and scientific advisors could impair our ability to obtain patent protection or protect our proprietary information, which, in either case, would have a significant impact on our business.

Inventions discovered under our strategic alliance agreements become jointly owned by our strategic partners and us in some cases, and the exclusive property of one of us in other cases. Under some circumstances, it may be difficult to determine who owns a particular invention, or whether it is jointly owned, and disputes could arise regarding ownership of those inventions. These disputes could be costly and time consuming, and an unfavorable outcome would have a significant adverse effect on our business if we were not able to protect or license rights to these inventions. In addition, our research collaborators and scientific advisors have contractual rights to publish our data and other proprietary information, subject to our prior review. Publications by our research collaborators and scientific advisors containing such information, either with our permission or in contravention of the terms of their agreements with us, may impair our ability to obtain patent protection or protect our proprietary information, which could significantly harm our business.

To the extent we elect to fund the development of a drug candidate or the commercialization of a drug at our expense, we will need substantial additional funding.

The discovery, development and commercialization of drugs is costly. As a result, to the extent we elect to fund the development of a drug candidate or the commercialization of a drug at our expense, we will need to raise additional capital to:

•	expand our research and development and technologies;
•	fund clinical trials and seek regulatory approvals;
•	build or access manufacturing and commercialization capabilities;
•	implement additional internal systems and infrastructure;
•	maintain, defend and expand the scope of our intellectual property; and
•	hire and support additional management and scientific personnel.

Our future funding requirements will depend on many factors, including, but not limited to:

•	the rate of progress and cost of our clinical trials and other research and development activities;
•	the costs and timing of seeking and obtaining regulatory approvals;
•	the costs associated with establishing manufacturing and commercialization capabilities;
•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	the costs of acquiring or investing in businesses, products and technologies;
•	the effect of competing technological and market developments; and
•	the payment and other terms and timing of any strategic alliance, licensing or other arrangements that we may establish.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings and strategic alliances. We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs or future commercialization initiatives.

We have limited capacity to carry out our own clinical trials in connection with the development of our drug candidates and potential drug candidates, and to the extent we elect to develop a drug candidate without a strategic partner we will need to expand our development capacity, and we will require additional funding.

The development of drug candidates is complicated, and requires resources and experience for which we currently have limited resources. To the extent we conduct clinical trials for a drug candidate without support from a strategic partner we will need to develop additional skills, technical expertise and resources necessary to carry out such development efforts on our own or through the use of other third parties, such as contract research organizations, or CROs.

If we utilize CROs, we will not have control over many aspects of their activities, and will not be able to fully control the amount or timing of resources that they devote to our programs. These third parties also may not assign as high a priority to our programs or pursue them as diligently as we would if we were undertaking such programs ourselves, and therefore may not complete their respective activities on schedule. CROs may also have relationships with our competitors and potential competitors, and may prioritize those relationships ahead of their relationships with us. Typically, we would prefer to qualify more than one vendor for each function performed outside of our control, which could be time consuming and costly. The failure of CROs to carry out development efforts on our behalf according to our requirements and FDA or other regulatory agencies' standards, or our failure to properly coordinate and manage such efforts, could increase the cost of our operations and delay or prevent the development, approval and commercialization of our drug candidates.

If we fail to develop additional skills, technical expertise and resources necessary to carry out the development of our drug candidates, or if we fail to effectively manage our CROs carrying out such development, the commercialization of our drug candidates will be delayed or prevented.

We currently have no marketing or sales staff, and if we are unable to enter into or maintain strategic alliances with marketing partners or if we are unable to develop our own sales and marketing capabilities, we may not be successful in commercializing our potential drugs.

We currently have no sales, marketing or distribution capabilities. To commercialize our products or drugs that we determine not to market on our own, we will depend on strategic alliances with third parties, which have established distribution systems and direct sales forces. If we are unable to enter into such arrangements on acceptable terms, we may not be able to successfully commercialize such products or drugs. If we decide to commercialize products or drugs on our own, we will need to establish our own specialized sales force and marketing organization with technical expertise and with supporting distribution capabilities. Developing such an organization is expensive and time consuming and could delay a product launch. In addition, we may not be able to develop this capacity efficiently, or at all, which could make us unable to commercialize our products and drugs.

To the extent that we are not successful in commercializing any products or drugs ourselves or through a strategic alliance, our product revenues will suffer, we will incur significant additional losses and the price of our common stock will be negatively affected.

We have no manufacturing capacity and depend on our partners or contract manufacturers to produce our products and clinical trial drug supplies for each of our drug candidates and potential drug candidates, and anticipate continued reliance on contract manufacturers for the development and commercialization of our potential products and drugs.

We do not currently operate manufacturing facilities for clinical or commercial production of our drug candidates or potential drug candidates that are under development. We have no experience in drug formulation or manufacturing, and we lack the resources and the capabilities to manufacture any of our drug candidates on a clinical or commercial scale. We anticipate reliance on a limited number of contract manufacturers. Any performance failure on the part of our contract manufacturers could delay clinical development or regulatory approval of our drug candidates or commercialization of our drugs, producing additional losses and depriving us of potential product revenues.

Our products and drug candidates require precise, high quality manufacturing. Our failure or our contract manufacturer's failure to achieve and maintain high manufacturing standards, including the incidence of manufacturing errors, could result in patient injury or death, product recalls or withdrawals, delays or failures in product testing or delivery, cost overruns or other problems that could seriously hurt our business. Contract manufacturers often encounter difficulties involving production yields, quality control and quality assurance, as well as shortages of qualified personnel. These manufacturers are subject to ongoing periodic unannounced inspection by the FDA, the U.S. Drug Enforcement Agency and other regulatory agencies to ensure strict compliance with current good manufacturing practices and other applicable government regulations and corresponding foreign standards; however, we do not have control over contract manufacturers' compliance with these regulations and standards. If one of our contract manufacturers fails to maintain compliance, the production of our drug candidates could be interrupted, resulting in delays, additional costs and potentially lost revenues. Additionally, our contract manufacturer must pass a preapproval inspection before we can obtain marketing approval for any of our drug candidates in development.

If the FDA or other regulatory agencies approve any of our products or our drug candidates for commercial sale, we will need to manufacture them in larger quantities. Significant scale-up of manufacturing may require additional validation studies, which the FDA must review and approve. If we are unable to successfully increase the manufacturing capacity for a product or drug candidate, the regulatory approval or commercial launch of any related products or drugs may be delayed or there may be a shortage in supply. Even if any contract manufacturer makes improvements in the manufacturing process for our products and drug candidates, we may not own, or may have to share, the intellectual property rights to such improvements.

In addition, our contract manufacturers may not perform as agreed or may not remain in the contract manufacturing business for the time required to successfully produce, store and distribute our products and drug candidates. In the event of a natural disaster, business failure, strike or other difficulty, we may be unable to replace such contract manufacturer in a timely manner and the production of our products or drug candidates would be interrupted, resulting in delays and additional costs.

Switching manufacturers may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer prior to manufacturing our products or drug candidates. Such approval would require new testing and compliance inspections. In addition, a new manufacturer would have to be educated in, or develop substantially equivalent processes for, production of our drug candidates after receipt of FDA approval. It may be difficult or impossible for us to find a replacement manufacturer on acceptable terms quickly, or at all.

We expect to expand our development, clinical research and marketing capabilities, and as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to those drug candidates that we elect to develop or commercialize independently or together with a partner. To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel. Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel. The physical expansion of our operations may lead to significant costs and may divert our management and business development resources. Any inability to manage growth could delay the execution of our business plans or disrupt our operations.

The failure to attract and retain skilled personnel could impair our drug development and commercialization efforts.

Our performance is substantially dependent on the performance of our senior management and key scientific and technical personnel. The employment of these individuals and our other personnel is terminable at will with short or no notice. The loss of the services of any member of our senior management, scientific or technical staff may significantly delay or prevent the achievement of drug development and other business objectives by diverting management's attention to transition matters and identification of suitable replacements, and could have a material adverse effect on our business, operating results and financial condition. We also rely on consultants and advisors to assist us in formulating our research and development strategy. All of our consultants and advisors are either self-employed or employed by other organizations, and they may have conflicts of interest or other commitments, such as consulting or advisory contracts with other organizations, that may affect their ability to contribute to us. In addition, we believe that we will need to recruit additional executive management and scientific and technical personnel. There is currently intense competition for skilled executives and employees with relevant scientific and technical expertise, and this competition is likely to continue. Our inability to attract and retain sufficient scientific, technical and managerial personnel could limit or delay our product development efforts, which would adversely affect the development of our products and drug candidates and commercialization of our products and potential drugs and growth of our business.

Risks Related to Our Industry

Our competitors may develop products and drugs that are less expensive, safer, or more effective, which may diminish or eliminate the commercial success of any drugs that we may commercialize.

We compete with companies that are also developing alternative products and drug candidates. Our competitors may:

•	develop products and drug candidates and market products and drugs that are less expensive or more effective than our future drugs;
•	commercialize competing products and drugs before we or our partners can launch any products and drugs developed from our drug candidates;
•	obtain proprietary rights that could prevent us from commercializing our products;
•	initiate or withstand substantial price competition more successfully than we can;
•	have greater success in recruiting skilled scientific workers from the limited pool of available talent;
•	more effectively negotiate third-party licenses and strategic alliances;
•	take advantage of acquisition or other opportunities more readily than we can;
•

develop products and drug candidates and market products and drugs that increase the levels of safety or efficacy or alter other product and drug candidate profile aspects that our products and drug candidates need to show in order to obtain regulatory approval; and

•	introduce technologies or market products and drugs that render the market opportunity for our potential products and drugs obsolete.

We will compete for market share against large pharmaceutical and biotechnology companies and smaller companies that are collaborating with larger pharmaceutical companies, new companies, academic institutions, government agencies and other public and private research organizations. Many of these competitors, either alone or together with their partners, may develop new products and drug candidates that will compete with ours, as these competitors may, and in certain cases do, operate larger research and development programs or have substantially greater financial resources than we do. Our competitors may also have significantly greater experience in:

•	developing products and drug candidates;
•	undertaking preclinical testing and clinical trials;
•	building relationships with key customers and opinion-leading physicians;
•	obtaining and maintaining FDA and other regulatory approvals;
•	formulating and manufacturing; and
•	launching, marketing and selling products and drugs.

If our competitors market products and drugs that are less expensive, safer or more efficacious than our potential products and drugs, or that reach the market sooner than our potential products and drugs, we may not achieve commercial success. In addition, the life sciences industry is characterized by rapid technological change. Because our research approach integrates many technologies, it may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change we may be unable to compete effectively. Our competitors may render our technologies obsolete by advances in existing technological approaches or the development of new or different approaches, potentially eliminating the advantages in our drug discovery process that we believe we derive from our research approach and proprietary technologies.

The regulatory approval process is expensive, time consuming and uncertain and may prevent us from obtaining approvals for the commercialization of some or all of our products and drug candidates.

The research, testing, manufacturing, selling and marketing of drug candidates are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries, which regulations differ from country to country. We may not market our potential drugs in the United States until we receive approval of an NDA from the FDA. Obtaining an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with the FDA and other applicable foreign and United States regulatory requirements may subject us to administrative or judicially imposed sanctions. These include warning letters, civil and criminal penalties, injunctions, product seizure or detention, product recalls, total or partial suspension of production, and refusal to approve pending NDAs, or supplements to approved NDAs.

Regulatory approval of an NDA or NDA supplement is never guaranteed, and the approval process typically takes several years and is extremely expensive. The FDA also has substantial discretion in the drug approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional preclinical testing and clinical trials. The number and focus of preclinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including:

•	a drug candidate may not be safe or effective;
•	FDA officials may not find the data from preclinical testing and clinical trials sufficient;
•	the FDA might not approve our or our contract manufacturer's processes or facilities; or
•	the FDA may change its approval policies or adopt new regulations.

The use of immortalized hepatocytes for drug discovery purposes does not require FDA approval.

The Sybiol synthetic bio-liver device will be classified as a "biologic" regulated under the Public Health Service Act and the Food, Drug and Cosmetic Act. The use of human immortalized liver cells for this application will also be regulated by the FDA. We have not yet begun the regulatory approval process for our Sybiol® biosynthetic liver device with the FDA. We may, when adequate funding and resources are available, begin the approval process. If we are able to validate the device design, then we currently plan to find a partner to take the project forward. Before human studies may begin, the cells provided for the system will be subjected to the same scrutiny as the Sybiol device. We will need to demonstrate sufficient process controls to meet strict standards for a complex medical system. This means the cell production facility will need to meet the same Good Manufacturing Practice ("GMP") standards as those pertaining to a pharmaceutical company.

If we receive regulatory approval, we will also be subject to ongoing FDA obligations and continued regulatory review, such as continued safety reporting requirements, and we may also be subject to additional FDA post-marketing obligations, all of which may result in significant expense and limit our ability to commercialize our potential drugs.

Any regulatory approvals that we or our partners receive for our drug candidates may also be subject to limitations on the indicated uses for which the drug may be marketed or contain requirements for potentially costly post-marketing follow-up studies. In addition, if the FDA approves any of our drug candidates, the labeling, packaging, adverse event reporting, storage, advertising, promotion and record-keeping for the drug will be subject to extensive regulatory requirements. The subsequent discovery of previously unknown problems with the drug, including adverse events of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

The FDA's policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our drug candidates. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our drugs and our business could suffer.

If physicians and patients do not accept our drugs, we may be unable to generate significant revenue, if any.

Even if our drug candidates obtain regulatory approval, resulting drugs, if any, may not gain market acceptance among physicians, healthcare payors, patients and the medical community. Even if the clinical safety and efficacy of drugs developed from our drug candidates are established for purposes of approval, physicians may elect not to recommend these drugs for a variety of reasons including, but not limited to:

•	timing of market introduction of competitive drugs;
•	clinical safety and efficacy of alternative drugs or treatments;
•	cost-effectiveness;
•	availability of reimbursement from health maintenance organizations and other third-party payors;
•	convenience and ease of administration;
•	prevalence and severity of adverse side effects;
•	other potential disadvantages relative to alternative treatment methods; and
•	insufficient marketing and distribution support.

If our drugs fail to achieve market acceptance, we may not be able to generate significant revenue and our business would suffer.

The coverage and reimbursement status of newly approved drugs is uncertain and failure to obtain adequate coverage and reimbursement could limit our ability to market any drugs we may develop and decrease our ability to generate revenue.

There is significant uncertainty related to the coverage and reimbursement of newly approved drugs. The commercial success of our potential drugs in both domestic and international markets is substantially dependent on whether third-party coverage and reimbursement is available for the ordering of our potential drugs by the medical profession for use by their patients. Medicare, Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of new drugs, and, as a result, they may not cover or provide adequate payment for our potential drugs. They may not view our potential drugs as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our potential drugs to be marketed on a competitive basis. Likewise, legislative or regulatory efforts to control or reduce healthcare costs or reform government healthcare programs could result in lower prices or rejection of coverage for our potential drugs. Changes in coverage and reimbursement policies or healthcare cost containment initiatives that limit or restrict reimbursement for our drugs may cause our revenue to decline.

We may be subject to costly product liability claims and may not be able to obtain adequate insurance.

If we conduct clinical trials in humans, we face the risk that the use of our drug candidates will result in adverse effects. We cannot predict the possible harms or side effects that may result from our clinical trials. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limit of, our insurance coverage.

In addition, once we have commercially launched drugs based on our drug candidates, we will face exposure to product liability claims. This risk exists even with respect to those drugs that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA. We intend to secure limited product liability insurance coverage, but may not be able to obtain such insurance on acceptable terms with adequate coverage, or at reasonable costs. There is also a risk that third parties that we have agreed to indemnify could incur liability. Even if we were ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources and may create adverse publicity, all of which would impair our ability to generate sales of the affected product as well as our other potential drugs. Moreover, product recalls may be issued at our discretion or at the direction of the FDA, other governmental agencies or other companies having regulatory control for drug sales. If product recalls occur, such recalls are generally expensive and often have an adverse effect on the image of the drugs being recalled as well as the reputation of the drug's developer or manufacturer.

We may be subject to damages resulting from claims that our employees or we have wrongfully used or disclosed alleged trade secrets of their former employers.

Many of our employees were previously employed at universities or other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no such claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper or prevent our ability to commercialize certain potential drugs, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

We use hazardous chemicals and radioactive and biological materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development processes involve the controlled use of hazardous materials, including chemicals and radioactive and biological materials. Our operations produce hazardous waste products. We cannot eliminate the risk of accidental contamination or discharge and any resultant injury from those materials. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of hazardous materials. We may be sued for any injury or contamination that results from our use or the use by third parties of these materials. Compliance with environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts.

In addition, our partners may use hazardous materials in connection with our strategic alliances. To our knowledge, their work is performed in accordance with applicable biosafety regulations. In the event of a lawsuit or investigation, however, we could be held responsible for any injury caused to persons or property by exposure to, or release of, these hazardous materials used by these parties. Further, we may be required to indemnify our partners against all damages and other liabilities arising out of our development activities or drugs produced in connection with these strategic alliances.

Risks Related To Our Common Stock

We expect that our stock price will fluctuate significantly, and you may not be able to resell your shares at or above your investment price.

The market price of our common stock, as well as the market prices of securities of companies in the life sciences and biotechnology sectors generally, have been highly volatile and are likely to continue to be highly volatile. While the reasons for the volatility of the market price of our common stock and its trading volume are sometimes unknown, in general the market price of our common stock may be significantly impacted by many factors, including, but not limited to:

•	results from, and any delays in, the clinical trials programs for our products and drug candidates;
•	delays in or discontinuation of the development of any of our products and drug candidates;
•	failure or delays in entering additional drug candidates into clinical trials;
•	failure or discontinuation of any of our research programs;
•	delays or other developments in establishing new strategic alliances;
•	announcements concerning our existing or future strategic alliances;
•	issuance of new or changed securities analysts' reports or recommendations;
•	market conditions in the pharmaceutical and biotechnology sectors;
•	actual or anticipated fluctuations in our quarterly financial and operating results;
•

the exercise of outstanding options and warrants, the conversion of outstanding Series I convertible preferred stock and debt and the issuance of additional options, warrants, preferred stock and convertible debt;

•	developments or disputes concerning our intellectual property or other proprietary rights;
•	introduction of technological innovations or new commercial products by us or our competitors;
•	issues in manufacturing our drug candidates or drugs;
•	market acceptance of our products and drugs;
•	third-party healthcare reimbursement policies;
•	FDA or other United States or foreign regulatory actions affecting us or our industry;
•	litigation or public concern about the safety of our products, drug candidates or drugs;
•	additions or departures of key personnel; and
•	volatility in the stock prices of other companies in our industry.

These and other external factors may cause the market price and demand for our common stock to fluctuate substantially, which may limit or prevent investors from readily selling their shares of common stock and may otherwise negatively affect the liquidity of our common stock. In addition, when the market price of a stock has been volatile, holders of that stock have instituted securities class action litigation against the company that issued the stock. If any of our stockholders brought a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management.

Our common stock is subject to penny stock regulation, which may affect its liquidity.

Our common stock is subject to regulations of the Securities and Exchange Commission (the "Commission") relating to the market for penny stocks. Penny stock, as defined by the Penny Stock Reform Act, is any equity security not traded on a national securities exchange or quoted on the NASDAQ National Market or SmallCap Market that has a market price of less than $5.00 per share. The penny stock regulations generally require that a disclosure schedule explaining the penny stock market and the risks associated therewith be delivered to purchasers of penny stocks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. The broker-dealer must make a suitability determination for each purchaser and receive the purchaser's written agreement prior to the sale. In addition, the broker-dealer must make certain mandated disclosures, including the actual sale or purchase price and actual bid offer quotations, as well as the compensation to be received by the broker-dealer and certain associated persons. The regulations applicable to penny stocks may severely affect the market liquidity for our common stock and could limit your ability to sell your securities in the secondary market.

It is anticipated that dividends will not be paid in the foreseeable future.

The Company does not intend to pay dividends on its common stock in the foreseeable future. There can be no assurance that the operation of the Company will result in sufficient revenues to enable the Company to operate at profitable levels or to generate positive cash flows. Further, dividend policy is subject to the discretion of the Company's Board of Directors and will depend on, among other things, the Company's earnings, financial condition, capital requirements and other factors.

Our common stock is thinly traded and there may not be an active, liquid trading market for our common stock.

There is no guarantee that an active trading market for our common stock will be maintained on Nasdaq, or that the volume of trading will be sufficient to allow for timely trades. Investors may not be able to sell their shares quickly or at the latest market price if trading in our stock is not active or if trading volume is limited. In addition, if trading volume in our common stock is limited, trades of relatively small numbers of shares may have a disproportionate effect on the market price of our common stock.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that are based upon current expectations within the meaning of the Private Securities Reform Act of 1995. It is our intent that such statements be protected by the safe harbor created thereby. Forward-looking statements involve risks and uncertainties and our actual results and the timing of events may differ significantly from the results discussed in the forward-looking statements. Examples of such forward-looking statements include, but are not limited to, statements about or relating to: the initiation, progress, timing, scope and anticipated date of completion of preclinical research, clinical trials and development for our drug candidates and potential drug candidates by ourselves or our partners, including the dates of initiation and completion of patient enrollment, and numbers of patients enrolled and sites utilized for clinical trials; the size or growth of expected markets for our potential drugs; our plans or ability to commercialize drugs, with or without a partner; market acceptance of our potential drugs; increasing losses, costs, expenses and expenditures; the sufficiency of existing resources to fund our operations; expansion of our research and development programs and the scope and size of research and development efforts; potential competitors; our estimates of future financial performance; our estimates regarding anticipated operating losses, capital requirements and our needs for additional financing; future payments under lease obligations and equipment financing lines; expected future sources of revenue and capital; our plans to obtain limited product liability insurance; protection of our intellectual property; and increasing the number of our employees and recruiting additional key personnel.

Such forward-looking statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, obtaining regulatory approval, and undertaking production and marketing of our drug candidates; difficulties or delays in patient enrollment for our clinical trials; unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates that could slow or prevent product approval (including the risk that current and past results of clinical trials or preclinical studies are not indicative of future results of clinical trials); activities and decisions of, and market conditions affecting current and future strategic partners; pricing pressures; accurately forecasting operating and clinical trial costs; uncertainties of litigation and other business conditions; our ability to obtain additional financing if necessary; changing standards of care and the introduction of products by competitors or alternative therapies for the treatment of indications we target; the uncertainty of protection for our intellectual property or trade secrets, through patents or otherwise; and potential infringement of the intellectual property rights or trade secrets of third parties. In addition such statements are subject to the risks and uncertainties discussed in the "Risk Factors" section and elsewhere in this document.

USE OF PROCEEDS

We will not receive proceeds from the resale of our common stock by the selling stockholder. We may receive proceeds from the exercise of the warrants held by the selling stockholders, although some warrants may be exercised on a cashless basis. We intend to use any of the proceeds received from the exercise of warrants held by the selling stockholders for working capital purposes. Pending the use of any such proceeds, we intend to invest these funds in short-term, interest bearing investment-grade securities.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is traded on the OTC Bulletin Board under the symbol MCET.OB. Our stock is considered penny stock and is, therefore, subject to the Securities Enforcement Remedies and Penny Stock Reform Act of 1990. Penny stock is defined as any equity security not traded on a national stock exchange or quoted on NASDAQ and that has a market price of less than $5.00 per share. Additional disclosure is required in connection with any trades involving a stock defined as a penny stock (subject to certain exceptions); including the delivery, prior to any such transaction, of a disclosure schedule explaining the penny stock market and the associated risks. Broker-dealers who recommend such low-priced securities to persons other than established customers and accredited investors satisfy special sales practice requirements, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction.

The table below gives the range of high and low bid prices of our common stock for the fiscal years ended November 30, 2005 and November 30, 2004 based on information provided by the OTC Bulletin Board. Such over-the-counter market quotations reflect inter-dealer prices, without mark-up, mark-down or commissions and may not necessarily represent actual transactions or a liquid trading market.

Fiscal Year Ended November 30, 2005
	High	Low
First quarter	$2.35	$.75
Second quarter	$1.55	$.80
Third quarter	$1.35	$.90
Fourth quarter	$1.00	$.50

Fiscal Year Ended November 30, 2004
	High	Low
First quarter	$3.70	$2.45
Second quarter	$2.80	$1.35
Third quarter	$1.65	$.95
Fourth quarter	$1.35	$.90

Fiscal Year Ended November 30, 2003
	High	Low
First quarter	$.45	$.25
Second quarter	$.40	$.25
Third quarter	$.60	$.45
Fourth quarter	$5.80	$.45

No cash dividends have been paid on our common stock for the 2005 and 2004 fiscal years and no change of this policy is under consideration by the Board of Directors.

The payment of cash dividends in the future will be determined by the Board of Directors in light of conditions then existing, including our Company's earnings, financial requirements, and opportunities for reinvesting earnings, business conditions, and other factors. There are otherwise no restrictions on the payment of dividends. The number of shareholders of record of our Company's Common Stock on December 30, 2005 was 1,256.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

DESCRIPTION OF BUSINESS

About MultiCell Technologies, Inc.

MultiCell Technologies, Inc. ("MultiCell") was incorporated in Delaware on April 28, 1970 as Exten Ventures, Inc., a subsidiary of Exten Industries, Inc. ("Exten"). An agreement of merger between Exten and MultiCell was entered into on March 20, 2004 whereby MultiCell ceased to exist and all of its assets, property, rights and powers, as well as all debts due it, were transferred to and vested in Exten as the surviving corporation. Effective April 1, 2004 Exten changed its name to MultiCell Technologies, Inc. MultiCell operates three subsidiaries, MCT Rhode Island Corp., Xenogenics Corporation ("Xenogenics"), and as of September 2005, MultiCell holds approximately 67% of the outstanding shares (on an as if converted basis) of a newly formed subsidiary, MultiCell Immunotherapeutics, Inc. ("MCTI"). As used herein, the "Company" refers to MultiCell, together with MCT Rhode Island Corp., Xenogenics, and MCTI. Our principal offices are at 701 George Washington Highway, Lincoln, RI 02865. Our telephone number is (401) 333-0610.

Historically, the Company has specialized in developing primary liver cell immortalization technologies to produce cell-based assay systems for use in drug discovery. The Company seeks to become an integrated biopharmaceutical company that will use its proprietary cell-based systems and immune system modulation technologies to discover, develop and commercialize new therapeutics itself and with strategic partners. Following the formation of MultiCell Immunotherapeutics, Inc. during September 2005, the Company is pursuing research and development of therapeutics in addition to continuing to advance its cellular systems business.

Our Therapeutic Programs: MultiCell is utilizing its proprietary technology platforms to discover and develop therapeutics targeting degenerative neurological diseases, including multiple sclerosis, metabolic and endocrinological disorders, including Type-1 diabetes, infectious diseases, including hepatitis, sepsis and influenza and degenerative ocular diseases, including macular degeneration.

Toll-like Receptor and T-Cell Targeting Technology Platform: When humans encounter a pathogen that the body recognizes as foreign, the body's adaptive immune system seeks to neutralize the invader pathogen and rid the body of its presence. Typically, this process occurs in a relatively short period of time. If the body's adaptive immune systems encounters a pathogen it does not recognize, the body's innate immune system is activated to dispense with the pathogen. The innate immune system recognizes generic classes of molecules produced by a variety of disease causing agents and pathogens. When the innate immune system detects such foreign molecules, an inflammatory response is triggered in which certain cells attempt to isolate the invader and halt its spread. The activity of these cells precipitates the redness and swelling at the sight of injuries, and accounts for the fever, body aches, and flu-like symptoms which accompany many types of infections.

Toll-like receptors, or TLRs,, are an ancient family of proteins that mediate the innate immunity in many species from fruit flies to humans. If the TLRs fail, the entire immune system fails leaving a person open to infection. If the TLRs are over stimulated, they can induce disorders marked by chronic inflammation such as arthritis, lupus and even cardiovascular disease.

MultiCell's Toll-like receptor and T-cell targeting technologies are used to study how drug candidates modulate the immune system and suppress the pro-inflammatory response elements common in autoimmune disorders such as Type-1 diabetes and multiple sclerosis, or mobilized during an immune response due to bacterial or viral infections

T-Cell Tolerance Technology Platform: MultiCell's T-cell tolerance technology platform involves the delivery of specific epitopes to the immune system to generate a desired immune response, a process we call Epitope-based T-Cell Immunotherapy ("ETI"). Our ETI technology has the ability to control the magnitude and profile of the immune response, namely immune suppression in the case of an autoimmune disease, or immune stimulation in the case of infectious disease or cancer. The uniqueness of MultiCell's ETI technology is related to the use of a delivery vehicle, namely the use of immunoglobulins that are engineered to bear specific disease-associated epitope peptides "IgPs" or fusion molecules to greatly improve the pharmacokinetics of delivered epitopes to target antigen presenting cells ("APCs") and to regulate the profile of the immune response. Unlike general immunotherapeutics, ETI is intended to selectively affect the T-cell response to disease-associated molecules by specifically targeting the autoaggressive T-lymphocytes, while leaving the rest of the immune system functional. Other technologies have relied upon non-engineered peptides or native protein antigens to modify immune or inflammatory reactions. Some of these competing technologies have been based on the use of live vectors that may trigger deleterious immune responses to vector-associated antigens. These earlier approaches resulted in therapies with limited specificity and reduced efficacy, as well as side effects due to interference with normal immune responses. ETI is an in vivo technology that is applicable to all patient groups and does not require patient-customized processing. In addition, ETI does not involve viral or cell-based vectors, and thus does not elicit the untoward immune responses associated with these vectors.

Type-1 Diabetes Therapeutic Program: Diabetes is the name given to disorders in which the body has trouble regulating its blood glucose, or blood sugar levels. There are two major types of diabetes: Type-1 and Type-2. Type-1 diabetes, also called juvenile diabetes or insulin-dependent diabetes, is a disorder of the body's immune system. Type-1 diabetes occurs when the body's immune system attacks and destroys certain cells in the pancreas, an organ about the size of a hand that is located behind the lower part of the stomach. These cells, known as beta cells, are contained, along with other types of cells, within small islands of endocrine cells called the pancreatic islets. Beta cells normally produce insulin, a hormone that helps the body move the glucose contained in food into cells throughout the body, which the body uses for energy. But when the beta cells are destroyed, no insulin can be produced, and the glucose stays in the blood, where it can cause serious damage to all the organ systems of the body. Roughly 5%-15% of all cases of diabetes are Type 1diabetes. It is the most common metabolic disease of childhood, with a yearly incidence of 15 cases per 100,000 people younger than 18 years. Approximately 1 million Americans have Type-1 diabetes, and physicians diagnose 10,000 new cases every year. Many forms of insulin are used to treat Type-1 diabetes. They are classified by how fast they start to work and how long their effects last. The types of insulin include: rapid-acting, short-acting, intermediate-acting, long-acting, and pre-mixed.

MultiCell's lead drug candidate MCT-275 is indicated for the treatment of Type-1 diabetes. MCT-275 is a chimeric immunoglobulin therapeutic derived using the company's ETI and T-cell tolerance technologies which contains antigenic peptide sequences from GAD 65 and insulin that can be presented on DR4/DQ8 HLA class II molecules. The binding of these epitope bearing immunoglobulins to Fc receptors results in endocytosis allowing the specific peptide to be presented on MHC class II molecules. Because this chimeric immunoglobulin is able to present in the absence of inflammatory signals, MultiCell believes it is likely that the presentation of these peptides on MHC class II molecules will result in anergy in antigen reactive CD4 cells and/or the induction of T regulatory cells. In the case of autoimmune diseases such as Type-1 diabetes, the immune response generated by the fusion proteins located on the chimeric immunoglobulin suppresses the otherwise unwanted T1 cytokine pro-inflammatory response that occurs in autoimmune diseases. MCT-275 will be tested for use in treating Type-1 diabetes and is expected to enter Phase I/II trials in late 2006.

Multiple Sclerosis Therapeutic Program: Multiple Sclerosis, or MS, is an autoimmune disease in which immune cells attack and destroy the myelin sheath which insulates neurons in the brain and spinal cord. When the myelin is destroyed, nerve messages are sent more slowly and less efficiently. Scar tissue then forms over the affected areas, disrupting nerve communication. MS symptoms occur when the brain and spinal cord nerves cease to communicate properly with other parts of the body. Approximately 350,000 individuals have been diagnosed with MS in the United States and more than one million persons worldwide are afflicted with MS. An estimated 10,000 new MS cases are diagnosed in the USA annually. Initial symptoms typically manifest themselves between the ages of 20 and 40; symptoms rarely begin before 15 or after 60. Women are almost twice as likely to get MS as men, especially in their early years. People of northern European heritage are more likely to be affected than people of other racial backgrounds, and MS rates are higher in the United States, Canada, and Northern Europe than in other parts of the world. MS is very rare among Asians, North and South American Indians, and Eskimos. Yearly per patient costs for current MS drugs in the USA are: $20,533 (Rebif® ), $17,827 (Betaseron® ), $16,608 (Avonex® ), and $16,026 (Copaxone® ).

MultiCell is developing its lead drug candidate MCT-175 as a treatment for relapse-remitting multiple sclerosis. MCT-175 was developed using MultiCell's Epitope-based T-cell Immunotherapy, or ETI, technology platform. MCT-175 is a myelin proteolipid protein chimeric IgG construct which has demonstrated proof of concept in the preclinical experimental autoimmune encephalomyletisis, or EAE, mouse model

Intellectual Property: The intellectual property acquired by MCTI included eleven provisional and pending patents related to chimeric antibody technology, treatment of Type 1 diabetes, T-cell tolerance, Toll-like receptor technology, dendritic cells, dsRNA technology, and immunosuppression.

Influenza A Therapeutic Program: Epidemics of influenza A infection typically occur during the winter months in temperate regions and have been responsible for an average of approximately 36,000 deaths/year in the United States during 1990-1999. Influenza viruses also can cause pandemics, during which rates of illness and death from influenza-related complications can increase worldwide. The rates of influenza A infection are highest among children, but rates of serious illness and death are highest among persons aged >65 years, children aged <2 years, and persons of any age who have medical conditions that place them at increased risk for complications from influenza A infection.

Influenza vaccination is the primary method for preventing influenza A infection and its severe complications. Vaccination is associated with reductions in influenza-related respiratory illness and physician visits among all age groups, hospitalization and death among persons at high risk, middle ear infections among children, and work absenteeism among adults. Although influenza vaccination levels increased substantially during the 1990s, further improvements in vaccine coverage levels are needed, chiefly among persons aged <65 years who are at increased risk for influenza-related complications among all racial and ethnic groups, among blacks and Hispanics aged >65 years, among children aged 6-23 months, and among health-care workers. Although influenza vaccination remains the cornerstone for the control and treatment of influenza, there is a strong need for new antiviral medications as an adjunct to vaccine therapy.

MultiCell's lead drug candidate MCT-465 is indicated as a prospective anti-viral therapy for the treatment of influenza A infections. MCT-465 is a dsRNA molecule designed to exploit the body's TLRs ability to recognize generic molecules related to pathogens. In preclinical studies, originally published in the Journal of Clinical Investigation, MCT-465 reduced pulmonary influenza A H1N1 virus titers by 1,000-fold in mouse models, resulting in barely detectable levels of the virus. The results suggest MCT-465 may also be able to reduce influenza A H5N1 viral load, also known as the "bird flu" or "avian flu" virus. The H5N1 strain of influenza A virus is genetically similar to the H1N1 strain of influenza A virus. MultiCell is planning further preclinical studies to determine the effectiveness of MCT-465 to induce immunity in mice infected by the H5N1 influenza A virus.

Macular Degeneration Therapeutic Program: Macular degeneration, a common ocular neurodegenerative disease that causes deterioration of the macula, is a primary focus of the research effort between MultiCell and Columbia University Medical Center. Sharp, clear, 'straight ahead' vision is processed by the macula, which is located in the central part of the retina. Damage to the macula results in the development of blind spots and blurred or distorted vision. Age-related macular degeneration, or ARMD, is a major cause of visual impairment in the United States, and for people over age 65 it is the leading cause of legal blindness among Caucasians. Approximately 1.8 million Americans age 40 and older have advanced ARMD, and another 7.3 million people with intermediate ARMD are at substantial risk for vision loss. The United States government estimates that by the year 2020 there will be 2.9 million people with advanced ARMD. There are two forms of age-related macular degeneration, namely "wet" and "dry". For many people, the visual cells simply cease to function - like colors fading in an old photograph - due to the thinning of the macular tissues and resulting disturbances in its pigmentation. This form of ARMD is known as the "dry" form of macular degeneration. Seventy percent of patients have the dry form of macular degeneration. The other thirty percent of ARMD patients have the "wet" form of macular degeneration, which can involve bleeding within and beneath the retina, opaque deposits, and scar tissue. The wet form of ARMD accounts for ninety percent of all cases of legal blindness among macular degeneration patients. Different forms of macular degeneration may occur in younger patients. These non-age-related cases of macular degeneration may be linked to heredity, diabetes, nutritional deficits, head injury, infection, or other factors.

MultiCell has entered into a research agreement with Columbia University Medical Center focused on evaluating certain hexapeptide molecules for efficacy as potential therapies for the treatment of macular degeneration. MultiCell has an option to enter into an exclusive worldwide license for any invention resulting from the sponsored research. The project is designed to determine whether the hexapeptide can protect against retinal ganglion cell, or RGC, death in acute and chronic in vivo models of optic neuropathy. The underlying mechanisms of RGC death are not fully understood, though RGC apoptosis has been heavily implicated in many ocular neurodegenerative diseases including macular degeneration. Given the delicate balance between the survival and death signals in neuronal cells, molecules that are capable of inhibiting apoptosis are strongly considered as future therapeutic options for the treatment of ocular neurodegenerative diseases. Dr. James C. Tsai, Associate Professor of Ophthalmology, at Columbia University College of Physicians & Surgeons, will direct the research program.

BioFactories™ Therapeutic Protein Program: MultiCell has developed an immortalized human hepatocyte cell line that secretes clinically relevant plasma proteins including clotting factors and alpha-1-antitrypsin that are virtually indistinguishable from plasma-derived proteins. Traditional methods to commercially produce therapeutic proteins include purification from plasma and expression of recombinant proteins in nonhuman producer cells. Unfortunately there are limitations to both of these approaches that lead to a market shortage of therapeutic proteins. The global supply of human plasma is limited and there will always be the risk of unknown viral contamination. MultiCell believes its therapeutic protein BioFactories™ offer the potential to become next generation producer cells the manufacture of important bio-molecules.

Therapeutic Proteins: MultiCell's technology can be used as a production system for developing and manufacturing antibodies or proteins by inserting DNA encoding for a particular protein into liver cells. These modified liver cells are designed to grow further and secrete the desired antibody or protein, which can then be used for pre-clinical research or developed for therapeutic proteins.

Unique Liver Proteins: A number of therapeutic plasma proteins are naturally made and secreted by mammalian hepatocytes. Our immortalized hepatocytes are producing several therapeutic proteins in culture that have immediate value in the commercial markets. A partial list of these proteins includes albumin, alpha one antitrypsin, blood clotting factors, and transferrin. Several of these proteins require liver specific processing for full biological activity. The Company believes that it will be able to "scale-up" production of its cell lines.

MultiCell received a Small Business Innovation Research (SBIR) award in August 2005 to create proprietary BioFactories™ that express a serine protease inhibitor recently implicated as a novel treatment for sepsis.

Sepsis is the leading cause of death in the non-cardiac intensive care unit and the tenth leading cause of death overall in the United States. Sepsis is a systematic and overwhelming response to infection. Once triggered, an uncontrolled cascade of coagulation, impaired fibrinolysis, and inflammation occur, causing further disease progression. This results in damage to the lungs, liver, kidney and cardiovascular system, leading to multiple organ failure, which is usually followed by death. Presently the treatment viewed as the best for severe sepsis is Eli Lilly's Xigris, however this product only reduces the absolute risk of death by six percent. The annual cost to treat patients with severe sepsis in U.S. hospitals is nearly $17 billion.

MultiCell's highly functional, immortalized human hepatocytes naturally produce plasma proteins including inter-alpha-inhibitor proteins (I(alpha)Ip), serine protease inhibitors that have been found valuable as a treatment for sepsis in preclinical studies. Presently, the only source of I(alpha)Ip is to purify it from human plasma. The biochemical complexity and critical post-translation modifications of I(alpha)Ip preclude expressing the recombinant protein by conventional systems.

The goal of this Phase I SBIR project is to genetically engineer the Company's proprietary cell lines to express high levels of recombinant I(alpha)Ip that are biochemically identical to the native protein. If successful, the goal of the Phase II SBIR project will then be to create stable cell lines that express I(alpha)Ip and to scale up the production and purification of recombinant I(alpha)Ip for preclinical evaluation.

Hepatocyte Encapsulation Program: Living Cell Technologies Limited, a developer of injectable live cell therapy products to treat life threatening diseases, and MultiCell have entered into a joint venture to develop therapeutic liver cell applications. The collaboration will focus on creating novel liver-cell based technologies and products that lead to the development of new medicines and treatments for a variety of liver-related diseases. MultiCell will develop extended functionality of its adult liver stem cells and immortalized human hepatocytes using Living Cell Technologies Limited's proven encapsulation technology (biocapsules). The resulting products will be used for drug discovery, protein production and therapeutic clinical applications. The "biocapsule", made from a purified form of alginate, enables Living Cell Technologies Limited to regulate what factors and nutrients can pass through the wall of the capsule, protecting and nurturing the cells within. We believe Living Cell Technologies Limited's technology will play a significant role in furthering stems cells and cell lines as a viable therapeutic product, enabling the companies to evaluate liver stem cells and immortalized human liver cells for use in both drug development and therapeutic applications with the potential to build a significant drug and stem cell delivery means. Living Cell Technologies Limited has demonstrated the potential of its technology to treat diseases caused by a lack or loss of cell function. Living Cell Technologies Ltd. operates globally through offices in the United States, Australia, and New Zealand and develops live cell therapy products to treat life threatening human diseases. Living Cell Technologies Ltd. develops treatments where healthy living cells are injected into patients to replace or repair damaged tissue, without requiring the use of toxic drugs to prevent rejection.

We believe that our technology has the following key advantages over current bio-manufacturing systems:

•	Human-based. We believe that antibody and protein products based on the human-based liver cell technology will demonstrate enhanced biological properties making them potentially more efficacious.
•	High Yields. MultiCell's technology potentially offers a system for high yield, large-scale biopharmaceutical product production with proper posttranslational modification.
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Scalability in Serum-free Conditions. MultiCell's cells can be cultured in its proprietary serum-free medium. The use of a serum-free medium also offers the potential to significantly improve the purification of biopharmaceuticals produced using our technology. We believe the absence of animal proteins will also accelerate regulatory approval.

The worldwide market for therapeutic proteins exceeded $20 billion dollars in 2004. MultiCell plans to out-license its human hepatocyte BioFactories to pharmaceutical companies that produce recombinant derived therapeutic plasma proteins.

Our Cellular Systems Technologies: MultiCell Technologies has specialized in developing primary cell immortalization technologies to produce cell-based assay systems for use in drug discovery.

Immortalized Human Hepatocytes: We are a leading producer of immortalized human liver cells ("hepatocytes"). We believe our intellectual property portfolio positions us as a leader in the creation of highly functional, immortalized, non-tumorigenic human hepatocyte cell lines. We believe our proprietary human cell lines are ideal for developing highly predictive, high throughput drug discovery assays and enable innovative clinical approaches for treating a variety of liver-related diseases. We believe we are unique due to our understanding of the function, engineering and culturing of liver cells.

We believe we are differentiated by: our understanding of the function and manipulation of the liver cell, and our understanding of stem cells, cell therapy and cell transplantation. Our intellectual property portfolio positions us for use of non-tumorgenic immortalized mammalian hepatocytes for treating liver disease. We have established a worldwide reputation as a source of licensed immortalized liver cell lines. We are developing cell-related technologies and products to treat a variety of liver diseases and has identified four clinically relevant applications for its cell-based products.

•	High throughput screening assays for drug discovery, lead optimization, and pharmacogenomic studies.
•	Stem cells and cell transplantation to treat metabolic liver deficiencies.
•	Cellular component of liver assist devices used to treat patients suffering from acute and chronic liver failure.
•	Production of natural therapeutic plasma proteins.

According to a Bain and Company study, it costs approximately $1.7 billion to discover, test and launch a new drug. In spite of this large investment of time, effort and money, drugs continue to be withdrawn from human clinical trials and the commercial market. Bain and Company estimate that failures or U.S. Food and Drug Administration ("FDA") rejections of new drug applications due to unanticipated toxicity and/or drug-drug interactions costs the pharmaceutical industry about $2 billion each year. According to the FDA, a ten percent improvement in predicting failures before clinical trials could save a pharmaceutical company $100 million in development costs per drug.

Most drugs that enter the body are metabolized by liver cells called hepatocytes. Unfortunately, the overall disposition of the drug may vary from patient to patient because of genetic and environmental factors. These factors affect drug metabolism and drug transport and may lead to unforeseen adverse drug reactions and/or altered metabolism and clearance of the drug itself. We believe there is an urgent need for highly predictive, high-throughput cell-based models to identify the impact of genetics on what the body does to the drug and what the drug does to the body. Although primary human hepatocytes are used to screen for potential toxicities and drug-drug interactions, their expense, limited supply, variable quality, and rapid loss of functions in culture may prohibit the routine use of these cells during the early stages of drug development.

MultiCell's immortalized human hepatocyte cell lines have demonstrated the ability to replace the continuous need for primary cells for many absorption, distribution, metabolism, excretion and toxicity applications. Expanded from our cell banks, we believe our cell lines have significant cost and quality control advantages over primary cell sources. We believe our proprietary hepatic cell lines radically differ from other liver cell lines in that they are non-tumorigenic yet regenerate while maintaining liver function. A prolific cell without liver function is of little value. We believe our cell lines provide a consistent and functional resource for drug discovery and toxicology research, and can also be clinically utilized for cell-based therapies to supplement liver function and regeneration.

We are developing new cell lines to better model the impact of genetic differences on drug disposition. We envision that validated cell lines will be incorporated into medium-to-high throughput assays to economically and rapidly identify potential adverse drug reactions prior to expensive clinical studies.

Liver Stem Cell and Other Stem Cell Programs: In December 2003, we acquired the exclusive worldwide rights to US Patent 6,129,911 for liver stem cells. This patent involved methods for the identification and extraction of stem cells from adult liver tissue. In April, 2005, the Company was granted US Patent 6,872,389 which covers a method of obtaining a population of liver stem cell clusters from adult stem cells, and is an important enhancement to the Company's adult stem cell portfolio.

Stem cells have two overall characteristics:
•	Cells developed from stem cells produce all the kinds of mature cells making up the particular organ or tissue; and
•	They are multi- or pluripotent and self renew that is, other cells developed from stem cells are themselves new stem cells.

Stem cells are known to or thought to exist for many systems of the human body, including the blood and immune system, cardiovascular, the central and peripheral nervous systems and the liver, pancreas endocrine, and the skin systems. These cells are responsible for organ regeneration during normal cell replacement or after trauma to a specific organ.

It is our goal to obtain broader patent protection on liver stem cell technology followed by diversification into other stem cell fields such as cardiovascular and pancreatic stem cell technologies. We continue to advance our internal research programs to characterize the liver stem and/or progenitor cells. Liver stem cells may be useful in the treatment of diseases such as hepatitis, liver failure, blood-clotting disorder, cirrhosis of the liver and liver cancer. Our adult stem cell (ASCs) technology has two distinct advantages over embryonic stem cells (ESCs): (1) it has a non-fetal origin and, therefore, is less or non-controversial, and (2) it has no animal protein contamination.

MultiCell has extensive expertise in primary cell and stem cell immortalization techniques. MultiCell's fundamental knowledge of stem cell biology, regulation and regeneration, has been validated by several major pharmaceutical companies including Pfizer and Hoffman La Roche which use our cell-based systems to evaluate drug candidates for cytochrome P450 induction and toxicity. Our knowledge and expertise also allows us to protect stem cells from immune system targeting thereby preventing their destruction in vivo. MultiCell's immortalization technology renders human cells non-tumorigenic, and does so in a very specific manner which preserves cellular function that is comparable to what we observe in the original non-immortalized cells. Based on our experience working with stem cells, and our ability to control their biology, we believe we may be able to utilize our proprietary stem cell knowledge-base to discover new medicines for the treatment of several human diseases.

Proprietary Cell Proliferation: Using our proprietary know-how, we are able to immortalize primary human hepatocytes those cells in such a way that we preserve their biological function and cause them to proliferate ("grow") in vitro and in vivo. These proliferating primary human hepatocytes are fully functional biologically, and are capable of secreting several important biomolecules such as human serum albumin, Factor VIII, Factor XI, and a -1-Antitrypsin. We can also use these proliferating human hepatocytes to determine how a drug candidate influences their growth and biology. Being able to evaluate drug candidates for Cytochrome P450 induction and toxicity as well as the cells' ability to manufacture and secrete a wide variety of proteins is important to understanding if a drug candidate will have success in the clinic.

Possessing a means to reproducibly isolate liver stem cells is invaluable to the understanding of a variety of diseases. Liver stem cells are located in a unique anatomical niche defined by its association with neighboring cell types. Stem cells reside between an adjacent hepatocyte and a biliary ductule cell. MultiCell exploits this anatomical relationship to identify and isolate liver stem cells from adult human livers. In combination with immunological markers, liver stem cells can be identified by their junctional association with neighboring hepatocytes. MultiCell has been awarded several patents related to stem cell technology and primary cell immortalization, isolation and growth technologies.

Hepatitis C Infection Program: MultiCell has entered into a research collaboration with Thomas Jefferson University, Philadelphia's premier medical and health sciences university, to evaluate the Company's immortalized human hepatocytes as model systems to identify new drugs to treat hepatitis C viral (HCV) infection. Successful completion of these studies could lead to the development of new high throughput assays (high speed drug testing kits) to screen for antiviral drugs using the Company's proprietary immortalized human hepatocytes. The recent discovery of a human liver tumor T-cell line that replicates the full length HCV genome provides the impetus for the collaboration. There is an urgent need for normal human hepatocyte cell lines that not only model the viral life cycle but also retain the capability to metabolize antiviral drugs. The collaborative studies are being directed by Dr. Mark Feitelson, a world renowned leader in viral hepatitis. There are an estimated 170 million people chronically infected with HCV (hepatitis C virus) worldwide who are at high risk for the development of chronic hepatitis, cirrhosis, and liver cancer. We believe the lack of cell-based models capable of supporting infection and replication of HCV has hampered the identification of new drugs to treat HCV related diseases.

Liver Assist Device: Xenogenics, our majority-owned (56.4%) subsidiary, owns all of the rights to the Sybiol® synthetic bio-liver device, for which a United States patent (patent # 6,858,146) has been issued. The Sybiol "artificial liver" is intended to act as a substitute liver for a patient whose own liver is healing from injury or disease or for use as an artificial liver "bridge" for transplant patients awaiting a donor organ. The device may also be used to assist and improve the quality of life for patients with chronic liver disease or episodic liver trauma. The key to our device, or other devices attempting to gain approval, is the functionality of the cells. The Company plans to use its proprietary immortalized human hepatocytes in the Sybiol device. The Company will need to demonstrate sufficient process controls to meet strict standards for a complex medical system. This means the cell production facility will need to meet the same standards as those pertaining to a pharmaceutical company. The cells may be produced in our own facility, or by a manufacturing partner with the requisite skills and equipment that meets FDA requirements. Both the device and the cells will require FDA approval. The Company has not yet initiated FDA approved clinical trials for the Sybiol device, and has no plans to do so in the immediate future.

About Our Revenues

In August 2003, we signed an exclusive manufacturing and distribution license agreement for two of our cell lines with XenoTech, LLC. The agreement was for a seven year term, with minimum royalties of $18 million due the Company in order for XenoTech to maintain exclusivity. XenoTech was founded in 1994 by Andrew Parkinson, Ph.D. to study drug metabolism. XenoTech provides products and contract research services to optimize discovery, development and approval of new drugs and has an established sales and marketing organization to the global pharmaceutical industry. Prior to December 1, 2004, the Company had recognized revenues under the XenoTech agreement based on the minimum royalty amount for each period because it had received a prepayment of a substantial portion of the amount due. XenoTech is required to pay a $2.1 million minimum royalty amount for the current fiscal year as a condition of its exclusivity. Since XenoTech could elect to give up its exclusive rights, the collection of the contractual amount is no longer reasonably assured and, in accordance with SEC Staff Accounting Bulletin Topic 13, commencing December 1, 2004, the Company began recognizing revenues under the XenoTech agreement based on the agreement's royalty percentage applied to XenoTech's actual sales for the period instead of the minimum royalty amount. In view of XenoTech's failure to make minimum royalty payments to the Company for the period ended November 30, 2005, in accordance with the terms of the parties' Exclusive License and Distribution Agreement, the Company has notified XenoTech that the Agreement will terminate effective January 17, 2006. The Company is currently in discussions with XenoTech regarding a potential new nonexclusive agreement.

In January 2003, we signed a 15-year non-exclusive license agreement with Pfizer, Inc. for further research use of our two cell lines. Under terms of the license agreement, Pfizer may utilize the two cell lines for internal research purposes. On each fifth anniversary of the license agreement, Pfizer must pay a non-refundable license renewal fee of $1,000.

Our research and development has also been funded by the National Institute of Health ("NIH"), Small Business Innovative Research ("SBIR") and other grants, as well as direct investment.

Patents and Proprietary Technology

Our success depends in part on intellectual property protection and the ability of our licensees to preserve those rights.

We rely on certain licenses granted to us by Rhode Island Hospital and others. We also rely on trade secrets and proprietary knowledge unprotected by patents, that we protect, in part, by confidentiality agreements. It is our policy to require our employees, directors, consultants, licensees, outside contractors and collaborators, scientific advisory board members and other advisors to execute confidentiality agreements upon the commencement of their relationships with us. These agreements provide that all confidential information made known to the individual in the course of the individual's relationship with the Company be kept as confidential and not be disclosed to third parties except in specific limited and agreed upon circumstances. We also require signed confidentiality or material transfer agreements from any company that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements generally provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of the Company. There can be no guarantee that these agreements will not be violated or that we would have adequate remedies for such violation or that our trade secrets or proprietary knowledge will not become known by or independently developed by competitors.

Any proprietary protection that our Company can obtain and maintain will be important to our business. The Company has an exclusive, long-term license agreement with Rhode Island Hospital for use of the following patents owned by the hospital related to liver cell lines and Liver Assist Devices (LADs):

US Patent #6,017,760, Isolation and Culture of Porcine Hepatocytes, expires October 9, 2015;
US Patent #6,107,043, Immortalized Hepatocytes, expires February 8, 2019;
US Patent #5,043,260, Perfusion Device for Hepatocytes, expires August 27, 2008;
US Patent #4,795,459, Implantable Prosthetic Device (Endothelial) expires January 3, 2006;
US Patent #6,129,911, Liver Stem Cell, expires October 10, 2017;
US Patent # 6,858,146 Artificial Liver Apparatus and Method (Sybiol), expires on February 20, 2019; and
US Patent # 6,872,389 Liver Stem Cell expires on July 8, 2019.

If we generate revenues and pay royalties, the annual license fee structure does not apply. Our agreement provides that we would pay a 5% royalty until we pay Rhode Island Hospital an aggregate of $550,000. After that, the royalty percentage decreases to 2% for the life of the patents.

On November 3, 2003, Xenogenics was notified by the United States Patent and Trademark Office that its patent application for an "Artificial Liver Apparatus And Method", the Sybiol® Synthetic Bio-Liver Device, will be allowed. United States patent 6,858,146 was issued in 2005. The Sybiol® trademark is registered in the United States Patent and Trademark Office, number 2,048,080.

In December 2003, we acquired the exclusive worldwide rights to US Patent # 6129911, for Liver Stem Cells from Rhode Island Hospital. We agreed to pay an annual license fee of $20,000 for the first three years of the agreement and $10,000 per annum thereafter until a product is developed. Once a product is developed, if ever, the annual license fee will end and we will pay Rhode Island Hospital a 5% royalty on net sales of any product we sell covered by the patent until we pay an aggregate of $550,000 in royalties and a 2% royalty thereafter until the expiration of the patent. In April, 2005, the Company was granted US Patent # 6872389 for the liver stem cell invention of Dr. Ron Faris, MultiCell's Chief Scientific Officer. This patent contains twenty-four claims to a method of obtaining a population of liver cell clusters from adult stem cells and is an important enhancement to the Company's adult stem cell portfolio.

Need for Government Approval

The use of immortalized hepatocytes for drug discovery purposes does not require FDA approval. However, some of our products will be subject to regulation in the United States by the FDA and by comparable regulatory authorities in foreign jurisdictions. The Sybiol synthetic bio-liver device will be classified as a "biologic" regulated under the Public Health Service Act and the Food, Drug and Cosmetic Act. The use of human immortalized liver cells for this application will also be regulated by the FDA. Development of therapeutic products for human use is a multi-step process. The process required by the FDA before our drug candidates may be marketed in the United States generally involves the following:

•	completion of extensive preclinical laboratory tests, preclinical animal studies and formulation studies all performed in accordance with the FDA's good laboratory practice, or GLP, regulations;

•	submission to the FDA of an IND application which must become effective before clinical trials may begin;

•	performance of adequate and well-controlled clinical trials to establish the safety and efficacy of the product candidate for each proposed indication;

•	submission of a new drug application, or NDA, to the FDA;

•	satisfactory completion of an FDA preapproval inspection of the manufacturing facilities at which the product is produced to assess compliance with current GMP, or cGMP, regulations; and

•	FDA review and approval of the NDA prior to any commercial marketing, sale or shipment of the drug.

The testing and approval process requires substantial time, effort and financial resources, and we cannot be certain that any approvals for our drug candidates will be granted on a timely basis, if at all.

Other regulatory requirements:. Any drugs manufactured or distributed by us or our collaborators pursuant to FDA approvals are subject to continuing regulation by the FDA, including recordkeeping requirements and reporting of adverse experiences associated with the drug. Drug manufacturers and their subcontractors are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with ongoing regulatory requirements, including cGMPs, which impose certain procedural and documentation requirements upon us and our third-party manufacturers. Failure to comply with the statutory and regulatory requirements can subject a manufacturer to possible legal or regulatory action, such as warning letters, suspension of manufacturing, seizure of product, injunctive action or possible civil penalties. We cannot be certain that we or our present or future third-party manufacturers or suppliers will be able to comply with the cGMP regulations and other ongoing FDA regulatory requirements. If our present or future third-party manufacturers or suppliers are not able to comply with these requirements, the FDA may halt our clinical trials, require us to recall a drug from distribution, or withdraw approval of the NDA for that drug. The FDA closely regulates the post-approval marketing and promotion of drugs, including standards and regulations for direct-to-consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the Internet. A company can make only those claims relating to safety and efficacy that are approved by the FDA. Failure to comply with these requirements can result in adverse publicity, warning letters, corrective advertising and potential civil and criminal penalties. Physicians may prescribe legally available drugs for uses that are not described in the drug's labeling and that differ from those tested by us and approved by the FDA. Such off-label uses are common across medical specialties. Physicians may believe that such off-label uses are the best treatment for many patients in varied circumstances. The FDA does not regulate the behavior of physicians in their choice of treatments. The FDA does, however, impose stringent restrictions on manufacturers' communications regarding off-label use.

Research and Development

In fiscal year 2004, our Company spent $804,761 on improving the function of our cell lines. Product development costs during fiscal year 2003 were $482,309. For the nine months ended August 31, 2005, $605,925 has been expended on research and development efforts. These efforts have been towards improving the functionality of our immortalized hepatocytes, introducing products utilizing these cells and expanding our intellectual property base. Improvements in the function of our immortalized hepatocytes will open more markets and expand the usage in the current markets for our cells.

Competition

We are engaged in businesses characterized by extensive research efforts, rapid technological change and intense competition. A number of companies are pursuing the development of immortalized liver cells, adult stem cells, artificial liver devices and protein production.

Hepatocytes

There appears to be only one non-academic competitor in the immortalized hepatocyte business, and none in the non-tumorigenic immortalized hepatocyte business.

Amphioxis Cell Technologies, Inc., which is focused on the sale of immortalized hepatocytes. The cells they are promoting are based on a cell line developed from a hepatoma (cancerous liver tumor).

Stem Cells

A number of companies are attempting to develop therapeutic products based on stem cells. Cell therapy, the use of cells in treatment of medical disorders, with or without traditional therapies, can be as simple as a blood transfusion or as exciting as the promise of stem cell transplants or therapies. The Company has a patent on a non-embryonic stem cell, which differentiates us from fetal stem cells that have been plagued by ethical and contamination issues. Human stem cells can develop and differentiate into all cells and tissues in the body. As such, they are a potential source for the manufacture of replacement cells and tissues for organ repair applications in chronic diseases.

Competition in the stem cell arena ranges from academic institutions to public companies in a variety of stem cell areas. Some of the public and private companies include, but are not limited to the following:

Geron Corporation: Geron is focused on developing and commercializing therapeutic and diagnostic products for cancer based on a telomerase technology, and cell-based therapeutics using human embryonic stem cell technology. Telomerase is an enzyme that is expressed in nearly all cancer cells, but not in most normal cells. Geron's goal is to kill cancer cells in which telomerase is abnormally expressed by inhibiting or targeting telomerase, and to diagnose cancer by measuring telomerase activity.

Cryo-Cell International, Inc.: Cryo-Cell is primarily focused on the processing and cryopreservation of umbilical cord (U-Cord®) stem cells for family use.

StemCells, Inc.: Stem Cells is engaged in the discovery and development of adult stem cells to treat diseases of, or injury to, the central nervous system (CNS), liver and pancreas. The company is among the most advanced in pursuing stem cell therapies, and uses a proven search engine to isolate rare stem cells (cells that can produce all of the types of mature cells of an organ and can also self-renew) and progenitor cells (cells that come from stem cells, can still produce one or more types of mature cells in an organ, but do not self renew) from human tissues. To date, StemCells has found the human neural stem cell and has filed patent applications on candidate human liver- and pancreas-derived cells.

PharmaFrontiers Corp.: PharmaFrontiers is a commercialization driven biotechnology company that develops autologous cellular therapies for the treatment of multiple sclerosis, congestive heart failure and diabetes. The company is focused on autologous cellular therapy applications based on its proprietary stem cell and T-cell vaccination technologies.

Aastrom Biosciences: Aastrom is developing and commercializing proprietary adult bone marrow stem cell based products for regenerative medicine.

Vesta Therapeutics Inc.: Vesta develops cell therapeutics for liver repair and regeneration. The company's technology is centered on the isolation, expansion, and cryopreservation of liver cells (human hepatocytes) obtained from organ donor livers that are not suitable for whole organ transplantation.

Liver Assist Devices

Competitors in various stages of development of liver assist devices include:

Gambro: Gambro acquired the business of Teraklin AG, Germany, and is expanding its intensive care business into the extracorporeal treatments for liver support. Teraklin develops, manufactures and markets a liver filtering system utilizing albumin to remove toxic substances for the treatment of acute liver failure. Teraklin's product line will be integrated into Gambro Renal Products' renal intensive care business. The system would appear to have use in critically ill patients as a bridge to transplantation.

Arbios Systems, Inc.: Arbios is a biomedical device company that, through its wholly-owned subsidiary, Arbios Technologies, Inc., is engaged in the discovery, acquisition and development of proprietary liver assist devices and new technologies useful in the diagnosis and treatment of acute liver failure. Arbios' products in development include SEPETTM, a novel blood purification therapy employing selective plasma filtration therapy, HepatAssist-2TM, a bioartificial liver based on technology acquired from Circe Biomedical, Inc., and LIVERAIDTM, a bioartificial liver in which liver cell therapy and sorbent-based hemodiafiltration are integrated in the company's proprietary three-compartment cartridge with fiber-in-fiber geometry.

Hepalife, Inc.: Hepalife is a Canadian firm that is developing, under a recently extended research contract, a porcine cell line that it believes will have application in a liver assist device. They do not have a commercially available product.

In Europe, Braun Inc. has demonstrated interest in supporting the development of a complicated and sophisticated hollow fiber device, which has already been used to treat two patients.

To our knowledge, there is no approved affordable mass produced live-cell bio-artificial liver device currently available on the global market. Our device is intended to closely replicate human liver functions and not just to function as a blood-cleaning device. We believe that the differences in design between existing products and the Sybiol device will result in the Sybiol device, should it receive FDA approval, achieving substantial commercial success.

Therapeutic Proteins: There are numerous companies utilizing recombinant technology to produce therapeutic proteins, including but not limited to, Baxter, Amgen, and Genentech; however, only two companies have recently introduced novel technology to scale up protein production. These Companies are:

CruCell: Crucell has developed three proprietary technologies to develop a range of biological products, or "biologics". These include (1) PER.C6® technology, which uses a human cell line for the production and large scale manufacturing of recombinant proteins and vaccines, (2) AdVac® technology, which is used with PER.C6® technology to develop novel recombinant vaccines, and (3) MAbstract® technology, for isolation of target-specific antibodies. Each technology has proven to be highly versatile and can be used in diverse fields of biomedicine. Within Crucell, these technologies are utilized to discover, develop and produce vaccines and antibodies for the prevention and treatment of infectious diseases.

GlycoFi: GlycoFi has engineered a variety of different yeast strains, each producing proteins with one specific pattern of glycosylation. Certain protein glycoforms are known to confer greater therapeutic efficacy than others. Once the proper glycoform of a protein has been isolated and validated, the same strain that produced the protein in research quantities can be used in a large-scale production process. This is a novel, yet unproven, technology.

Employees

As of November 1, 2005 we had ten full-time employees and three part-time employees.

DESCRIPTION OF PROPERTY

On April 6, 2005, the Company entered into a three-year sublease agreement for new research and administrative facilities. Remaining basic rental commitments under the sublease agreement as of August 31, 2005 total $265,366 payable as follows; $59,202, $100,296 and $105,868 in the years ending November 30, 2005 through November 30, 2007, respectively. The sublease agreement also provides for an optional three-year renewal period. As a result of the relocation of operations during the nine months ended August 31, 2005, the Company recognized a loss associated with the abandonment of leasehold improvements of $14,286.

Real Estate Held for Sale

The Company owned a parcel of undeveloped land near the Grand Canyon. During the nine months ended August 31, 2005, the Company sold lots with a carrying value of $46,332 for $2,520 in cash and the buyer's assumption of the applicable unpaid property taxes in the amount of $179,728, which resulted in the Company recording a gain on sale of property of $136,016. Real estate held for sale of $1,405 is included in other assets and unpaid property taxes of $6,229 are included in accrued expenses on the Company's condensed consolidated balance sheet as of August 31, 2005.

MANAGEMENT'S DISCUSSION AND ANALYSIS

This Registration Statement contains forward-looking statements that involve a number of risks and uncertainties as well as assumptions that if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Although the Company's forward looking statements reflect the good faith judgment of our management, these statements can only be based on facts and the factors currently known by us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual results and outcomes may differ materially from results and outcomes discussed in the forward-looking statements.

Overview

MultiCell Technologies, Inc. ("MultiCell") was incorporated in Delaware on April 28, 1970 as Exten Ventures, Inc., a subsidiary of Exten Industries, Inc. ("Exten"). An agreement of merger between Exten and MultiCell was entered into on March 20, 2004 whereby MultiCell ceased to exist and all of its assets, property, rights and powers, as well as all debts due it, were transferred to and vested in Exten as the surviving corporation. Effective April 1, 2004 Exten changed its name to MultiCell Technologies, Inc. MultiCell operates three subsidiaries, MCT Rhode Island Corp., Xenogenics Corporation ("Xenogenics"), and as of September 2005, MultiCell holds approximately 67% of the outstanding shares (on an as if converted basis) of a newly formed subsidiary, MultiCell Immunotherapeutics, Inc. ("MCTI"). As used herein, the "Company" refers to MultiCell, together with MCT Rhode Island Corp., Xenogenics, and MCTI. Our principal offices are at 701 George Washington Highway, Lincoln, RI 02865. Our telephone number is (401) 333-0610.

Historically, the Company has specialized in developing primary liver cell immortalization technologies to produce cell-based assay systems for use in drug discovery. The Company seeks to become an integrated biopharmaceutical company that will use its proprietary cell-based systems and immune system modulation technologies to discover, develop and commercialize new therapeutics itself and with strategic partners. Following the formation of MCTI. during September 2005, the Company is pursuing research and development of therapeutics in addition to continuing to advance its cellular systems business.

In August 2003, MultiCell signed an exclusive sales, manufacture and distribution agreement for the use of two of its cell lines by XenoTech, an unrelated party. The agreement, which was for a term of seven years, required XenoTech to make an initial non-refundable payment of $800,000 to MultiCell in August 2003. This payment represented consideration for and a guarantee of Nosan's (XenoTech's distributor) right of first negotiation for distribution rights for the Asia Pacific Rim, should MultiCell successfully complete the development of its cell lines for the production of proteins, other cellular constituents and or drug-like molecules. Additional consideration under the August 2003 agreement included a $700,000 royalty prepayment. This prepayment was an advance against the minimum royalty payment of $800,000 for the first royalty period, which was 16 months, culminating on November 30, 2004. The subsequent 5 royalty periods were to be 12 months and the last royalty period was to be 8 months. XenoTech was to bear all the costs for its manufacturing and sales activities and make specified minimum periodic royalty payments that totaled $18 million over the 7 year term of the agreement to maintain distribution exclusivity. The agreement required XenoTech to make royalty payments to MultiCell of 17.5% of net sales for the direct sale of its cells and 34% of net sales derived from any sublicense agreement. Prior to December 1, 2004, the Company had recognized revenues under the XenoTech agreement based on the minimum royalty amount for each period because it had received a prepayment of a substantial portion of the amount due. XenoTech was required to pay a $2.1 million minimum royalty amount for the current fiscal year as a condition of its exclusivity, an amount they have stated they will not pay. Since XenoTech could elect to give up its exclusive rights, the collection of the contractual amount is no longer reasonably assured and, in accordance with SEC Staff Accounting Bulletin Topic 13, commencing December 1, 2004, the Company began recognizing revenues under the XenoTech agreement based on the agreement's royalty percentage applied to XenoTech's actual sales for the period instead of the minimum royalty amount. In view of XenoTech's failure to make minimum royalty payments to the Company for the period ended November 30, 2005, in accordance with the terms of the parties' Exclusive License and Distribution Agreement, the Company has notified XenoTech that the Agreement will terminate effective January 17, 2006. The Company is currently in discussions with XenoTech regarding a potential new nonexclusive agreement.

XenoTech has distribution agreements with numerous companies for a variety of pharmaceutical and laboratory products and also performs contract research for pharmaceutical companies. These services position XenoTech to distribute our cell lines. They utilize direct sales presentations, telemarketing, and direct mail to promote and sell our cells. Additionally, since XenoTech has a number of respected scientists and have developed compelling efficacy data for our cells, they frequently give presentations at conferences that help develop sales leads.

Even with the agreement with XenoTech, we have operated and will continue to operate by minimizing expenses. Our largest expenses relate to personnel and meeting the legal and reporting requirements of being a public company. By utilizing consultants whenever possible, and asking employees to manage multiple responsibilities, operating costs are kept low. Additionally, a number of employees and our Board of Directors receive Company stock in lieu of cash as all or part of their compensation to help in the effort to minimize monthly cash flow.

We intend to gradually add scientific and support personnel. We want to add specialists for our key research areas. These strategic additions will help us expand our product offerings leading us to additional revenues and profits. Of course as revenues increase, administrative personnel will be necessary to meet the added workload. Other expenses, such as sales and customer service, will increase commensurate with increased revenues. The Company's current research and development efforts focus on development of future cell line products and redesign of existing products. Due to the ongoing nature of this research, we are unable to ascertain with certainty the total estimated completion dates and costs associated with this research. As with any research efforts, there is uncertainty and risk associated with whether these efforts will produce results in a timely manner so as to enhance the Company's market position. Company sponsored research and development costs related to future products and redesign of present products is expensed as incurred. For the years ended November 30, 2004 and 2003, research and development costs were $804,761 and $482,309, respectively. Research and development costs are expensed as incurred and include such costs as salaries, employee benefits, costs determined utilizing the Black-Scholes option-pricing model for options issued to the Scientific Advisory Board, and supplies.

Recent Events

On September 7, 2005, MultiCell Immunotherapeutics, Inc. ("MCTI"), a subsidiary of the Company, entered into an Asset Contribution Agreement with the Company, Alliance Pharmaceutical Corp. ("Alliance"), and Astral, Inc. ("Astral," and together with Alliance, "Transferors") (the "Agreement"). Pursuant to the Agreement, MCTI issued 490,000 shares of common stock to Alliance in consideration for the acquisition of certain assets (including intellectual property, laboratory equipment and furniture) and the assumption of certain liabilities relating to Transferors' business . The intellectual property acquired by MCTI includes ten United States and twenty foreign issued and pending patents and patent applications related to chimeric antibody technology, treatment of Type 1 diabetes, T-cell tolerance, toll-like receptor technology, dendritic cells, dsRNA technology and immunosuppression. The 490,000 shares of MCTI's common stock represent 49% of the outstanding shares of MCTI, as of the closing of the transaction. As part of the acquisition, the Company has guaranteed the obligations of MCTI related to the assumption of certain liabilities relating to Transferors' business.

Prior to the closing of the Acquisition, Stephen Chang, a director and the President of the Company, served as the President and Chief Executive Officer of Astral on a one-day per week basis. As part of MCTI's assumption of certain liabilities of Transferors, MCTI assumed liabilities owed by Astral to Dr. Chang in the amount of $200,000. The $200,000 assumed by MCTI will be paid to Dr. Chang over time as determined by the board of directors of MultiCell, with Dr. Chang abstaining from voting thereon. In addition, MCTI hired two scientists of Astral as part of the Acquisition.

The Acquisition closed on September 7, 2005, the date of execution of the Agreement. Initially the acquisition by the subsidiary, which will be accounted for by the Company as a purchase, is not expected to have a material affect on the Company's consolidated financial statements.

Immediately following the closing of the Acquisition, MCTI sold and issued 500,000 shares of MCTI's Series A Preferred Stock to the Company pursuant to a Series A Preferred Stock Purchase Agreement (the "Series A Financing"). In consideration for MCTI's issuance of shares of Series A Preferred Stock, the Company paid to MCTI cash in the amount of $1,000,000, and issued a secured promissory note to MCTI in the amount of $1,000,000 (the "Note"). The Note bears interest at an annual rate of 5% and may be prepaid without penalty by the Company at any time. The Note is secured by 250,000 shares of Series A Preferred Stock held by the Company and is payable in the amount of $250,000 plus interest at the end of each three-month period following the issuance of such Note. Following the Series A Financing, the Company holds approximately 67% of the outstanding shares (on an as-converted basis) of MCTI, and Alliance holds the remainder of approximately 33%. The board of directors of MCTI consists of three members as follows: (a) W. Gerald Newmin, the Company's Chief Executive Officer, (b) Stephen Chang, the Company's President, and (c) Duane Roth, Alliance's Chief Executive Officer.

Simultaneously with the execution of the Agreement, the Company entered into an IP Agreement and Release (the "IP Agreement") with Mixture Sciences, Inc. ("Mixture") and Astral. Pursuant to the IP Agreement, Mixture assigned to MCTI certain intellectual property related to the Astral business previously assigned by Astral to Mixture. In consideration, the Company (a) paid $100,000 to Mixture, and (b) issued to Mixture a Warrant to purchase up to 400,000 shares of the Company's Common Stock. The first 200,000 shares underlying the Warrant may be exercised by Mixture commencing six months following the issue date of the Warrant at an exercise price per share of $1.20. The second 200,000 shares underlying the Warrant may be exercised by Mixture (a) commencing on the one-year anniversary of the issue date of the Warrant at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such one-year anniversary, or (b) in the event of a change of control of the Company prior to such one-year anniversary, commencing on the date of the public announcement of such change of control at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such change of control. The Warrant shall terminate upon the earlier of (a) the seventh anniversary of the issue date of the Warrant and (b) a change of control of the Company. The Company has granted customary "piggy-back" registration rights with respect to the shares issuable pursuant to the exercise of the Warrant.

On September 15, 2005, Anthony E. Altig was appointed to the board of directors of the Company. Mr. Altig, age 49, has been, since December 2004, Senior Vice President and Chief Financial Officer of Diversa Corporation, a public biotechnology company. From October 2002 to November 2004, Mr. Altig served as Vice President and Chief Financial Officer of Maxim Pharmaceuticals, a public biopharmaceutical company. From 2000 to 2001, Mr. Altig served as Executive Vice President and Chief Financial Officer for NBC Internet, an Internet consumer media and e-commerce portal company. From 1998 to 2000, Mr. Altig served as Executive Partner and Chief Accounting Officer of USWeb Corporation (acquired by Whitman-Hart), an Internet professional services firm. Mr. Altig was also a biotechnology and technology client service executive with PricewaterhouseCoopers LLC and KPMG LLC from 1982 to 1998. Mr. Altig is a Certified Public Accountant and is a graduate of the University of Hawaii.

On December 1, 2005, MultiCell Technologies, Inc. (the "Company") entered into Research Agreement (the "Agreement") with The Trustees of Columbia University ("Columbia"). Among other things, the Agreement provides for the investigation of a novel anti-apoptosis compound. The research project is designed to determine whether the compound can protect against Retinal Ganglion cell (RGC) death in acute and chronic in vivo models of optic neuropathy. The research will be conducted in a Columbia laboratory under the direction of Dr. James Tsai, Associate Professor of Ophthalmology. The Company will provide financial support for the research during the two year term of the Agreement in an aggregate amount of at least approximately $310,000, subject to certain adjustments. The Company will also pay Columbia an additional $50,000 in consideration of Columbia's grant to the Company of an option to enter into an exclusive world-wide license for any invention resulting from the research, subject to certain conditions. Subject to the Company's option, Columbia will own any invention or research information that results from the research.

The Agreement is filed herewith as an Exhibit 10.13 and the Company intends to apply for confidential treatment of certain terms of the Agreement.

On December 31, 2005, MultiCell Technologies, Inc. (the "Company") entered into a Worldwide Exclusive License Agreement (the "Agreement") with Amarin Neuroscience Limited ("Amarin"). Among other things, the Agreement provides that Amarin shall grant to the Company and its affiliates an exclusive worldwide license with respect to therapeutic or commercial uses of certain technology of Amarin, including LAX-202 (to be renamed MCT-125), and the Company shall develop and seek to commercialize products based on such technology. The initial technology to be developed is Amarin's LAX-202, which is a potential treatment for fatigue in patients diagnosed with multiple sclerosis.

In addition, the parties shall have a four-year mutual option to exclusively negotiate with the other with respect to entering into a commercial agreement with respect to certain additional patents owned by Amarin related to the technology licensed to the Company. MultiCell will pay to Amarin (a) a one-time license fee, (b) milestone payments based on time, approval by the Food and Drug Administration of any products developed under the Agreement, and sales by MultiCell of such products, and (c) royalty payments based on sales by MultiCell of any such products. Amarin shall retain ownership of all licensed patent rights under the Agreement. The Agreement further includes customary provisions related to, among other things, indemnification, insurance, maintenance of patent rights, confidentiality, and arbitration.

The Agreement is filed herewith as an Exhibit 10.14 and the Company intends to apply for confidential treatment of certain terms of the Agreement.

On December 23, 2005, the Company entered into an employment agreement with Gerald A. Wills. Pursuant to the Agreement, effective January 9, 2006 , Mr. Wills was appointed the Company's new Chief Financial Officer. The employment of Janice DiPietro, Chief Financial Officer of the Company, was terminated effective as of January 9, 2006.

Prior to joining the Company, Mr. Wills, age 48, was Chief Financial Officer for Immusol, Inc., a private drug development company, from 2004 to January 2006. From 2001 to 2003, Mr. Wills was Vice President, Finance and Chief Financial Officer for Nanogen, Inc., a healthcare molecular diagnostics company. From 1999 to 2001 Mr. Wills was Vice President, Finance and Chief Financial Officer of Trega Biosciences, Inc., a provider of products that accelerate and improve drug discovery. Mr. Wills earned a Bachelor of Business Administration, Accountancy from the University of Notre Dame.

The Company entered into the Agreement with Mr. Wills pursuant to which, among other things, Mr. Wills will be an "at-will" employee. Mr. Wills will be paid an annual base salary of $230,000 and is eligible to participate in the Company's discretionary bonus plan based on individual and Company performance. In addition, if (a) Mr. Wills' employment is terminated for any reason, other than for cause (as defined in the Agreement), and (b) Mr. Wills executes the Company's form of separation and release agreement, then Mr. Wills will receive severance pay of up to six (6) months of his current base salary, less standard deductions and withholdings after the first year of employment, and on a prorated basis over the first year of the agreement. Subject to approval by the Company's Board of Directors, Mr. Wills will be granted, pursuant to the Company's 2004 Equity Incentive Plan, an option to purchase a minimum of 300,000 shares of the Company's Common Stock at an exercise price per share equal to the closing price of the Company's Common Stock on the date of such grant. One-thirty-sixth (1/36th) of the shares subject to any option will vest on a monthly basis from the commencement of employment with the Company and the option shall expire in five years, subject to Mr. Wills' continued employment with the Company on any such date.

The Application of Critical Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Research and Development - Company sponsored research and development costs related to future products and redesign of present products are expensed as incurred. Such costs are offset by proceeds from research grants.

License Agreements - Costs incurred to obtain license agreements are capitalized and amortized on a straight-line basis over the term of the respective agreement.

Revenue Recognition - The Company's revenues have been generated primarily from contractual research activities and royalties on the license for the sale of cells through its sale and distribution agreement with XenoTech, LLC ("XenoTech") (see Note 6 in the audited consolidated financial statements included in this prospectus). Management believes such sources of revenue will be part of the Company's ongoing operations. The Company applies the guidance provided by SEC Staff Accounting Bulletin Topic 13, "Revenue Recognition" ("Topic 13"). Under the provisions of Topic 13, the Company recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contractual amounts is reasonably assured. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Deferred revenues associated with services expected to be performed within the 12 - month period subsequent to the balance sheet date are classified as a current liability. Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

Prior to December 1, 2004, the Company had recognized revenues under the XenoTech agreement based on the minimum royalty amount for each period because it had received a prepayment of a substantial portion of the amount due. XenoTech is required to pay a $2.1 million minimum royalty amount for the current fiscal year as a condition of its exclusivity. Since XenoTech could elect to give up its exclusive rights, the collection of the contractual amount is no longer reasonably assured and, in accordance with Topic 13, commencing December 1, 2004, the Company began recognizing revenues under the XenoTech agreement based on the agreement's royalty percentage applied to XenoTech's actual sales for the period instead of the minimum royalty amount. In view of XenoTech's failure to make minimum royalty payments to the Company for the period ended November 30, 2005, in accordance with the terms of the parties' Exclusive License and Distribution Agreement, the Company has notified XenoTech that the Agreement will terminate effective January 17, 2006. The Company is currently in discussions with XenoTech regarding a potential new nonexclusive agreement.

Stock-Based Compensation - Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation" provides for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 has allowed an entity to continue to measure compensation costs related to stock and stock options issued to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock issued to Employees." Entities electing to continue to use the intrinsic value method must make pro forma disclosures of net income or loss and earnings or loss per share as if a fair value method of accounting had been applied. The Company has elected to continue to account for its stock-based compensation to employees under APB 25. In accordance with the provisions of SFAS 123, all other issuances of common stock, stock options, warrants or other equity instruments to employees and non-employees as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Generally, the fair value of any options, warrant or similar equity instruments issued have been estimated based on the Black-Scholes option pricing model. SFAS 123 has been significantly revised as explained below and the Company will be required to expense the fair value of employee stock options over the vesting period beginning with its first fiscal quarter of the fiscal year ending November 30, 2007.

Long-Lived Assets - Long-lived assets that do not have indefinite lives, such as property and equipment and license agreements, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Impairment losses are recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses for assets to be held and used are then measured based on the excess, if any, of the carrying amounts of the assets over their fair values. Long-lived assets to be disposed of in a manner that meets certain criteria are stated at the lower of their carrying amounts or fair values less costs to sell and are no longer depreciated.

RECENT ACCOUNTING PRONOUCEMENTS

In May 2003, the FASB issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity" ("SFAS 150"). SFAS 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS 150 was effective for interim periods beginning after June 15, 2003. The Company does not believe this accounting pronouncement will have a material impact on the financial statements for fiscal 2005.

In December 2004, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No.123(R) ("SFAS 123R"), "Share Based Payments", which amends SFAS 123 and will be effective for public companies that are small business filers for annual periods beginning after December 15, 2005. The new standard will require us to expense employee stock options and other share-based payments. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations although it is likely that the Company will be required to record additional employee compensation expense in its historical financial statements in future periods as a result of the issuance of options to employees.

In December 2004, the FASB issued SFAS No. 153 "Exchange of Non-monetary Assets, an amendment of APB Opinion No. 29". The guidance in Accounting Principles Board Opinion No. 29, "Accounting for Non-monetary Transactions" ("APB 29") is based on the principle that exchanges of non-monetary assets should be measured based on the fair value of assets exchanged. The guidance in APB 29, however, included certain exceptions to that principle. SFAS 153 amends APB 29 to eliminate the exception for non-monetary exchanges of similar productive assets that do not have commercial substance. A non-monetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. SFAS 153 is effective for non-monetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS 153 is not expected to have a material impact on our financial position and results of operations.

RESULTS OF OPERATIONS

The following discussion is included to describe our consolidated financial position and results of operations. The condensed consolidated financial statements and notes thereto herein and the consolidated financial statements and notes thereto in our audited financial statements for the year ended November 30, 2004; contain detailed information that should be referred to in conjunction with this discussion.

Year Ended November 30, 2004 Compared to Year Ended November 30, 2003

Revenue. Total revenue increased to $759,925 for the fiscal year ended November 30, 2004 compared to $365,166 for the fiscal year ended November 30, 2003. The 2004 revenues are attributable primarily to the $800,000 license fee that is being recognized over the seven-year agreement period and the $800,000 minimum royalty recognized as royalty revenue over the 16-month period from the inception of the license and distribution agreement with XenoTech in August 2003. We have negotiated a license agreement with Pfizer allowing them to continue to use our cell lines for research now that the collaborative research project that took place in 2002 has been completed that also generated revenues in 2004 and 2003.

Operating Expenses. Total operating expenses increased to $2,750,146 for the fiscal year ended November 30, 2004, from $1,973,887 for the fiscal year ended November 30, 2003, representing an increase of $776,259. Research and development expenses increased in fiscal year 2004 by $322,452, primarily attributable to an increase in research activity, reduced by grant proceeds of $103,058, and the Company issuance of options to purchase 180,000 shares of the Company's common stock to its Scientific Advisory Board that had a fair value of $192,763. Selling, general and administrative expenses increased by $450,455 in the fiscal year 2004, primarily attributable to the cost associated with the issuance of stock purchase warrants and options to the Board of Directors and for other consulting services. Depreciation and amortization did not change materially in fiscal year 2004 from 2003.

Other Income (Expense). Interest expense for the fiscal year ended November 30, 2004 was $85,950, which represents a decrease of $119,194 from the fiscal year ended November 30, 2003. Amortization of debt discount for the year ended November 30, 2004 was $60,368, representing a decrease of $190,983 from the fiscal year ended November 30, 2003. These decreases were attributable to a reduction in the outstanding debt through payments and conversions of convertible notes and accrued interest into the Company's common stock. Interest income for the fiscal year ended November 30, 2004 was $59,141 as compared to $63,971 in the prior fiscal year.

Net loss. Net loss for the fiscal year ended November 30, 2004, was $1,738,996 compared to a net loss of $1,984,053 for the prior year, representing a decrease in net loss of $245,057. The decrease in the net loss for the fiscal year ended November 30, 2004 was attributable to an increase in revenue, and the recognition of a reversal of a note receivable valuation allowance in the amount of $305,000, offset by an increase in research and development expenses and the costs of the issuance of stock purchase warrants and options to the Board of Directors and for financial consulting services. The net loss applicable to common stockholders for the fiscal year ended November 30, 2004 included a one-time non-cash charge of $1,721,144 due to the beneficial conversion feature attributable to the difference between the purchase price and the fair value of the common stock to which the Series I preferred stock issued in July 2004 is convertible.

Quarter ended August 31, 2005 Compared to the Quarter Ended August 31, 2004

Revenue. Total revenue for the three months ended August 31, 2005 was $69,056, as compared to revenue of $176,299 for the same quarter in the prior fiscal year, a decrease of $107,243. In the comparable quarter of the prior year $150,000 was recognized as amortization of the $700,000 royalty prepayment made by XenoTech for the first 16-month royalty period. This prepayment period ended November 30, 2004. Revenues under the XenoTech agreement commencing December 1, 2004 are being recognized based on the agreement's royalty percentage applied to XenoTech's actual sales for the period. On June 15, 2005, the Company announced the launch of a shrink-wrap version of its product. We believe that this action, along with further product enhancements and the launch of new products currently under development, will lead to an improvement in revenue levels in the future.

Operating Expenses. Total operating expenses for the three months ended August 31, 2005 were $1,173,036, representing an increase of $547,066, as compared to the same period in the prior fiscal year. This increase results from the Company increasing selling, general and administrative expenses by $581,144 due to the hiring of additional management personnel, increasing marketing and investor relations costs, as well as increasing costs associated with meeting the requirements of being a public company. Research and development expenditures decreased by $29,872. This decrease is primarily due to the granting of options to the Scientific Advisory Board during the quarter ended August 31, 2004 valued at $235,980, in comparison to direct research and development expenditures of $206,108 incurred during the quarter ended August 31, 2005.

Other income/expense. Interest expense for the three months ended August 31, 2005 was $4,933, which represents a decrease of $17,821 compared to the same quarter in the prior fiscal year. This decrease was attributable to a reduction in the outstanding debt through payments and conversions of convertible notes and accrued interest into the Company's common stock. Interest and dividend income for the quarter ended August 31, 2005 was $37,928, as compared to $17,645 in the previous year. This increase is attributable to the Company having available funds to invest in marketable securities. During the current quarter, the Company also recognized a gain on the sale of property in the amount of $3,847.

Net Loss. Net loss for the three months ended August 31, 2005 was $1,059,363, as compared to a net loss of $2,180,774 for the same period in the prior fiscal year, representing a decrease in the net loss of $1,121,411. The net loss applicable to common stockholders for the three months ended August 31, 2004 included a one-time non-cash charge of $1,721,144 due to the beneficial conversion feature attributable to the difference between the purchase price and the fair market value of the common stock to which the Series I preferred stock issued in July 2004 is convertible, and an increase in operating expenses of $547,066 due to the Company incurring additional operating expenses relating to the management and marketing of the Company as described above.

Nine months ended August 31, 2005 Compared to the Nine Months Ended August 31, 2004

Revenue. Total revenue for the nine months ended August 31, 2005 was $150,571, as compared to revenue of $534,472 for the same period in the prior fiscal year, a decrease of $383,901. In the comparable period of the prior year $450,000 was recognized as amortization of the $700,000 royalty prepayment made by XenoTech for the first 16 month royalty period. This prepayment period ended November 30, 2004. Revenues under the XenoTech agreement commencing December 1, 2004 are being recognized based on the agreement's royalty percentage applied to XenoTech's actual sales for the period. On June 15, 2005, the Company announced the launch of a shrink-wrap version of its product. We believe that this action, along with further product enhancements and the launch of new products currently under development, will lead to an improvement in revenue levels in the future.

Operating Expenses. Total operating expenses for the nine months ended August 31, 2005 were $3,213,360, representing an increase of $1,237,565, as compared to the same period in the prior fiscal year. This increase results from the Company increasing selling, general and administrative expenses by $1,263,464 due to the hiring of additional management personnel, increasing marketing and investor relations costs, as well as increasing costs associated with meeting the requirements of being a public company.

Other income/expense. Interest expense for the nine months ended August 31, 2005 was $25,338, which represents a decrease of $44,489 compared to the same period in the prior fiscal year. This decrease was attributable to a reduction in the outstanding debt through payments and conversions of convertible notes and accrued interest into the Company's common stock. Interest and dividend income for the nine months ended August 31, 2005 was $80,390, compared to $54,728 in the previous year. This increase is attributable to the Company having available funds to invest in marketable securities. The Company also recognized a gain on the sale of property in the amount of $136,016 during the nine months ended August 31, 2005.

Net Loss. Net loss for the nine months ended August 31, 2005 was $2,860,326, as compared to a net loss of $3,193,897 for the same period in the prior fiscal year, representing a decrease in the net loss of $333,571. The net loss applicable to common stockholders for the nine months ended August 31, 2004 included a one-time non-cash charge of $1,721,144 due to the beneficial conversion feature attributable to the difference between the purchase price and the fair market value of the common stock to which the Series I preferred stock issued in July 2004 is convertible, and an increase in operating expenses of $1,237,565 due to the Company incurring additional operating expenses relating to the management and marketing of the Company as described above.

Liquidity and Capital Resources

The Company's cash needs have been managed primarily through the issuance of debt or equity instruments. During the nine months ended August 31, 2005, we had a net loss of $2,860,326. As a result of the inclusion of non-cash charges for services paid through the issuance of common stock, options and warrants with a fair value of $600,893: depreciation and amortization of equipment and improvements and amortization of a license agreement of $121,052, amortization of deferred compensation of $287,070, an increase in accounts payable and accrued expenses of $123,888, net of the effects of deferred income of $89,614 recognized in revenue, and an increase in other current assets of $91,442, our cash used in operating activities totaled $2,098,624. During the period we were able to issue common stock for aggregate proceeds, net of issuance costs of $3,441,721, convert other notes and accrued interest of $519,272 to common stock, receive proceeds of $465,125 from the exercise of options and warrants, and collect on a note receivable and related interest of $605,000. Due to the Company's acquisition of MCTI on September 7, 2005 and its' expansion of efforts in the therapeutics area the Company's cash requirements have increased on a monthly basis.

In February 2005, the Company completed a $4,000,000 private placement resulting in net proceeds of $3,441,721, in exchange for the issuance of 5,333,333 shares of common stock and related warrants as described in Note 6. This cash substantially improved the Company's liquidity position. As of August 31, 2005, the Company had a cash balance of $2,526,786, marketable securities of $1,144,423 and a working capital balance of $3,329,921, of which $119,486 is attributable to deferred income, which is included in current liabilities that arose from a prepayment made by XenoTech under the license agreement that will be recognized in revenue over the term of the agreement. The Company is maintaining a conservative fiscal policy.

Through August 31, 2005, a significant portion of our financing has been provided through private placements of preferred and common stock and the exercise of stock options and warrants. We have in the past increased, and plan to increase further, our operating expenses in order to fund higher levels of product development, undertake and complete the regulatory approval process, and increase our administrative resources in anticipation of future growth. In addition, acquisitions such as MCTI increase operating expenses and therefore negatively impact, in the short term, the liquidity position of the Company. We anticipate that our future cash requirements may be fulfilled by potential direct product sales, the sale of additional equity securities, debt financing and/or the sale or licensing of our technologies. We also anticipate the need for additional financing in the future in order to fund continued research and development and to respond to competitive pressures. We cannot guarantee, however, that enough future funds will be generated from operations or from the aforementioned or other potential sources. Although we raised gross proceeds of $4 million in a February 2005 private placement, we do not have any binding commitment with regard to future financing. If adequate funds are not available or are not available on acceptable terms, we may be unable to fund expansion, develop new or enhance existing products and services or respond to competitive pressures, any of which could have a material adverse effect on our business, results of operations and financial condition.

During the fiscal year ended November 30, 2004, we had a net loss of $1,738,996. At November 30, 2004, we had cash of $1,311,879. As a result primarily of the inclusion of non cash charges for consulting and services paid through the issuance of common stock and options and warrants with a fair value of $1,229,092 and depreciation and amortization of property and equipment and a license agreement of $169,739, net of the effects of deferred income of $654,349 recognized in revenue, our cash used in operating activities totaled $1,454,986. During the fiscal year, we were able to issue preferred stock for aggregate proceeds , net of issuance costs of $1,714,149, make net repayments of loans of $202,500, convert other notes and accrued interest of $594,406 to common stock and receive proceeds of $215,710 from the exercise of options and warrants.

Research Agreements

In October 2002, MultiCell Technologies was awarded a Phase I Small Business Innovation Research (SBIR) grant from the National Institutes of Health to study the production of therapeutic plasma proteins by immortalized, non-tumorigenic human hepatocytes. The aim of the SBIR award is to compare the function of MultiCell's hepatocyte-derived products to recombinant and plasma-derived therapeutic plasma proteins. The grant is for $139,314 and was completed in December 2004. During the nine months ended August 31, 2005, the Company received $36,256 under the grant and has accounted for this as an offset to research and development expenses for the period. On August 30, 2005, notification was received that a new Small Business Innovation Research award in the amount of $138,473 had been granted to the Company to create proprietary BioFactories™ that express a serine protease inhibitor recently implicated as a novel treatment for sepsis. Amounts received under the grant will be accounted for as an offset to research and development expense in the periods incurred.

Notes Payable

Notes payable as of November 30, 2004 of $425,000 was comprised of two convertible notes payable to related parties with interest at 10%, due on varying dates in 2004 and 2005 (see Note 9 in the audited consolidated financial statements included in this prospectus). During the nine months ended August 31, 2005, convertible notes with a principal balance of $425,000 plus accrued interest of $94,272 were converted into 529,272 shares of the Company's common stock at conversion prices of $.75 and $1.00 per share.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Directors and Executive Officers of the Company as of September 15, 2005 were:

Name	Age	Position	Date elected(1)
W. Gerald Newmin	68	Co-Chairman, CEO, Secretary and Director	December 1,1995
Edward Sigmond	47	Director	May 17, 2000
Ann Randolph	59	Director	June 21, 2002
Thomas A. Page	72	Director	September 11, 2003
Stephen Chang	50	President and Director	June 16, 2004
Ronald A. Faris	53	Chief Science Officer, Senior Vice President	January 27, 2004
Janice D. DiPietro	48	Chief Financial Officer and Treasurer (2)	July 9, 2004
Anthony J. Cataldo	54	Co-Chairman and Director	February 1, 2005
Anthony E. Altig	49	Director	September 15, 2005

(1)	Each director serves until the next annual meeting of shareholders which is scheduled for May 2006.
(2)	Effective January 9, 2006 Dr. DiPietro's staus changed to consultant upon the appointment of Gerald A. Wills, as the Company's Chief Financial Officer.

W. Gerald "Jerry" Newmin joined the Company in June 1995. He currently serves as the Co-Chairman, Chief Executive Officer and Secretary. Mr. Newmin is Chairman, Chief Executive Officer, Secretary and a director of Xenogenics, a partially-owned subsidiary, Chairman, Chief Executive Officer, Secretary and director of MCT Rhode Island Corp, a wholly-owned subsidiary of the Company and Chief Executive Officer, Secretary and a director of MCTI, a partially-owned subsidiary of the Company. He serves on the Board of Directors of San Diego Defcomm, a not-for-profit consortium of defense companies based in San Diego. Mr. Newmin has a Bachelor's degree in Accounting from Michigan State University.

Anthony J. Cataldo has served as a director of the Company since February 2005. He was appointed Chairman of the Board of BrandPartners Group, Inc., a Delaware corporation, (OTC BB: BPTR) in October 2003 and currently serves as its Non-Executive Chairman. From May 2002 through November 2004, he served as Executive Chairman of Calypte Biomedical Corporation (AMEX: HIV) a publicly traded biotechnology company. From May 1999 through May 2002, Mr. Cataldo served as the Chief Executive Officer and Chairman of the Board of Directors of Miracle Entertainment, Inc., a Canadian film production company. From August 1995 to December 1998, Mr. Cataldo served as President and Chairman of the Board of Senetek, PLC, (OTC BB: SNTKY) a publicly traded biotechnology company involved in age-related therapies.

Edward Sigmond has served as a director of the Company since May 2000. He has been in sales, marketing and operations management for the past 20 years. Mr. Sigmond has served as President of Kestrel Holdings, Inc., a holding company, since its inception in 1997. Mr. Sigmond served as President of Kestrel Development, a Texas based real estate development company, from 1993 to 1998 when it was dissolved. He studied Marketing and Chemistry at Duquesne University.

Ann Ryder Randolph has served as a director of the Company since June 2002. Ms. Randolph currently serves as Chair of the Audit Committee of the Company. Ms. Randolph is an associate with Regent Partners, LLC, a merchant bank in La Jolla, CA. She also serves on the boards of Allylix, Inc., a private biotechnology company, serving as Chair of the Corporate Governance and Nominating Committee; the University of California, San Diego, Libraries; the American Liver Foundation in San Diego; and the Corporate Directors Forum (CDF). Ms. Randolph earned Bachelor and Master of Arts degrees in English from the University of Louisville, Kentucky, and a Certificate in Finance from the University of California, San Diego. She has been a perennial bioscience and business student at San Diego universities and organizations for the last 25 years.

Thomas A. Page has served as a director of the Company since September 2003. Mr. Page is Director Emeritus and former Chairman of the Board and CEO of Enova Corporation and San Diego Gas and Electric Company (now part of Sempra Energy). Mr. Page has been active in numerous industrial, community and governmental associations and has funded medical research. He is a director of the San Diego Regional Economic Development Corporation, Community National Bank, Sys Technologies and is an advisory director of Sorrento Ventures. Mr. Page earned a Bachelor of Science degree in civil engineering, a masters in industrial administration and was awarded a doctorate in management, all from Purdue University. He has been licensed as an engineer and as a certified public accountant (CPA). Mr. Page also serves on the University of California Presidents Council on the National Laboratories.

Ronald Faris, Ph.D. has been our Chief Science Officer since January 27, 2004. Dr. Faris joined the Company in May 2001 and served as President and Chief Science Officer of the MCT subsidiary until spring 2004. Dr. Faris is Senior Vice President and Chief Science Officer and a director of MCT Rhode Island Corp. Dr. Faris is also Senior Vice President and Chief Science Officer of Xenogenics Corporation. Prior to that, he consulted with the Company for two years. Dr. Faris recently worked as the Director of Pediatric Oncology Research at the Rhode Island Hospital, Providence Rhode Island and as an Associate Professor of Pediatrics and Pathology, Brown University. Dr. Faris received his Bachelor of Science degree in Biochemistry from Virginia Polytechnic Institute and State University and his Doctorate in Nutritional Toxicology/Biochemistry from Cornell University. He holds a patent on adult stem cells and has authored numerous publications related to hepatic research.

Stephen Chang, Ph.D has served as a director of the Company since June 2004 and became President of the Company in February, 2005. Dr. Chang is also President of MCT Rhode Island Corp. and Xenogenics Corporation and President, Chief Financial Officer, Treasurer, and director of MCTI, a partially-owned subsidiary of the Company. . Dr Chang is President of CURES, a coalition of patient advocates, biotechnology companies, pharmaceutical companies and venture capitalists dedicated to ensuring the safety, research and development of innovative life saving medications. Dr Chang is on the board of BIOCOM, San Diego's premier life sciences organization. Dr. Chang was Chief Science Officer and Vice President of Canji Inc./Schering Plough Research Institute in San Diego from 1998 to 2004. Dr. Chang earned his doctoral degree in Biological Chemistry, Molecular Biology and Biochemistry from the University of California, Irvine.

Dr. Janice D. DiPietro was appointed as our Chief Financial Officer in July 2004 and Treasurer in May 2005. Dr. DiPietro was also Chief Financial Officer and Treasurer of MCT Rhode Island Corp. and Xenogenics Corporation. Effective January 9, 2006 Dr. DiPietro's staus changed to consultant upon the appointment of Gerald A. Wills, as the Company's Chief Financial Officer. Dr. DiPietro is Managing Partner of Tatum Partners and is responsible for the firm's practice in Boston and the New England area. Prior to joining Tatum Partners, Dr. DiPietro was Executive Vice President and Chief Financial Officer of NewDeal Inc, a Delaware company. Dr. DiPietro was also President of GreenPC, Inc., a wholly-owned subsidiary of NewDeal Inc. Prior to this, Dr. DiPietro founded JD Consulting and served as the firm's CEO for thirteen years, culminating in the successful sale of this practice. Dr. DiPietro graduated with honors from Bentley College and holds an MBA and Doctoral degree in Accounting from Boston University.

Anthony E. Altig was appointed to the board of directors of the Company in September, 2005. Mr. Altig has been, since December 2004, Senior Vice President and Chief Financial Officer of Diversa Corporation, a public biotechnology company. From October 2002 to November 2004, Mr. Altig served as Vice President and Chief Financial Officer of Maxim Pharmaceuticals, a public biopharmaceutical company. From 2000 to 2001, Mr. Altig served as Executive Vice President and Chief Financial Officer for NBC Internet, an Internet consumer media and e-commerce portal company. From 1998 to 2000, Mr. Altig served as Executive Partner and Chief Accounting Officer of USWeb Corporation (acquired by Whitman-Hart), an Internet professional services firm. Mr. Altig was also a biotechnology and technology client service executive with PricewaterhouseCoopers LLC and KPMG LLC from 1982 to 1998. Mr. Altig is a Certified Public Accountant and is a graduate of the University of Hawaii.

Audit Committee and Financial Expert

The Company has an Audit Committee that oversees the Company's corporate accounting and financial reporting. Four directors comprise the Audit Committee: Ann Randolph (Chairman), Edward Sigmond, Thomas Page and Anthony Altig, both certified public accountants. The Board of Directors annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards. The Board of Directors has determined that Thomas Page and Anthony Altig qualify as "audit committee financial experts," as defined in the applicable SEC rule. The board made a qualitative assessment of Mr. Page's level of knowledge and experience based on a number of factors, including his formal education and experience as a financial expert and his prior experience as a certified public accountant.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation received for the fiscal years ended November 30, 2004, 2003, and 2002 for services rendered to the Company in all capacities by the Company's Chief Executive Officer and any officer with total annual salary and bonus over $100,000 per year.

		Annual Compensation			Long Term Compensation Awards

Name and principal position	Year	Salary ($)	Bonus ($)	Other annual compensation ($)	Restricted stock award(s) ($)	Securities Options/SARs (#)

W. Gerald Newmin, Co-Chairman of the Board, Chief Executive Officer, President, Treasurer, Secretary and Director	2004 2003 2002	-0- -0- -0-	-0- -0- -0-	$66,750 (1) $45,625(1) $53,500(1)	-0- -0- -0-	50,000 -0- 100,000

Gregory F. Szabo President, Treasurer, Director (2)	2004 2003 2002	$225,000 $149,662 $66,169	-0- -0- -0-	$11,500(1) $38,500(1) $35,176(1)	-0- -0- -0-	-0- -0- 400,000

Ronald A. Faris Chief Science Officer, Senior Vice President	2004 2003 2002	$145,542 $161,300 $133,844	$50,000 -0- $66,500	-0- -0- -0-	-0- -0- -0-	100,000 -0- -0-

Janice D. DiPietro Chief Financial Officer(3)	2004	$46,676	-0-	$9,375(4)	-0-	-0-
(1)

Represents the fair market value of shares of our common stock paid in lieu of cash based on the closing market price of our common stock on the date of approval by our board of directors. A total of 32,294; 191,751; and 91,731 shares were issued to Mr. Newmin in fiscal 2004, 2003, and 2002 respectively, and a total of 4,466; 162,402; and 94,990 shares were issued to Mr. Szabo in fiscal 2004, 2003, and 2002 respectively.

(2)	Mr. Szabo resigned as an officer and Director of our Company effective March 31, 2004.
(3)

Dr. DiPietro was elected Chief Financial Officer of our Company on July 9, 2004. Effective January 9, 2006 Dr. DiPietro's staus changed to consultant upon the appointment of Gerald A. Wills, as the Company's Chief Financial Officer.

(4)	Represents fees paid to Tatum CFO Partners, LLP of which Dr. DiPietro is a Managing Partner.

Stock Option Grants in Fiscal Year 2005

The Company grants options to its executive officers under its 2004 Equity Incentive Plan. As of November 1, 2005, options to purchase a total of 2,032,200 shares were outstanding under the Incentive Plan and options to purchase 4,967,800 shares remained available for grant under the plan.

The following tables show for the fiscal year ended November 30, 2004, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

	Individual Grants

Name	Number of Securities Underlying Options/ SARs Granted (#)	Total Options/ SARs Granted to Employees in Fiscal Year	Exercise Or Base Price ($/Sh)	Expiration Date

W. Gerald Newmin	150,000	50,000	$1.485	9/16/2009
Ronald A. Faris	390,000	100,000	$3.05	2/27/2009
Janice D. DiPietro	40,000	40,000	$.80	12/7/2009

Stock Option Exercises and Fiscal Year-end Values

The following table presents information for the Named Executive Officers with respect to stock options exercised during fiscal year 2004 and unexercised options held as of the end of the fiscal year.

Aggregated Option Exercises In Fiscal Year 2004 And Fiscal Year End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized by Company ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End 11/30/04 Exercisable/Unexercisable	Exercise Price Value of Unexercised In-the-Money Options at Fiscal Year End ($)Exercisable/Unexercisable

W. Gerald Newmin	65,000	$68,250	102,778/47,222	$61,250/63,750
Ronald A. Faris	6,000	$2,400	252,333/141,667	$177,183/255,417

Compensation of Directors

Our bylaws authorize our board of directors to fix the compensation of directors for services related to their membership in board committees and allow the reimbursement of expenses of directors for their attendance at each meeting of our board of directors. On February 15, 2000, the board of directors resolved that each board member would receive the equivalent of $2,000 in our common stock for each board meeting in which such director participates. On June 15, 2004, the Board of Directors resolved to increase the compensation of directors to the equivalent of $3,000 in our common stock for each board meeting in which such director participates. Members of the Audit Committee receive the equivalent of $4,000 (Chairman) and $1,000 (member) in our common stock for each audit committee meeting in which such director participates. Members of the Nominating, Corporate Governance and Compensation Committee receive equivalent of $2,000 (Chairman) and $1,000 (member) in our common stock for each compensation committee meeting in which such director participates. The number of shares issued for each meeting is based upon the closing price of our common stock on the date of the Board Meeting in question.

In addition to the per meeting stock grants, during fiscal year 2004, six members of the Scientific Advisory Board were each granted 30,000 options at $1.25 and $1.05 which vest over a three year period and expire June 14, 2009 and October 19, 2009. The Board of Directors were each granted options for 50,000 shares of common stock at $1.35 per share. These options vest over three years and will expire on September 15, 2009. New members of the MultiCell Board of Directors are granted 50,000 options at the then market price. As such, Mr. Page was granted 50,000 options on September 11, 2003 at $.875 that vest over a three year period and expire September 11, 2007, and Dr. Chang was granted 50,000 options on June 15, 2004 at $1.25 per share that vest over a three year period and expire on June 14, 2007.

During the nine months ended August 31, 2005, in addition to the per meeting stock grants, two directors received 26,250 shares of common stock for consulting services rendered. The Company also granted options to purchase 100,000 shares of common stock to two members of the Company's Board of Directors at an exercise price of $1.10 per share.

Employment, Severance and Change of Control Agreements

Effective February 10, 2005 the Company entered into an employment agreement with Stephen Chang, Ph.D., as President, and a director and consulting agreement with Anthony Cataldo. Under the terms of these agreements both Dr. Chang and Mr. Cataldo will be paid $15,000 per month in a combination of stock and cash, plus directors fees of $3,000 for each board meeting attended. In the event that the Company terminates Dr. Chang's employment, without Cause (as defined in the agreements), or terminates his employment for Good Reason, he shall be entitled to receive severance pay in the form of salary continuation then in effect, less applicable deductions and withholdings, for a period of six (6) months. Dr. Chang was issued one million stock options under the Company's equity incentive plan at $1.40 per share, the fair market value on date of grant. The stock options will vest monthly over three years and expire in five years. Mr. Cataldo was granted a warrant to purchase two million shares of the Company's common stock at an exercise price of $1.40 per share. One million shares become exercisable in equal monthly installments over three years, or earlier in the event the remaining one million become exercisable as set forth below. Upon the closing of a round of equity financing that has been arranged by Mr. Cataldo with investors that were first introduced to the Company by Mr. Cataldo, equal to at least ten million dollars ($10,000,000) on terms acceptable to the Board, one million (1,000,000) shares subject to the warrant shall become exercisable thirty (30) days after the closing date of such round of financing. Mr. Cataldo also received 50,000 stock options for joining the Company's board of directors at an exercise price of $1.40 per share, the fair market value on the date of grant. Mr. Cataldo also received a $150,000 payment under his agreement for services rendered in connection with the Company's $4,000,000 fundraising. Mr. Cataldo's consulting services under his agreement may be terminated only for cause, as defined in the agreement.

On May 26, 2005, the Company executed a new employment agreement with Ronald Faris, Ph.D., continuing his employment as Senior Vice President and Chief Science Officer. The agreement is for a term of three years and may be cancelled by Dr. Faris or by the Company at any time. The agreement provides for a base salary of $175,000 per year plus participation in the Company's bonus and compensation programs for executive management, if and when established. In addition, Dr. Faris received a stock option (the "Option") to purchase 200,000 shares of the Company's common stock, at an exercise price of $1.40 per share. The Option will be exercisable for a period of five years and will vest monthly in equal installments over the three year term of the agreement. The agreement also provides that Dr. Faris shall be eligible to participate in any executive benefit plan made available to the Company's executive or key management employees, including paid vacation and medical insurance.

In the event Dr. Faris is terminated without cause (as defined in the agreement) or he terminates his employment for good reason (as defined in the agreement), Dr. Faris is entitled to receive severance pay equal to six months of his base salary then in effect. In addition, for a period of one year after his employment with the Company ends, Dr. Faris has agreed not to solicit the Company's employees, consultants, customers, suppliers or distributors.

On November 16, 2005, the board of directors of MultiCell Technologies, Inc. (the "Company") approved resolutions to pay Stephen Chang, a member of the board of directors and the Company's President, $200,000 owed to Dr. Chang (the "Accrued Amount") by MultiCell Immunotherapeutics, Inc. ("Sub") that were accrued by Sub prior to the Company's acquisition of Sub on September 7, 2005. The Accrued Amount represents compensation in consideration of services of Dr. Chang to Sub prior to the acquisition. Following the acquisition, Dr. Chang has served as President of Sub. Dr. Chang has also previously entered into an Employment Agreement with the Company dated as of February 1, 2005.

Dr. Chang will receive the Accrued Amount as follows: (a) $100,000 in November 2005, $50,000 of which is paid in cash and $50,000 of which is paid in shares of the Company's Common Stock based on the closing price per share of the Company's Common Stock on November 16, 2005 (the date of issuance), and (b) $100,000 in 2006, $50,000 of which is to be paid in cash and $50,000 of which is to be paid in shares of the Company's Common Stock based on the closing price per share of the Company's Common Stock on the date of issuance. Accordingly, the Company issued to Dr. Chang 73,529 shares of Common Stock on November 16, 2005 pursuant to the Company's 2000 Employee Benefit Plan in consideration of the $50,000 to be paid in shares in November 2005. The closing price per share of the Company's Common Stock on November 16, 2005 was $0.68.

On November 16, 2005, the board of directors of the Company amended an outstanding option to purchase 50,000 shares of Common Stock originally granted on or about October 12, 2001 to Ronald Faris, the Company's Senior Vice President and Chief Science Officer, pursuant to the Company's 2000 Stock Option Plan. The option was amended to extend the termination date from October 11, 2005 to October 11, 2006. The closing price per share of the Company's Common Stock on October 11, 2005 was $0.60, the same price as the exercise price per share of the option being amended. All other terms of the option remain unchanged, including the exercise price per share.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of November 1, 2005, certain information as to shares of our common stock owned by (i) each person known to beneficially own more than 5% of the outstanding common stock, (ii) each of our directors, and named executive officers, and (iii) all of our executive officers and directors as a group. Unless otherwise indicated, the address of each named beneficial owner is the same as that of our principal executive offices located at 701 George Washington Highway, Lincoln, RI, 02865.

Name and Address of Beneficial Owner (1)	Number of Shares Beneficially Owned (2)	Percentage of Class Beneficially Owned

W. Gerald Newmin (3)	5,725,943	16.88%
Edward Sigmond (4)	74,799	0.23%
Ann Ryder Randolph (5)	182,781	0.56%
Ronald A. Faris (6)	499,831	1.52%
Thomas A. Page (7)	724,470	2.19%
Stephen Chang, Ph.D. (8)	409,691	1.24%
Janice DiPietro (9)	16,667	0.05%
Monarch Pointe Fund, LTD (10)	1,729,996	5.18%
David Firestone (11)	3,336,820	9.99%
Asset Managers International, Ltd. (12)	2,633,333	7.97%
Anthony J. Cataldo(13)	332,604	1.01%
Anthony Altig (14)	4,861.01%
All executive officers and directors as a group (eight persons)	7,971,647	22.47%

(1)

Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Pursuant to the rules of the Commission, shares of common stock that each named person and group has the right to acquire within 60 days pursuant to options, warrants, or other rights, are deemed outstanding for purposes of computing shares beneficially owned by and the percentage ownership of each such person and group. Applicable percentages are based on 32,599,025 shares outstanding on November 1, 2005, adjusted as required by rules promulgated by the SEC.

(2)	Unless otherwise noted, all shares listed are owned of record and the record owner has sole voting and investment power, subject to community property laws where applicable.
(3)

Includes 831,663 shares of our common stock and warrants for 62,000 shares of our common stock owned by Mr. Newmin's spouse, over which Mr. Newmin disclaims beneficial ownership. Includes 20,833 shares issuable under options, which are exercisable within 60 days of November 1, 2005 and 1,310,000 shares in the form of warrants.

(4)	Includes 20,833 shares issuable under options, which are exercisable within 60 days of November 1, 2005.
(5)	Includes 80,556 shares issuable under options, which are exercisable within 60 days of November 1, 2005.
(6)	Includes 264,000 shares issuable under options which are exercisable within 60 days of November 1, 2005.
(7)	Includes 59,722 shares issuable under options which are exercisable within 60 days of November 1, 2005 and 350,000 shares in the form of warrants.
(8)	Includes 366,389 shares issuable under options which are exercisable within 60 days of November 1, 2005.
(9)	Includes 16,667 shares issuable under options which are exercisable within 60 days of November 1, 2005.
(10)

Includes an estimated 1,807,692 shares of common stock issuable upon the conversion of outstanding shares of our Series I Preferred Stock, and 372,895 shares of common stock issuable upon exercise of an outstanding warrant. Assumes a conversion price of $.39 on the Series I Preferred Stock, which would have been the applicable conversion price if the conversion had occurred on November 1, 2005. The selling stockholder has agreed not to convert Series I shares or to exercise warrants to the extent such holder's beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. Also included are 904,411 shares of common stock, 295,281 of common stock warrants which are exercisable at $1.00 per share and 131,236 common stock warrants which are exercisable at $1.50 per share acquired on February 11, 2005. The address for this selling stockholder is c/o MAG Capital, LLC, 555 South Flower Street, Suite 4200 Los Angeles, CA 90071.

(11)

David F. Firestone is the managing member of MAG Capital, LLC, a California limited liability company ("MAG"). Mercator Momentum Fund, L.P. and Mercator Momentum Fund III, L.P. are private investment limited partnerships organized under California law. The general partner of each fund is MAG. Monarch Pointe Fund, Ltd. and Pentagon Special Purpose Fund, Ltd. are corporations organized under the laws of the British Virgin Islands. MAG controls the investments of Monarch Pointe Fund, Ltd. and Pentagon Special Purpose Fund, Ltd. Assumes a conversion price of $.39 on the Series I Preferred Stock, which would have been the applicable conversion price if the conversion had occurred on November 1, 2005. The selling stockholder agreed not to convert Series I shares or to exercise warrants to the extent such holder's beneficial ownership of common stock will exceed 9.99% of the common stock then outstanding. The address for the selling shareholder is c/o MAG Capital, LLC, 555 South Flower Street, Suite 4200 Los Angeles, CA 90071.

(12)

Includes 1,333,333 shares of common stock, 900,000 shares that may be issued to Asset Managers International, Ltd. Upon its exercise of an outstanding warrant with an exercise price of $1.00 per share warrant and 400,000 shares that may be issued to Asset Managers International, Ltd. Upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued to it in connection with the February 11, 2005 investment by Asset Managers International, Ltd.

(13)	Includes 15,278 shares issuable under options and 305,556 shares in the form of warrants which are exercisable within 60 days of November 1, 2005.
(14)	Includes 4,861 shares issuable under options which are exercisable within 60 days of November 1, 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From August 2001 through November 2003, the Company borrowed an aggregate of $1,858,500 in order to finance the acquisition of MultiCell and for working capital. Of this amount, the Company borrowed $736,000 from Mr. Newmin, our Co-Chairman and Chief Executive Officer, and $50,000 from Mr. Szabo, Exten's former President. The notes bear interest at the rate of 10% per annum, with all principal and accrued interest originally due and payable in August 2004 and various dates in 2005. In addition, Mr. Newmin received warrants to purchase 1,372,000 shares of our common stock, respectively, at an exercise price of $.50 per share. During 2003, Mr. Newmin converted $157,000 of his loans plus accrued interest and Mr. Szabo converted his entire loan plus accrued interest into shares of MultiCell Technologies, Inc. common stock. Mr. Newmin received a total of 207,261shares and Mr. Szabo received 60,931 shares of stock. During the fiscal year ended November 30, 2004, Mr. Newmin converted $129,000 of his loans plus accrued interest into 141,140 shares of MultiCell Technologies, Inc. common stock.

The remainder of Mr. Newmin's loans, originally due August 4, 2004, were extended for one additional year, to August 3, 2005. The loans plus accrued interest of $89,272 were converted on July 11, 2005 into 489,272 shares of our common stock at $1.00 per share.

On June 9, 2004, the Company entered into an agreement with Tatum Partners, LLP of Boston, MA to retain the services of Ms. Janice DiPietro as the Company's Chief Financial Officer. Under the terms of the agreement, the Company will compensate Ms. DiPietro at a rate of $1,667 per day and provides for a cash bonus or equity incentive payment to Ms. DiPietro. Ms. DiPietro has agreed to share any equity compensation with Tatum Partners, LLP and is eligible for any employee benefits provided by the Company. The Company entered into a second agreement with Tatum Partners LLP on February 3, 2005 in connection with providing assistance to the Company in the area of compliance with the Sarbanes Oxley Act of 2002. This agreement stipulates a rate of $1,500 per day. Effective January 9, 2006 Dr. DiPietro's status changed to consultant upon the appointment of Gerald A. Wills, as the Company's Chief Financial Officer.

Mr. Newmin's wife, Barbara Corbett, provides investor relations consulting services to the Company. Ms. Corbett is compensated on an hourly basis and is paid in common stock of the Company. For the fiscal year ended November 30, 2004 Ms. Corbett was issued an aggregate of 11,444 shares of the Company's common stock for services rendered.

On September 7, 2005, MultiCell Immunotherapeutics, Inc. ("MCTI"), a subsidiary of the Company, entered into an Asset Contribution Agreement with the Company, Alliance Pharmaceutical Corp. ("Alliance"), and Astral, Inc. ("Astral," and together with Alliance, "Transferors") (the "Agreement"). Pursuant to the Agreement, MCTI issued 490,000 shares of common stock to Alliance in consideration for the acquisition of certain assets (including intellectual property, laboratory equipment and furniture) and the assumption of certain liabilities relating to Transferors' business. The intellectual property acquired by MCTI includes ten United States and twenty foreign issued and pending patents and patent applications related to chimeric antibody technology, treatment of Type 1 diabetes, T-cell tolerance, toll-like receptor technology, dendritic cells, dsRNA technology and immunosuppression. The 490,000 shares of MCTI's common stock represent 49% of the outstanding shares of MCTI, as of the closing of the transaction. As part of the acquisition, the Company has guaranteed the obligations of MCTI related to the assumption of certain liabilities relating to Transferors' business. Prior to the closing of the Acquisition, Stephen Chang, a director and the President of the Company, served as the President and Chief Executive Officer of Astral on a one-day per week basis. As part of MCTI's assumption of certain liabilities of Transferors, MCTI assumed liabilities owed by Astral to Dr. Chang in the amount of $200,000. The $200,000 assumed by MCTI will be paid to Dr. Chang over time as determined by the board of directors of the Company, with Dr. Chang abstaining from voting thereon. In addition, MCTI hired two scientists of Astral as part of the Acquisition. The Acquisition closed on September 7, 2005, the date of execution of the Agreement.

See also "Employment, Severance and Change of Control Agreements".

DESCRIPTION OF SECURITIES

The following description summarizes some of the terms of our capital stock and provisions of our amended Certificate of Incorporation and Bylaws, which have previously been filed with the Commission, and is qualified in its entirety by reference to our amended Certificate of Incorporation and Bylaws.

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this prospectus, there were 32,599,025 shares of our common stock outstanding and held of record by 1,256 holders.

Common Stock

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of our common stock are entitled to receive such lawful dividends as may be declared by our board of directors. In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive pro rata all of our remaining assets available for distribution to our stockholders. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and shares of common stock to be issued pursuant to this registration statement will be fully paid and non-assessable.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock without any further vote or action by stockholders. These rights and preferences include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that the holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control.

Series I Convertible Preferred Stock

On July 13, 2004, we completed the sale in a private placement of 20,000 shares of Series I convertible preferred stock, at a price of $100 per share. The Series I shares are convertible at any time into common stock at 80% of the average trading price of the lowest three inter-day trading prices of the common stock for the ten trading days preceding the conversion date, but at an exercise price of no more than $1.00 per share and no less than $0.25 per share. The Series I preferred stock described does not have voting rights, but does have conversion rights which could adversely effect the voting power or dividend rights of the holders of common stock and may have the effect of delaying, deferring or preventing a change in control of our company.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203 of the Delaware General Corporation Law, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by our board of directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Delaware General Corporation Law, Section 102(b)(7), enables a corporation in its original certificate of incorporation, or an amendment thereto validly approved by stockholders, to eliminate or limit personal liability of members of its Board of Directors for monetary damages for breach of fiduciary duty as a director. However, the elimination or limitation shall not apply where there has been a breach of the duty of loyalty, failure to act in good faith, intentional misconduct or a knowing violation of a law, the payment of a dividend or approval of a stock repurchase which is deemed illegal or an improper personal benefit that is obtained. Article TENTH of our amended Certificate of Incorporation includes the following language limiting the liability of, and providing indemnification for, directors.

A Director of the Corporation shall not be personally liable to the Corporation or its Shareholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Directors duty of loyalty to the Corporation or its Shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the Director derived an improper personal benefit (the "Director Liability Provision").

This provision in the Certificate of Incorporation does not eliminate the director's fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to our Company for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

To the extent that indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our Company as discussed in the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore unenforceable. We believe that our Certificate of Incorporation provisions are necessary to attract and retain qualified persons as directors and officers.

PLAN OF DISTRIBUTION

The Selling Stockholders may offer all or a portion of their shares offered by this prospectus for sale, from time to time, pursuant to this prospectus, in one or more private negotiated transactions, in open market transactions in the over-the-counter market, or otherwise, or by a combination of these methods, at fixed prices, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. The Selling Stockholders may effect these transactions by selling shares directly to one or more purchasers or through broker-dealers or agents. The compensation to a particular broker-dealer or agent may be in excess of customary commissions.

To our knowledge, the Selling Stockholders have not made any arrangements with any brokerage firm for the sale of the shares. The Selling Stockholders have advised us that they presently intend to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of the sale. However, depending on market conditions and other factors, the Selling Stockholders may also dispose of the shares through one or more of the other methods described above.

The Selling Stockholders may be considered "underwriters" within the meaning of the Securities Act in connection with the sale of their shares. Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters. Profits on any resale of the shares by the Selling Stockholders and any discounts, commissions or concessions received by such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Because the Selling Stockholders may be considered to be underwriters within the meaning of Section 2(a) (11) of the Securities Act, the Selling Stockholders may be subject to the prospectus delivery requirements of Section 5 of the Securities Act for transactions involving the sale of our common stock.

The Selling Stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder, including Regulation M. Regulation M may limit the timing of purchases and sales of any of the shares of our common stock by the Selling Stockholders and any other person distributing our common stock. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of shares of our common stock to engage in market-making activities with respect to the particular shares of common stock being distributed for a period beginning five business days prior to the commencement of such distribution and ending upon such person's completion of participation in the distribution. All of the foregoing may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock. Rules 101 and 102 of Regulation M, among other things, generally prohibit certain participants in a distribution from bidding for, purchasing or inducing any person to bid for or purchase any of the securities that are the subject of the distribution. Rule 104 of Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

The shares offered hereby are being registered pursuant to our contractual obligations and we have agreed to pay the expenses of the preparation of this prospectus.

SELLING STOCKHOLDERS

We are registering the resale of up to 24,606,281 shares of our common stock on behalf of the selling stockholders named below. Of this amount, 8,000,000 shares are issuable upon conversion of shares of our Series I convertible preferred stock and 1,000,000 shares are issuable upon exercise of common stock warrants, all of which were issued on July 13, 2004, in consideration of our receipt of $2 million in gross proceeds (the "Series I Financing"). The Series I preferred stock is convertible at any time, and has a floating conversion price equal to 80% of the three lowest inter-day trading prices of the common stock for the ten consecutive trading days preceding the conversion date, with a conversion price of no more than $1.00 per share and no less than $0.60 per share. As part of the financing, we issued warrants to the purchasers of the Series I preferred stock, exercisable until July 12, 2007, which entitle the holders to purchase an aggregate of 1,000,000 shares of common stock at the lower of $1.00 per share or the average of the ten closing prices of our common stock during the ten trading days preceding the exercise date.

From August 2001 to February 2003, we borrowed an aggregate of $1,858,500 from 29 lenders in order to finance the cash portion of the purchase price in the acquisition of MCT (the "Loan Transaction") and provide working capital. Except as noted below, each loan bears interest at the rate of 10% per annum and may be converted at any time prior to maturity at conversion rates ranging from $0.50 per share (if the conversion occurs within 12 months following issuance) to $1.00 per share (if the conversion occurs after 24 months following issuance). In addition, each lender received a warrant to purchase a number of shares of our common stock equal to two (2) shares for each dollar ($5.00) loaned to us, with an exercise price equal to $0.50 per share (except as otherwise noted below). In connection with the Loan Transaction, we agreed in the warrant to register the resale of the shares issuable upon exercise of the warrant. We have no obligation to register the resale of the shares issuable upon the conversion of the loans.

On February 11, 2005, the Company completed a private placement offering. Pursuant to subscription agreements, originally signed on January 29, 2005 and subsequently amended on February 11, 2005, with 11 accredited investors, the Company received an aggregate of $4,000,000, pursuant to Regulation D of the Securities Act of 1933, as amended, and issued an aggregate of 5,333,333 shares of common stock; three year warrants to purchase an aggregate of 3,600,000 shares of common stock at $1.00 per share and three year warrants to purchase an aggregate of 1,600,000 shares of common stock at $1.50 per share, pursuant to Regulation D of the Securities Act of 1933, as amended. After deducting issuance costs of $558,279 the Company received net proceeds of $3,441,721. In connection with the offering, the Company entered into a registration rights agreement with the investors and agreed to file a registration statement for the resale of the common stock and the shares issuable upon exercise of the warrants within 90 days of the date of the agreement. Pursuant to the terms of the registration rights agreement, the Company is required to have the registration statement declared effective by the Securities and Exchange Commission within 150 days from the date of filing. Effective February 11, 2005, in conjunction with this offering, the Company entered into a series of standstill agreements, originally signed on January 29, 2005 and subsequently amended on February 11, 2005, with 27 of its security holders, including seven members of the Board of Directors, wherein the security holders have agreed not to exercise an aggregate of 5,127,100 outstanding options and warrants to purchase shares of common stock, until such time as the Company had obtained stockholder approval to amend its certificate of incorporation to provide for additional authorized shares of common stock or until the stockholders approve a reverse split of the common stock. On May 18, 2005 the Company's stockholders approved a one- for -five reverse stock split of the Company's Common Stock.

The following table identifies the selling stockholders and indicates (i) the nature of any position, office or other material relationship that each selling stockholder has had with us during the past three years (or any of our predecessors or affiliates) and (ii) the number of shares and percentage of our outstanding shares of common stock owned by the selling stockholder prior to the offering, the number of shares to be offered for the selling stockholder's account and the number of shares and percentage of outstanding shares to be owned by the selling stockholder after completion of the offering.

Name of Selling Stockholder	Shares Beneficially Owned Prior To Offering	Percent of Class of Shares Owned Before the Offering (A)	Maximum No. of Shares to be Sold in this Offering	Shares Beneficially Owned After the Offering	Percent of Class of Shares Owned After the Offering

Monarch Pointe Fund, Ltd. (1)	1,729,996	5.18%	4,494,321	29,502	*
Mercator Momentum Fund, L.P. (2)	1,376,038	4.12%	2,748,838	121,362	*
Mercator Momentum Fund III, L.P. (3)	1,215,289	3.64%	1,936,838	93,704	*
MAG Capital, LLC (4)	3,336,820	9.99%	980,000	244,568	*
W. Gerald Newmin (i)(5)	5,725,943	16.88%	1,372,000	4,353,943	8.60%
Thomas Page (6)	724,470	2.19%	350,000	374,470	*
Candace Dyer (7)	1,364,041	4.18%	70,000	1,294,041	2.56%
Gregory F. Szabo (8)	280,000	*	100,000	180,000	*
Barbara Corbett (9)	5,725,943	16.88%	1,372,000	4,353,943	8.60%
Bathgate Capital Partners (10)	33,333	*	33,333	0	*
Jim Kalhorn (11)	99,645	*	67,500	32,145	*
Scott Brassfield (12)	213,962	*	170,212	0	*
Cliffton L. Cooke (13)	200,000	*	200,000	0	*
Robert & Blake Shelton (14)	509,402	1.55%	322,500	186,902	*
Sasha Corp. Profit Sharing (15)	22,000	*	10,000	12,000	*
Sasha Corp. Pension Plan (16)	70,538	*	50,000	20,538	*
Kurt Lesh (17)	192,068	*	85,000	107,068	*
Larry Lake (18)	34,900	*	20,000	14,900	*
Sharon Donahoo (19)	130,000	*	40,000	90,000	*
Shirley Corbett (20)	280,000	*	200,000	80,000	*
Paul Barich (21)	20,000	*	20,000	0	*
Craig Greene (22)	105,000	*	50,000	55,000	*
Robert Hinman (23)	17,983	*	10,000	7,983	*
Chris Hinman (24)	118,727	*	50,000	68,727	*
The Estate of Doug Egger (25)	184,500	*	60,000	124,500	*
Boand Automotive (26)	34,845	*	20,000	14,845	*
Telstar Limited (27)	1,316,667	3.96%	1,316,667	0	*
Golden Mist Ltd. (28)	526,666	1.60%	526,666	0	*
Search Capital (29)	790,000	2.39%	790,000	0	*
Anthony Capozza (30)	263,333	*	263,333	0	*
Steve Capozza (31)	263,333	*	263,333	0	*
Mark Elliot Schlanger (32)	263,333	*	263,333	0	*
Pentagon Special Purpose Fund, Ltd. (33)	1,316,667	3.96%	1,316,667	0	*
Asset Managers International, Ltd. (34)	2,633,333	7.97%	2,633,333	0	*
J.P Turner (35)	110,000	*	110,000	0	*
Capstone Investments (36)	100,000	*	100,000	0	*
Anthony J. Cataldo (i) (37)	322,604	1.01%	166,662	155,942	*

*	Represents less than 1%.
(A)	Based on 32,599,025 shares of common stock issued and outstanding as of November 1, 2005.

(1)

Represents up to 1,807,692 shares of common stock issuable upon conversion of Series I preferred stock and 372,895 shares of common stock issuable upon exercise of common stock warrants issued in conjunction with the Series I preferred stock, 904,411 shares of common stock, 295,281 of common stock warrants exercisable at $1.00 per share and 131,236 common stock warrants exercisable at $1.50 per share acquired on February 11, 2005. MAG Capital, LLC controls the investments of Monarch Pointe Fund, Ltd. David Firestone, as managing member of MAG Capital, LLC has voting and investment control over the shares held by Monarch Pointe Fund, Ltd. The selling stockholder is prohibited from converting shares of Series I preferred stock or exercising warrants to the extent that the beneficial ownership of our common stock held by such stockholder and its affiliates would exceed 9.99% of our common stock then outstanding.

(2)

Represents up to 1,192,307 shares of common stock issuable upon conversion of Series I preferred stock and 250,565 shares of common stock issuable upon exercise of common stock warrants issued in conjunction with the Series I preferred stock, 550,453 shares of common stock, 144,818 common stock warrants exercisable at $1.00 per share and 64,364 common stock warrants exercisable at $1.50 per share acquired on February 11. 2005. MAG Capital, LLC controls the investments of Mercator Momentum Fund, L.P. David Firestone, as managing member of MAG Capital, LLC has voting and investment control over the shares held by Mercator Momentum Fund, L.P. The selling stockholder is prohibited from converting shares of Series I preferred stock or exercising warrants to the extent that the beneficial ownership of our common stock held by such stockholder and its affiliates would exceed 9.99% of our common stock then outstanding.

(3)

Represents up to 846,153 shares of common stock issuable upon conversion of Series I preferred stock and 176,538 shares of common stock issuable upon exercise of common stock warrants issued in conjunction with the Series I preferred stock, 389,704 shares of common stock, 99,900 common stock exercisable at $1.00 per share and 44,400 common stock warrants exercisable at $1.50 per shares acquired on February 11, 2005. MAG Capital, LLC controls the investments of Mercator Momentum Fund III, L.P. David Firestone, as managing member of MAG Capital, LLC, has voting and investment control over the shares held by Mercator Momentum Fund III, L.P. The selling stockholder is prohibited from converting shares of Series I preferred stock or exercising warrants to the extent that the beneficial ownership of our common stock held by such stockholder and its affiliates would exceed 9.99% of our common stock then outstanding.

(4)

Represents up to 200,000 shares of common stock issuable upon exercise of an outstanding warrant issued in conjunction with the Series I preferred stock, 540,000 common stock warrants exercisable at $1.00 per share and 240,000 common stock warrants exercisable at $1.50 per shares acquired on February 11, 2005. MAG Capital, LLC controls the investments of Monarch Pointe Fund, Ltd. and Pentagon Special Purpose Fund, Ltd. MAG Capital, LLC is the general partner of Mercator Momentum Fund, LP and Mercator Momentum Fund III, LP. David Firestone, as managing member of MAG Capital, LLC, has voting and investment control over the shares held by these entities. The selling stockholder is prohibited from exercising warrants to the extent that the beneficial ownership of our common stock held by such stockholder and its affiliates would exceed 9.99% of our common stock then outstanding.

(5)

Includes (a) up to 1,310,000 shares which may be issued to Mr. Newmin upon his exercise of outstanding warrants issued to him in connection with a Loan Transaction. The exercise price of the warrants are $0.50 per share and (b) 831,663 shares of common stock and warrants for 62,000 shares owned by Mr. Newmin's spouse. Mr. Newmin disclaims beneficial ownership of the shares owned by his spouse. Mr. Newmin has been a director and our chairman of the board and chief executive officer since 1995. Mr. Newmin is currently Co-Chairman, Chief Executive Officer and Secretary of the Company and is a Director. He has previously served as Chairman, Chief Executive Officer, President, Treasurer and Secretary.

(6)

Includes up to 350,000 shares which may be issued to Mr. Page upon his exercise of an outstanding warrant issued to him in connection with a Loan Transaction. The exercise price of the warrant is $0.50 per share. Mr. Page has been a director of the Company since September 11, 2003 and serves on the Audit Committee and Nominating, Compensation and Corporate Governance Committees.

(7)

Includes up to 70,000 shares which may be issued to Dr. Dyer upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(8)

Includes up to 100,000 shares that may be issued to Mr. Szabo upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share. Mr. Szabo became president, treasurer and a director of our Company in April 2001, president and CEO of Xenogenics in June 2000 and the CEO of the Company in September 2001, and served in such capacities until March 31, 2004. Mr. Szabo served as the Company's President from May 17, 2000 until March 31, 2004 and was a director.

(9)

Includes (a) 3,501,447 shares of common stock and warrants for 1, 310,000 shares owned by Ms. Corbett's spouse, W. Gerald Newmin, our Chief Executive Officer, over which Ms. Corbett disclaims beneficial ownership and (b) up to 62,000 shares that may be issued to Ms. Corbett upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share. Ms. Corbett, a consultant to the Company, serves as director of investor relations.

(10)

Represents up to 33,333 shares that may be issued to Bathgate Capital Partners upon exercise of an outstanding warrant issued to them in connection with a consulting fee for arranging the Loan from Musculoskeletal Transplant Foundation. The exercise price of the warrant is $0.30 per share.

(11)

Includes (a) up to 30,000 shares that may be issued to Mr. Kalhorn upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share, and (b) up to 37,500 shares which may be issued to Mr. Kalhorn upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.40 per share.

(12)

Includes (a) up to 134,000 shares that may be issued to Dr. Brassfield upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share, (b) up to 21,250 shares which may be issued to Dr. Brassfield upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.40 per share, (c) up to 14,962 shares which may be issued to Dr. Brassfield upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share. Dr. Brassfield serves as a director for our Xenogenics subsidiary.

(13)

Includes up to 200,000 shares that may be issued to Mr. Cooke upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(14)

Includes (a) up to 260,000 shares that may be issued to Mr. & Mrs. Shelton upon their exercise of an outstanding warrant issued to them in connection with the Loan Transaction, with an exercise price of $0.50 per share, and (b) up to 62,500 shares which may be issued to Mr. & Ms. Shelton upon their exercise of an outstanding warrant issued to them in connection with the Loan Transaction, with an exercise price of $0.40 per share.

(15)

Includes up to 10,000 shares that may be issued to Sasha Corporation Profit Sharing upon its exercise of an outstanding warrant issued to it in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(16)

Includes up to 50,000 shares that may be issued to Sasha Corporation Pension Plan upon its exercise of an outstanding warrant issued to it in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(17)

Includes (a) up to 60,000 shares that may be issued to Dr. Lesh upon his exercise of outstanding warrants issued to him in connection with the Loan Transaction with an exercise price of $0.50 per share, and (b) up to 25,000 shares which may be issued to Dr. Lesh upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction with an exercise price of $0.40 per share.

(18)

Includes up to 20,000 shares that may be issued to Mr. Lake upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(19)

Includes up to 40,000 shares that may be issued to Ms. Donahoo upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share. Ms. Donahoo is a former vice-president of the Company.

(20)

Includes up to 200,000 shares that may be issued to Ms. S. Corbett upon her exercise of an outstanding warrant issued to her in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share. Ms. S. Corbett is the mother of Barbara Corbett, Mr. Newmin's spouse.

(21)

Includes up to 20,000 shares that may be issued to Mr. Barich upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(22)

Includes up to 50,000 shares that may be issued to Mr. Greene upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(23)

Includes up to 10,000 shares that may be issued to Mr. R. Hinman upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(24)

Includes up to 50,000 shares that may be issued to Mr. C. Hinman upon his exercise of an outstanding warrant issued to him in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(25)

Includes up to 60,000 shares that may be issued to Mr. Egger's estate upon its exercise of an outstanding warrant issued to Mr. Egger in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(26)

Includes up to 20,000 shares that may be issued to Boand Automotive upon its exercise of an outstanding warrant issued to it in connection with the Loan Transaction. The exercise price of the warrant is $0.50 per share.

(27)

Includes 666,666 shares of common stock, 450,000 shares that may be issued to Telstar Limited upon exercise of an outstanding warrant with an exercise price of $1.00 per share, and 200,000 shares that may be issued to Telstar Limited upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued in connection with Telstar Limited's February 11, 2005 investment.

(28)

Includes 400,000 shares of common stock, 270,000 shares that may be issued to Golden Mist Ltd. Upon its exercise of an outstanding warrant with an exercise price of $1.00 per share and 120,000 shares that may be issued to Golden Mist Ltd. Upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued to it in connection with the February 11, 2005 investment by Golden Mist Ltd.

(29)

Includes 266,666 shares of common stock, 180,000 shares that may be issued to Search Capital upon its exercise of an outstanding warrant with an exercise price of $1.00 per share and 80,000 shares that may be issued to Golden Mist Ltd. Upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued to it in connection with the February 11, 2005 investment by Search Capital.

(30)

Includes 133,333 shares of common stock, 90,000 shares that may be issued to Anthony Capozza upon his exercise of an outstanding warrant with an exercise price of $1.00 per share and 40,000 shares that may be issued to Anthony Capozza upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued to it in connection with the February 11, 2005 investment by Anthony Capozza.

(31)

Includes 133,333 shares of common stock, 90,000 shares that may be issued to Steve Capozza upon his exercise of an outstanding warrant with an exercise price of $1.00 per share and 40,000 shares that may be issued to Steve Capozza upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued to it in connection with the February 11, 2005 investment by Steve Capozza.

(32)

Includes 133,333 shares of common stock, 90,000 shares that may be issued to Mark Elliot Schlanger upon his exercise of an outstanding warrant with an exercise price of $1.00 per share and 40,000 shares that may be issued to Mark Elliot Schlanger upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued to it in connection with the February 11, 2005 investment by Mark Elliot Schlanger.

(33)

Includes 666,667 shares of common stock, 450,000 shares that may be issued to Pentagon Special Purpose Fund, Ltd. upon its exercise of an outstanding with an exercise price of $1.00 per share and 200,000 shares that may be issued to Pentagon Special Purpose Fund, Ltd. upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued to it in connection with the February 11, 2005 investment by Pentagon Special Purpose Fund, Ltd. MAG Capital, LLC controls the investments of Pentagon Special Purpose Fund, Ltd. David Firestone, as managing member of MAG Capital, LLC has voting and investment control over the shares held by Pentagon Special Purpose Fund, Ltd. The selling stockholder is prohibited from converting shares of Series I preferred stock or exercising warrants to the extent that the beneficial ownership of our common stock held by such stockholder and its affiliates would exceed 9.99% of our common stock then outstanding.

(34)

Includes 1,333,333 shares of common stock, 900,000 shares that may be issued to Asset Managers International, Ltd. Upon its exercise of an outstanding warrant with an exercise price of $1.00 per share warrant and 400,000 shares that may be issued to Asset Managers International, Ltd. Upon its exercise of an outstanding warrant with an exercise price of $1.50 per share issued to it in connection with the February 11, 2005 investment by Asset Managers International, Ltd.

(35)

Represents up to 110,000 shares that may be issued to J.P. Turner upon exercise of an outstanding warrant issued in connection with a consulting agreement. The exercise price of the warrant is $0.05 per share.

(36)

Represents up to 100,000 shares that may be issued to Capstone Investments upon exercise of an outstanding warrant issued in connection with a consulting agreement. The exercise price of the shares issuable upon exercise of the warrant is $1.27 per share.

(37)

Represents up to 166,662 shares that may be issued to Anthony J. Cataldo, non-executive Co-Chairman of the Board upon exercise of an outstanding warrant issued in connection with a consulting agreement. The exercise price of the shares issuable upon exercise of the warrant is $1.40 per share.

Unless noted otherwise, the individual or entity does not have a material relationship with the Company other than ownership of the securities indicated above.

LEGAL PROCEEDINGS

We are a party to one lawsuit filed by the Company's former CEO and shareholder. We have been advised by legal counsel that the claim is without merit.

The validity of the shares of common stock offered by this prospectus which had been previously been registered on Form SB-2 filed with the Securities and Exchange commission on May 12, 2005 has been passed upon for us by Snell & Wilmer L.L.P., Irvine, California. The validity of the shares of common stock offered by this prospectus and issued in the February 2005 private placement, has been passed upon for us by Cooley Godward LLP, San Diego, California.

EXPERTS

The consolidated financial statements as of and for the years ended November 30, 2004 and 2003 included in this prospectus have been audited by J.H. Cohn LLP, independent registered public accounting firm, as stated in their report dated January 21, 2005 (except for Notes 15 (a), (b) and (c), as to which the date is February 10, 2005, and the effects of Note 15 (d), as to which the date is May 18, 2005) which is also included in this prospectus. Such financial statements have been so included in reliance upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, any interest, direct or indirect, in our company or any of our subsidiaries. Nor was any such person connected with us, or any of our subsidiaries, as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, relating to the shares of our common stock being offered by this prospectus. For further information pertaining to our common stock and the shares of common stock being offering by this prospectus, reference is made to such registration statement. This prospectus constitutes the prospectus we filed as a part of the registration statement and it does not contain all information in the registration statement, certain portions of which have been omitted in accordance with the rules and regulations of the SEC.

In addition, we are subject to the informational requirements of the Securities Exchange Act of 1934, and, in accordance with such requirements, we file reports, proxy statements and other information with the SEC relating to our business, financial statements and other matters.

Reports and proxy and information statements filed under Section 14(a) and 14(c) of the Securities Exchange Act of 1934 and other information filed with the SEC as well as copies of the registration statement can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Midwest Regional Offices at 500 West Madison Street, Chicago, Illinois 60606. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1.800.SEC.0330 for further information on the operation of the public reference room. Such material may also be obtained electronically by visiting the SEC's web site on the Internet at http://www.sec.gov. Our common stock is traded on The Over The Counter Bulletin Board Market under the symbol "MCET."

Copies of our filings with the SEC are also available, free of charge, on our corporate website at http://www.multicelltech.com. The information found on our website is not incorporated by reference into this prospectus.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is U.S. Stock Transfer Corporation, 1745 Gardena Avenue, Glendale, CA 91204-2991.

-F1-

___________________________________________________________________________

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
MultiCell Technologies, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of MultiCell Technologies Inc. and Subsidiaries as of November 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MultiCell Technologies, Inc. and Subsidiaries as of November 30, 2004 and 2003, and their results of operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ J. H. Cohn LLP

New York, NY
January 21, 2005, except
for Notes 15 (a), (b) and (c), as to which
the date is February 10, 2005, and the effects of
Note 15 (d), as to which the date is May 18, 2005

-F2-

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MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Consolidated Balance Sheets
November 30, 2004 and 2003

ASSETS

	2004	2003

Current assets:
Cash and cash equivalents	$1,311,879	$1,058,960
Accounts and royalties receivable	94,518	4,586
Current portion of notes receivable	595,000	0
Other current assets	35,143	18,544

Total current assets	2,036,540	1,082,090

Equipment and improvements, net	106,078	123,932

License agreement, net of accumulated amortization of $424,886 and $292,454	2,008,507	2,140,939
Notes receivable, net of current portion	0	260,000
Other assets	98,142	123,692

Total Assets	$4,249,267	$3,730,653

See accompanying notes on consolidated financial statements.

-F3-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Consolidated Balance Sheets
November 30, 2004 and 2003

LIABILITIES AND STOCKHOLDERS' EQUITY

	2004	2003

Current liabilities:
Accounts payable and accrued expenses	$478,310	$625,002
Current portion of related party notes payable	400,000	21,000
Current portion of other notes payable	0	260,000
Current portion of deferred income	119,486	735,296
Other current liabilities	130,959	37,196

Total current liabilities	1,128,755	1,678,494
Non-current liabilities:
Notes payable, net of current portion	25,000	786,113
Deferred income, net of current portion	595,733	634,272
Other liabilities	4,733	172,603

Total non-current liabilities	625,466	1,592,988

Total liabilities	1,754,221	3,271,482

Minority interest	142,788	146,190

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 per value: 1,000,000 shares authorized, 18,000 shares designated as Series I Convertible Preferred issued and outstanding, liquidation value $100 per share	180	0
Common stock, $.01 par value: 200,000,000 shares authorized, 25,096,688 and 23,563,282 shares issued and outstanding	250,966	235,633
Additional paid-in capital	22,788,234	17,329,246
Deferred compensation costs	0	(24,916)
Accumulated deficit	(20,687,122)	(17,226,982)

Total stockholders' equity	2,352,258	312,981

Total Liabilities and Stockholders' Equity	$4,249,267	$3,730,653

See accompanying notes on consolidated financial statements.

-F4-

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MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Consolidated Statements of Operations
For The Years ended November 30, 2004 and 2003

	2004	2003

Revenue	$759,925	$365,166

Operating expenses:
Selling, general and administrative expenses	1,775,646	1,325,191
Research and development	804,761	482,309
Depreciation and amortization	169,739	166,387

Total operating expenses	2,750,146	1,973,887

Operating loss	(1,990,221)	(1,608,721)
Other income (expense):
Loss on sale of equipment	0	(1,522)
Interest expense	(85,950)	(205,144)
Amortization of discount on notes payable	(60,368)	(251,351)
Interest income	59,141	63,971
Amortization of discount on note receivable	30,000	30,000
Write-off of note receivable	0	(12,353)
Minority interest in net loss of subsidiary	3,402	1,067
Reversal of note receivable valuation allowance	305,000	0

Total other income (expense)	251,225	(375,332)

Net loss	(1,738,996)	(1,984,053)

Non-cash deemed dividend related to beneficial conversion feature of Series I Preferred stock	(1,721,144)	0

Net loss applicable to common stockholders	$(3,460,140)	$(1,984,053)

Basic net loss per share applicable to common stockholders	$(0.14)	$(0.09)

Weighted average number of common shares outstanding	24,323,709	21,217,380

See accompanying notes on consolidated financial statements.

-F5-

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MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Equity
For The Years ended November 30, 2004 and 2003

	Preferred Shares	Stock Amount	Common Shares	Stock Amount	Additional Paid-in Capital	Stock Subscriptions Receivable	Deferred Compensation Costs	Accumulated Deficit	Total Stockholders' Equity

Balance, November 30, 2002			20,204,981	$202,050	$15,532,206	$(70,000)	$(24,916)	$(15,242,929)	$396,411
Issuance of common stock for services			1,465,984	14,660	539,545				554,205
Partial extinguishment of receivable						13,000			13,000
Cancellation of stock subscriptions			(114,000)	(1,140)	(55,860)	57,000			0
Conversion of convertible notes payable			1,517,684	15,177	1,047,478				1,062,655
Stock options exercised			488,633	4,886	265,877				270,763
Net loss			-	-	-	-	-	(1,984,053)	(1,984,053)
Balance, November 30, 2003	0	0	23,563,282	235,633	17,329,246	0	(24,916)	(17,226,982)	312,981
Issuance of preferred stock	20,000	200			1,713,949				1,714,149
Non-cash deemed dividend related to beneficial conversion feature of Series I Preferred stock					1,721,144			(1,721,144)	0
Conversion of preferred stock into common stock	(2,000)	(20)	244,444	2,444	(2,424)				0
Issuance of common stock for services			183,685	1,837	294,243				296,080
Options issued for services					530,575				530,575
Warrants issued for services					402,437				402,437
Conversion of convertible notes payable			776,877	7,768	586,638				594,406
Stock options and warrants exercised			328,400	3,284	212,426				215,710
Amortization of deferred compensation							24,916		24,916
Net loss								(1,738,996)	(1,738,996)

Balance, November 30, 2004	18,000	$180	25,096,688	$250,966	$22,788,234	$0	$0	$(20,687,122)	$2,352,258

See accompanying notes on consolidated financial statements.

-F6-

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MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The Years ended November 30, 2004 and 2003

	2004	2003

Cash flows from operating activities:
Net loss	$(1,738,996)	$(1,984,053)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	169,739	166,387
Amortization of discount on note receivable	(30,000)	(30,000)
Amortization of discount on notes payable	60,368	251,351
Write-off of note receivable	0	12,353
Amortization of deferred compensation	24,916	0
Common stock issued for services	296,080	554,205
Warrants issued for services	402,437	0
Options issued for services	530,575	0
Minority interest in loss of subsidiary	(3,402)	(1,067)
Loss on sale of equipment	0	1,522
Reversal of note receivable valuation allowance	(305,000)	0
Changes in operating assets and liabilities:
Accounts and royalties receivable	(89,932)	30,595
Other current assets	(16,599)	7,482
Other assets	25,550	(11,857)
Accounts payable and accrued expenses	(146,692)	50,898
Other current liabilities	93,763	2,729
Deferred income	(654,349)	1,339,468
Other liabilities	(73,444)	52,908

Net cash provided by (used in) operating activities	(1,454,986)	442,921

See accompanying notes on consolidated financial statements.

-F7-

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MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
For The Years ended November 30, 2004 and 2003 (Continued)

	2004	2003

Cash flows from investing activities:
Purchase of equipment	(19,454)	(6,614)
Proceeds from sale of assets	0	1,500
Principal payments on notes receivable	0	1,409

Net cash used in investing activities:	(19,454)	(3,705)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net	1,714,149	0
Proceeds from notes payable	78,500	325,481
Payments of notes payable	(281,000)	(33,392)
Proceeds from exercised options and warrants	215,710	270,763
Proceeds from subscribed stock	0	13,000

Net cash provided by financing activities	1,727,359	575,852

Net increase in cash and cash equivalents	252,919	1,015,068
Cash and cash equivalents, beginning of year	1,058,960	43,892

Cash and cash equivalents, end of year	$1,311,879	$1,058,960

Supplemental disclosures:
Interest paid	$58,635	$205,144

Non-cash transactions:
Conversion of convertible notes payable into common stock	$594,406	$1,062,655
Issuance of notes payable for accounts payable and accrued liabilities	0	$16,608
Cancellation of stock subscriptions	0	$57,000

See accompanying notes on consolidated financial statements.

-F8-

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MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003

Note 1 - Summary of Organization and Significant Accounting Policies

Organization - MultiCell Technologies, Inc. ("MultiCell"), which was named Exten Industries, Inc. until April 1, 2004, is in the business of the development and commercialization of hepatic cells, cell lines and associated products to be used in diagnostic and therapeutic applications. It acquired that business in September 2001 (see Note 5) and is generating revenues primarily from royalties derived from a manufacturing and distribution license agreement for its cell lines and from contractual research activities. MultiCell also operates two subsidiaries, MCT Rhode Island Corp. ("MCT"), which is a 100%-owned subsidiary formed on June 24, 2004 that has been inactive since its formation, and Xenogenics Corporation ("Xenogenics"), which is a 56.4%-owned subsidiary formed on June 24, 2004 that was incorporated in February 1997 to focus on the research and development of Sybiol technology. Xenogenics had not generated any revenues as of November 30, 2004. As used herein, the "Company" refers to MultiCell, together with MCT and Xenogenics. Management considers the Company's activities to be in one segment related to liver disease/ liver cell biotechnology.

Basis of Consolidation - The consolidated financial statements include the accounts of MultiCell Technologies Inc. and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Reverse Stock Split - Common stock, additional paid-in capital and all share and per share date have been retroactively restated in the accompanying consolidated financial statements and these notes to reflect the effects of a one -for -five reverse stock split on May 18, 2005 as further described in Note 15 (d).

Cash and Cash Equivalents - The Company considers all unrestricted highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, accounts and notes receivable, accounts payable, accrued expenses and notes payable approximate fair market value because of the short maturity of those instruments.

Credit Risk - It is the Company's practice to place its cash equivalents in high quality money market securities with one major banking institution. Periodically, the Company maintains cash balances at this institution that exceeds the Federal Deposit Insurance Corporation insurance limit of $100,000 per bank. The Company considers its credit risk associated with cash and cash equivalents to be minimal. The Company does not require collateral from its customers. The Company closely monitors the extension of credit to its customers while maintaining an allowance for potential credit losses. On a periodic basis, management evaluates its accounts receivable and, if warranted, adjusts its allowance for doubtful accounts based on historical experience and current credit considerations. However, accounts receivable at November 30, 2004 consist primarily of amounts due under contractual agreements. In the opinion of management, all accounts receivable at November 30, 2004 and 2003, related to contractual agreements are collectible; accordingly, the Company recorded no allowance for doubtful accounts.

Revenue Recognition - The Company's revenues have been generated primarily from contractual research and royalties on the license for the sale of cells through its sale and distribution agreement with XenoTech LLC ("XenoTech"). Management believes such sources of revenue will be part of the Company's ongoing operations. In recognizing revenues the Company applies the guidance provided by SEC Staff Accounting Bulletin Topic 13, "Revenue Recognition" ("Topic 13"). Under the provisions of Topic 13, the Company recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contracted amounts is probable. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Deferred revenues associated with services expected to be performed within the 12-month period subsequent to the balance sheet are classified as current liabilities. Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

-F9-

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MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 1 - Summary of Organization and Significant Accounting Policies (Continued)

Equipment and Improvements - Equipment and improvements are valued at cost. Improvements to leased properties are amortized using the straight-line method over their estimated useful lives or the remaining lease period, whichever is shorter. Depreciation for equipment and furniture is provided using the straight-line method over the estimated useful lives of the assets, generally three to five years.

License Agreements - Costs incurred to obtain license agreements are capitalized. The Company amortizes these costs on a straight-line basis over the term of the respective license agreement. Amortization totaled $132,432 for each of the years ended November 30, 2004 and 2003.

Impairment of long-lived assets - The impairment of long-lived assets that do not have indefinite lives, such as equipment and license agreements, is recognized when events or changes in circumstances indicate that the undiscounted cash flows estimated to be generated by such assets are less than their carrying value and, accordingly, all or a portion of such carrying value may not be recoverable. Impairment losses are then measured by comparing the fair value of assets to their carrying amounts. The Company did not record any charges for the impairment of long-lived assets in 2004 or 2003.

Stock-Based Compensation - Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation", provides for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 has allowed an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic value method of accounting prescribed by Accounting Principles Board Opinion 25 ("APB 25"), "Accounting for Stock Issued to Employees". Entities electing to continue to use the intrinsic value method must make pro forma disclosures of net income or loss and earnings or loss per share as if a fair value method of accounting had been applied. The Company has elected to continue to account for its stock-based compensation to employees under APB 25. The required pro forma information is included in Note 13.

In accordance with the provisions of SFAS 123, all other issuances of common stock, stock options, warrants or other equity instruments to employees and non-employees as the consideration for goods or services received by the Company are accounted for based on the fair value of the equity instruments issued (unless the fair value of the consideration received can be more reliably measured). Generally, the fair value of any options, warrants or similar equity instruments issued will be estimated based on the Black-Scholes option-pricing model.

Research and Development Costs - Research and development costs are expensed as incurred. Such costs are offset by proceeds from research grants.

Income Taxes - Deferred income taxes are provided for the estimated tax effects of temporary differences between income for tax and financial reporting. A valuation allowance is provided against deferred tax assets, where realization is uncertain. The income tax provision is the tax payable for the period plus or minus the change during the period in deferred tax assets and liabilities.

Loss Per Share - The Company computes basic and diluted loss per share amounts for 2004 and 2003 pursuant to Statement of Financial Accounting Standards No. 128, "Earnings Per Share". Basic loss per share is computed by dividing the net loss applicable to common stockholders by the weighted average common shares outstanding during each period. The Company has incurred losses during the years ended 2004 and 2003. The assumed effects of the exercise of outstanding stock options and warrants, and the conversion of convertible notes payable and convertible preferred stock were anti-dilutive and, accordingly, diluted per share amounts equal basic loss per share amounts and have not been presented in the accompanying consolidated statements of operations. The total number of common shares potentially issuable upon exercise or conversion excluded from the calculation of diluted loss per share for the years ended November 30, 2004 and 2003 was 9,642,211 and 7,077,086 respectively.

-F10-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 1 - Summary of Organization and Significant Accounting Policies (Continued)

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the dates of these financial statements, and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Risks and Uncertainties - Management believes that the Company's cash balance as of November 30, 2004 combined with the proceeds from the private placement completed on February 11, 2005 (see Note 15) and the royalties to be received from XenoTech, will be sufficient to fund operations at least through November 30, 2005, based on its expected level of expenditures. However, on a long-term basis, the Company is dependent on its ability to obtain continued financing from investors and new research grants to sustain the development and other activities necessary to commercialize new products. Management is seeking additional financing in order to fund its future activities. There is no assurance, however, that such financing will be available, if and when needed, or if available, that such financing will be completed on commercially favorable terms, or that such development and other activities in connection with its planned products will be successful.

Environmental Remediation - Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when environmental assessments and/or remedial efforts are probable, and the costs can be reasonably estimated. Generally, the timing of these accruals coincides with the Company's commitment to a formal plan of action. As of November 30, 2004, no amounts have been accrued for environmental liabilities.

Note 2 - Notes Receivable

As of November 30, 2000, in connection with a letter of intent to purchase the outstanding common stock of Lexicor Medical Technology ("Lexicor"), the Company advanced a total of $600,000 for a note receivable from Lexicor and 16,667 common stock warrants. The Company allocated $17,500 to the warrants resulting in a discount on the note. The note has a stated interest rate of 10% per annum. Principal and interest were due and payable on May 31, 2001; however, according to its terms the note was automatically extended with principal and interest due January 2, 2005. Based upon Lexicor's financial condition as of November 30, 2001, the Company provided a valuation allowance of $305,000, thereby reducing the carrying amount of this long-term note receivable to $230,000. Lexicor made all the required interest payments through November 30, 2004 and it repaid the entire principal balance plus interest on January 7, 2005. As a result, the Company recognized in fiscal 2004 a credit of $305,000 from the reversal of the valuation allowance.

As of April 17, 2001, in connection with a letter of intent to purchase Armstrong Industries, Inc., ("Armstrong") the Company advanced $15,000 to Armstrong for a note receivable that was due May 1, 2002. On June 27, 2002, the Company informed Armstrong that it no longer had any intention of acquiring them. Interest is due from June 1, 2001 on the unpaid principal at the rate of 12% per annum. Armstrong was unable to repay the note in full. The Company agreed to a monthly payment schedule to repay the debt. Beginning June 15, 2002, Armstrong agreed to pay $558.67 per month for 33 months. On August 15, 2003, after not having received a payment for six months, the Company decided to declare the note in default and wrote off the $12,353 balance of the note as a bad debt.

-F11-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 2 - Notes Receivable (Continued)

Notes receivable at November 30, 2004 and 2003 are comprised as follows:

	2004	2003

Notes receivable	$600,000	$600,000
Less: discounts to net present value	(5,000)	(35,000)
Less: valuation allowance	$0	(305,000)

Net notes receivable	595,000	260,000
Less: current portion	595,000	0

	$0	$ 260,000

Note 3- Equipment and Improvements

Equipment and improvements are valued at cost, less accumulated depreciation and amortization is comprised as follows:

	2004	2003

Lab equipment	$207,888	$193,720
Furniture and fixtures	29,069	27,109

Equipment	18,183	15,183
Leasehold improvements	42,950	42,625

	298,090	278,637

Less: Accumulated depreciation and amortization	192,012	154,705

Equipment and Improvements, net	$106,078	$123,932

Depreciation and amortization expense for equipment and improvements totaled $37,307 in 2004 and $34,063 in 2003.

Note 4 - Real Estate Held for Sale

The Company owns a parcel of undeveloped land near the Grand Canyon. The land was originally purchased in February 1992 for $1,654,000. During the fiscal year ended November 30, 1995, the Company tested the land for impairment and expensed all but the remaining fair market value of $47,200. The Company is currently in arrears on property taxes and interest in the amount of $177,000. A tax sale for property taxes is pending and as management has been unable to obtain an appraisal of the fair market value of the land, no decision has been made as to whether to pay the taxes in arrears. Real estate held for sale is included in other assets and unpaid property taxes are included in accrued expenses.

Note 5 - License Agreement

In September 2001, MultiCell completed the purchase of its cell line business and, as a result, it acquired an exclusive license agreement with Rhode Island Hospital for the use of four patents owned by the hospital for the use of four patents owned by the hospital related to liver cell lines and liver assist devices. The primary patent acquired and being utilized is for immortalized hepatocytes (see Note 6). The license agreement had a net carrying value of $2,008,507 and $2,140,939 as of November 30, 2004 and 2003, respectively, which represented the original cost of $2,433,343 allocated in connection with the acquisition, net of accumulated amortization of $424,886 and $292,454 at November 30, 2004 and 2003, respectively. The license agreement is being amortized over an estimated useful life of approximately 18 years. Amortization expense totaled $132,432 for each of the years ended November 30, 2004 and 2003. The Company will pay the hospital a 5% royalty on net sales derived from licenses based upon the patented technology, until it has paid a total of $550,000. As of November 30, 2004, no significant payments had been made under this license agreement. After royalties totaling $550,000 have been paid, the Company pays a 2% royalty instead of a 5% royalty for the life of the patent.

-F12-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 6- XenoTech Agreement

In August, 2003, MultiCell signed an exclusive sales, manufacture and distribution agreement for the use of its cell lines by XenoTech, an unrelated party. The agreement, which is for a term of seven years, required XenoTech to make an initial non refundable payment of $800,000 to MultiCell in August 2003. This payment represented consideration for and a guarantee of Nosan's (XenoTech's distributor) right of first negotiation for distribution rights for the Asia Pacific Rim, should MultiCell successfully complete the development of its cell lines for the production of proteins, other cellular constituents and or drug like molecules. This $800,000 payment is being recognized by the Company as revenue over the 7 year term of the agreement.

Additional consideration under the August 2003 agreement included a $700,000 royalty prepayment. This prepayment is an advance against the minimum royalty payment of $800,000 for the first royalty period, which was 16 months, culminating on November 30, 2004. The subsequent 5 royalty periods will be 12 months and the last royalty period will be 8 months. XenoTech must bear all the costs for its manufacturing and sales activities and make specified minimum periodic royalty payments that total $18 million over the 7 year term of the agreement to maintain distribution exclusivity. The agreement requires XenoTech to make royalty payments to MultiCell of 17.5% of net sales for the direct sale of its cells and 34% of net sales derived from any sublicense agreements. The $700,000 advance was recognized as revenue over the initial 16 month period, ending November 30, 2004, as an offset to the $800,000 minimum royalty due for this period. As of November 30, 2004 a receivable of $94,518 representing the balance due under the minimum royalty of $100,000 less actual royalty payments of $5,482 received from XenoTech has been recorded.

Note 7 - Income Taxes

The Company provides for income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences of temporary differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The Company had net deferred tax assets of approximately $4,342,400 and $3,910,800 at November 30, 2004 and 2003 relating primarily to the net operating loss carry-forwards generated by its operations. For financial statement purposes, the deferred tax assets have been fully offset by valuation allowances due to the uncertainties related to the extent and timing of the Company's future taxable income.

A reconciliation of the expected income tax benefit at the U.S. Federal income tax rate to the income tax benefit actually recognized for the years ended November 30, 2004 and 2003 is set forth below:

	2004	2003

Expected income tax benefit	$(591,259)	$(674,578)

Tax effect of nondeductible permanent differences	223,849	86,578
State income benefit, net of federal tax	(64,200)	(102,800)
Increase in valuation allowance	431,610	690,800

Income tax benefit	$0	$0

The Company's net operating loss carry-forwards expire as follows:

Year Loss Generated	Balance of Loss Carry-forwards	Year of Expiration

November 30, 1999 and prior	$5,264,158	2008 through 2019
November 30, 2000	1,025,963	2020
November 30, 2001	1,604,660	2021

-F13-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 7 - Income Taxes (Continued)

November 30, 2002	1,516,313	2022
November 30, 2003	369,377	2023
November 30, 2004	1,815,312	2024

	$11,595,783

Note 8 - Lease Commitments

The Company and its two subsidiaries lease a Warwick, Rhode Island facility that houses activities related to administration, research and development and manufacturing of human cells and cell lines. The Company had an operating lease that required aggregate monthly payments of $4,863 until it expired on July 31, 2004. The Company has leased the facility on a month to month basis since August 1, 2004. The Company is currently negotiating a new lease. The Company's future rental commitments under all of its other operating leases for equipment subsequent to November 30, 2004 total $2,379 in 2005 and $1,983 in 2006.

Rent expense under the Company's operating leases was $58,629 and $54,493 for the fiscal years ended November 30, 2004 and 2003, respectively

Note 9 - Notes Payable

Notes payable at November 30, 2004 and 2003 consisted of the following:

	2004	2003

Xenogenics convertible promissory note payable with interest at 10%, due on April 17, 2001	$0	$10,000

Xenogenics convertible promissory note payable to a related party with interest at 8%, due on November 10, 2000	0	15,000

Promissory note payable to a medical supplier with interest at 5.25%, due on or before February 9, 2004	0	125,000

Convertible promissory notes payable to investors with interest at 10%, due on varying dates in 2004, 2005 and 2006 (A) (D)	0	127,481

Convertible notes payable to a related party with interest at 10%, due in 2007	0	21,000

Convertible promissory notes payable to related parties with interest at 10%, due on varying dates in 2004 and 2005 (B) (C) (D)	425,000	689,000

Promissory note payable with interest at 10% due June 10, 2004	0	100,000

Advance payable to a related party (C)	0	40,000

Totals	425,000	1,127,481

-F14-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 9 - Notes Payable (Continued)

	2004	2003

Less:
Unamortized discounts attributable to warrants and beneficial conversion rights issued with certain promissory notes payable	0	(60,368)

Current portion of notes payable	(400,000)	(281,000)

Notes payable - long-term portion	$25,000	$ 786,113

(A) The notes were convertible into shares of the Company's common stock at prices that ranged from $.50 to $1.00 per share. The Company issued notes in the principal amount of $78,500 and $127,481 in the years ended November 30, 2004 and 2003, respectively. In addition, the Company issued a total of 3,728,962 warrants to purchase common stock exercisable at $.50 per share to the lenders on the respective dates of the issuances of the notes including 241,962 and 423,250 in the years ended November 30, 2004 and 2003, respectively. These warrants may only be exercised if the note is converted. The Company initially increased additional paid-in capital by $127,236 in 2002, based on the estimated fair values of the warrants (the fair market values of warrants issued in 2003 and 2004 were not material) and reduced the carrying value of the convertible promissory notes payable by the same amount for the debt discount attributable to the fair value of the warrants. In addition, after the initial allocation of the loan proceeds to the relative fair values of the warrants and the notes in 2002, the fair value of the Company's common stock exceeded the effective conversion price of certain notes on their respective dates of issuance. Such excess, which represents beneficial conversion rights, totaled $39,837, which the Company recorded by increasing both debt discount and additional paid-in capital by that amount. The debt discount attributable to the warrants and the beneficial conversion rights was being amortized to interest expense over the term of the convertible notes. During 2004, notes with a carrying value of $224,376 ($205,981 of principal and $18,395 of accrued interest) were converted into 374,938 shares of common stock. During 2003, notes with a carrying value of $769,800 ($678,000 of principal and $91,800 of accrued interest) were converted into 1,028,666 shares of common stock.

(B) These notes are convertible into shares of the Company's common stock at prices that range from $.50 to $1.00 per share. During 2004, notes with a carrying value of $370,029 ($294,000 of principal and $76,029 of accrued interest) were converted into 401,938 shares of common stock. During 2003, notes with a carrying value of $181,937 ($157,000 of principal and $24,937 of accrued interest) were converted into 285,243 shares of common stock.

(C) This advance from a related party was converted in January 2004 into a convertible promissory note bearing interest at 10% that is included with the other outstanding convertible notes at November 30, 2004.

(D) The Company is obliged to register for resale under the Securities Act of 1933 all of the shares issued upon conversion of these notes and the exercise of warrants issued in connection with these notes.

Note 9 - Notes Payable (Continued)

Interest expense of $85,950 and $175,209 and amortization of debt discount of $60,368 and $251,351 were attributable to notes payable to related parties in the fiscal years ended November 30, 2004 and 2003, respectively.

The maturities of notes payable in years subsequent to November 30, 2004 are as follows:

Year Ending November 30	Amount

2005	$400,000
2006	25,000

Total	$425,000

Note 10 - Warrants

During the year ended November 30, 2003 an investor, who is also a director of a subsidiary of the Company, assisted the Company by finding a group of investors that purchased 10% convertible notes from the Company in the principal amount of $78,500 and, as a result, obtained the right to purchase a 10% convertible note from the

-F15-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 10 - Warrants (Continued)

Company in an equivalent principal amount under the same terms at anytime for one year following the receipt of the group's investment. On February 20, 2004, the investor exercised that right, and the Company received proceeds of $78,500 from the sale of the 10% convertible note, which would have required the payment of principal and interest in February 2007. Immediately upon issuance, the consultant exercised his right to convert the principal amount of the note into 157,000 shares of the Company's common stock at the stated conversion price of $0.50 per share. Pursuant to the agreement, the investor also received warrants to purchase 157,000 shares of the Company's common stock, which are exercisable at $.50 per share at anytime through February 2014.

In addition to the warrants to purchase 157,000 shares of the Company's common stock exercisable at $.50 per shares issued to the investor and warrants issued in connection with notes payable issued in the year ended November 30, 2004 described above, the Company issued warrants to purchase 139,333 shares of common stock for financial consulting services rendered at exercise prices ranging from $.30 to $.60 per share, warrants to purchase 1,000,000 shares of common stock in connection with the sale of convertible preferred stock and warrants to purchase 160,000 shares of common stock to the placement agent for the sale of the preferred stock during the year ended November 30, 2004. The warrants issued to the consultants will expire from January 2008 to January 2013. The Company recognized consulting fee expense of $ 402,437 for the fair value of the warrants determined using the Black-Scholes option pricing model. The warrants issued in connection with the sale of preferred stock will expire in July 2007. These warrants are exercisable at the lowest of (i) the average of the ten closing prices of the common stock on the OTC Bulletin Board during the 10 trading days immediately preceding the exercise date, or (ii) $1.00 per share which was the closing price of the common stock on July 13, 2004, the date of issuance of the warrants.

During the year ended November 30, 2004, 226,000 warrants were exercised at $.50 per share. No warrants were exercised during the year ended November 30, 2003. As of November 30, 2004 and November 30, 2003, warrants to purchase 5,268,546 and 4,324,583 shares of common stock were outstanding and exercisable at $.30 to $1.00 per share and $.30 to $.50 per share, respectively.

Note 11 - Preferred Stock

The Company's Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock. The Board of Directors has designated 20,000 shares as Series I convertible preferred stock. On July 13, 2004, the Company completed a private placement of Series I convertible preferred stock. A total of 20,000 shares were sold to accredited investors at a price of $100 per share. The Series I shares are convertible at any time into common stock at 80% of the average trading price of the lowest three inter-day trading prices of the common stock for the ten days preceding the conversion date, but at an exercise price of no more than $1.00 per share and no less than $.25 per share. The conversion of the Series I preferred stock is limited to 9.99% of the Company's common stock outstanding on the date of conversion. The Series I preferred stock does not have voting rights. The purchasers also received warrants to acquire up to 1,000,000 shares of the Company's common stock. The terms associated with the warrants are described in Note 10. In the event of any dissolution or winding up of the Company, whether voluntary or involuntary, holders of each outstanding share of Series I convertible preferred stock shall be entitled to be paid first out of the assets of the Company available for distribution to stockholders, an amount equal to $100 per share of Series I convertible preferred stock held. After such payment has been made in full, such holders of Series I convertible preferred stock shall be entitled to no further participation in the distribution of the assets of the Company.

Proceeds to the Company were $1,714,149, net of $285,851 of issuance costs, of which $902,388 was assigned to the 1,000,000 warrants, utilizing the Black-Scholes option pricing model. The terms associated with the warrants are described in Note 10. In connection with the issuance of the Series I convertible preferred stock and warrants, the Company recorded 1,721,144 related to the beneficial conversion feature on the Series I convertible preferred stock as a deemed dividend, which increased additional paid-in capital. The preferred stock issued included a beneficial conversion feature because the effective conversion price of the Series I convertible preferred stock was less than the fair value of the common stock on the date of issuance. The deemed dividend of $1,721,144 increased the loss applicable to common stockholders in the calculation of basic loss per common share.

During fiscal 2004, 2,000 shares of preferred stock were converted into 244,444 shares of common stock.

-F16-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 12 - Common Stock Reserved for Future Issuance

At November 30, 2004 and 2003, the Company had reserved 9,642,211 and 7,077,086 shares of common stock, respectively, for potential future issuances upon exercise of outstanding warrants and options, and conversion of convertible notes payable outstanding as follows:

	November 30, 2004	November 30, 2003

Warrants (Note 10)	5,268,546	4,324,583
Stock options (Note 13)	1,500,600	1,639,667
Preferred stock (Note 11)	2,439,732	0
Convertible notes (Note 9)	433,333	1,112,836

Totals	9,642,211	7,077,086

At November 30, 2004, warrants to purchase 433,333 shares will become exercisable when related convertible notes payable are converted. All of the other warrants are exercisable in whole or in part, at any time and from time to time on or before the expiration date. These warrants are or will be exercisable at $.30 to $1.00 per share and expire at various dates from November 2005 through 2014.

Note 13 - Stock Compensation Plans

2000 Stock Incentive Plan: Effective February 15, 2000, the Company adopted a 2000 Stock Incentive Plan and a 2000 Employee Benefit Plan which authorizes the granting of shares and options to employees, outside directors, consultants, and vendors. The 2000 Stock Incentive Plan and 2000 Employee Benefit Plan were approved by shareholders at the May 2000 annual meeting. Under the Plans, awards are made in the form of restricted shares or options, which may constitute incentive stock options ("ISO") or nonstatutory stock options ("NSO"). Only employees of the Company are eligible for the grant of incentive stock options. The total number of options and restricted shares that could have been awarded under the 2000 Stock Incentive Plan initially was 1,000,000. As of the first day of each calendar year commencing January 1, 2001, this total will automatically increase by 2% of the total number of common shares then outstanding or 100,000 shares, whichever is less. The option price, number of shares, grant date, and vesting period are determined at the discretion of the Company's Board of Directors. The exercise price of each ISO granted under the plan must equal 100% of the market price of the Company's stock on the date of grant. The exercise price of each NSO grant under the plan cannot be less than 85% of the market price of the Company's stock on the date of grant. An option's maximum term is 10 years. As of November 30, 2004, the total number of options that were authorized for issuance under the 2000 Stock Incentive Plan had increased from 1,000,000 shares to 1,400,000. However, the Company has issued more options than were authorized under the 2000 Stock Incentive Plan. This was necessary to provide an incentive to key employees to stay with the Company or one of its subsidiaries. The Company obtained stockholders' approval for an increase in the number of options authorized for issuance at its stockholders' meeting.

2000 Employee Benefit Plan: On July 3, 2000, the Company filed with the Securities and Exchange Commission an S-8 registration statement (the "Registration Statement") in respect of its 2000 Employee Benefit Plan to register 7,000,000 shares of the Company's common stock issuable under the plan. One or more Performance Awards may be granted under the plan to any eligible person providing services to or for the Company. The value of such awards may be linked to the market value, book value or other measure of the value of the common stock or other specific performance criteria determined appropriate by the Board of Directors or the Compensation Committee (the "Committee"). The Board or the Committee may approve stock payments to eligible persons who elect to receive such payments in the manner determined by the Board or the Committee. The total number of shares that can be awarded under the 2000 Employee Benefit Plan is 7,000,000.

Prior to 2000, the Company had issued options with terms of up to 10 years and exercise prices of $.50 per share (the fair market value at the respective dates of grant) to various employees, officers and directors of the Company in return for various services rendered to the Company. None of these options remained outstanding at November 30, 2004 and 2003. Changes during the years ended November 30, 2004 and 2003 in stock options outstanding with respect to the 2000 plans for the Company were as follows:

-F17-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 13 - Stock Compensation Plans (Continued)

	2004		2003

	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price

Options outstanding at beginning of year	1,639,667	$0.50	1,911,000	$0.60
Granted	100,000	$3.05	470,000	$0.45
Expired	(616,667)	$0.50	(252,700)	$0.60
Exercised	(102,400)	$1.00	(488,633)	$0.55

Options outstanding at end of year	1,020,600	$0.70	1,639,667	$0.55

Options exercisable at end of year	643,378		1,153,778

The following table summarizes information about stock options outstanding for the 2000 plans at November 30, 2004, all of which are at fixed prices:

Range of Exercise Prices	Number Outstanding At 11/30/04	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable At 11/30/04

$.30 - $.40	682,600	2.45 yrs	0.40	410,934
$.575 - $1.00	238,000	1.31 yrs	0.65	207,444
$2.55 - $3.50	100,000	2.17 yrs	3.05	25,000

	1,020,600			643,378

2004 Equity Incentive Plan: Effective June 16, 2004, the Company adopted an equity incentive plan, which authorizes the granting of stock awards to employees, directors, and consultants. The purpose of the plan is to provide a means by which eligible recipients of stock awards may be given the opportunity to benefit from increases in the value of the common stock through granting of incentive stock options, nonstatutory stock options, stock purchase awards, stock bonus awards, stock appreciation rights, stock unit awards and other stock awards. The shares of common stock may be issued pursuant to stock awards shall not exceed in the aggregate 3,000,000 shares of common stock plus an annual increase to be added of the first day of each Company fiscal year, beginning in 2005 and ending in (and including) 2013, equal to the lesser of the following amounts: (a) 15% of the Company's outstanding shares of common stock on the day preceding the first day of such fiscal year; (b) 5,000,000 shares of common stock; or (c) an amount determined by the Board. Incentive stock options may be granted only to employees. The exercise price of each ISO granted under the plan must equal 100% of the market price of the Company's stock on the date of the grant. A 10% stockholder shall not be granted an incentive stock option unless the exercise price of such option is at least 110% of the fair market value of the common stock on the date of the grants and the option is not exercisable after the expiration of five years from the date of the grant. The Board, in its discretion, shall determine the exercise price of each nonstatutory stock option. An option's maximum term is 10 years.

-F18-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 13 - Stock Compensation Plans (Continued)

Changes during the year ended November 30, 2004 in stock options outstanding with respect to the 2004 plan for the Company were as follows:

	Shares	Weighted Average Exercise Price

Options outstanding at beginning of year	0	$0.00
Granted	480,000	$1.30
Expired	0	$0.00
Exercised	0	$0.00

Options exercisable at end of year	480,000	$1.30

The following table summarizes information about stock options outstanding for the 2004 plan at November 30, 2004, all of which are at fixed prices:

Range Of Exercise Prices	Number Outstanding At 11/30/2004	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable At 11/30/2004

$1.05 - $2.50	480,000	4.79 yrs.	$1.30	42,500

SFAS 123 provides for the use of a fair value based method of accounting for stock-based compensation. However, SFAS 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic value method of accounting prescribed by APB 25. Entities electing to continue to use the intrinsic value method must make pro forma disclosures of net income or loss and earnings or loss per share as if a fair value method of accounting had been applied. In accordance with SFAS 123 and Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure." The Company and Xenogenics, its subsidiary (see Note 14), have elected to continue to account for their stock options issued to employees under APB 25. Since the exercise price of all of the options granted by the Company and its subsidiary to their employees has been equal to or greater than fair value, the Company has not recognized any earned or unearned compensation cost in its consolidated financial statements in connection with those options. The Company's historical net loss and basic net loss per share, and pro forma net loss and basic net loss per share, for the years ended November 30, 2004 and 2003 assuming compensation cost had been determined based on the fair value of all options at the respective dates of grant using a pricing model consistent with the provisions of SFAS 123 are set forth below:

	2004	2003

Net loss applicable to common stockholders as reported	$(3,460,140)	$(1,984,053)
Stock-based employee compensation expense assuming a fair value based method has been used for all awards	148,230	248,082

Net loss - pro forma	$(3,608,370)	$(2,232,135)

Basic loss per share as reported	$(0.14)	$(0.09)

Basic loss per share - pro forma under SFAS 123	$(0.15)	$(0.11)

The fair value of each option granted by the Company was estimated on the date of grant using the Black-Scholes option pricing model, as permitted by SFAS 123, with the following weighted-average assumptions used for the years ended November 30, 2004 and 2003 as follows:

-F19-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 13 - Stock Compensation Plans (Continued)

	2004	2003

Dividend yield	0%	0%
Expected volatility	135%	84%
Risk-free interest rate	2.9%	2.9%
Expected lives	5.0 years	3.0 years

In December 2004, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 123(R)("SFAS 123R"), "Share Based Payments", which amends SFAS 123 and will be effective for public companies that are small business filers for interim or annual periods beginning after December 15, 2005. The new standard will require us to expense employee stock options and other share-based payments. The FASB believes the use of a binomial lattice model for option valuation is capable of more fully reflecting certain characteristics of employee share options compared to the Black-Scholes options pricing model. The new standard may be adopted in one of three ways - the modified prospective transition method, a variation of the modified prospective transition method or the modified retrospective transition method. We are currently evaluating how we will adopt the standard and evaluating the effect that the adoption of SFAS 123(R) will have on our financial position and results of operations.

Note 14- Xenogenics Subsidiary and Minority Interest

As of November 30, 2004 and 2003, the Company owned 56.4% of the 2,659,004 outstanding common shares of Xenogenics, one of its subsidiaries.

Xenogenics had options to acquire 211,556 shares at $1.00 per share outstanding as of November 30, 2004 and 2003. The options had a weighted average contractual life of 2.5 years as of November 30, 2004.

Note 15- Subsequent Events

(a) Private Placement. On February 11, 2005 the Company completed a private placement offering. Pursuant to subscription agreements, originally signed on January 29, 2005 and subsequently amended on February 11, 2005, with 11 accredited investors, the Company received an aggregate of $4,000,000 and issued an aggregate of 5,333,333 shares of common stock; three year warrants to purchase an aggregate of 3,600,000 shares of stock at $1.00 per share; and three year warrants to purchase an aggregate of 1,600,000 shares of common stock at $1.50 per share, pursuant to Regulation D of the Securities Act of 1933, as amended. In connection with the offering, the Company entered into a registration rights agreement with the investors and agreed to file a registration statement for the resale of the common stock and the shares issuable upon exercise of the warrants within 90 days of the date of the agreement. Pursuant to the terms of the registration rights agreement, the Company is required to have the registration statement declared effective by the Securities and Exchange Commission within 150 days from the date of filing. Effective February 11, 2005 in conjunction with this offering the Company entered into a series of standstill agreements, originally signed on January 29, 2005 and subsequently amended on February 11, 2005, with 27 of its security holders, including seven members of the Board of Directors, wherein the security holders have agreed not to exercise an aggregate of 5,127,100 options and warrants to purchase shares of common stock, until such time as the Company has obtained stockholder approval to amend its certificate of incorporation to provide for additional authorized shares of common stock.

(b) Consulting Agreement. The Company also entered into an agreement on January 29, 2005, subject to the completion of the private placement described above, with Anthony J. Cataldo to serve as the Company's non-executive Co-Chairman of the Board and to provide consulting services in the field of fundraising on behalf of the Company. The agreement is for a term of three years and provides for Mr. Cataldo to receive a non-statutory stock option to purchase 50,000 shares of the Company's common stock at an exercise price of $1.40 per share. Additionally, Mr. Cataldo will receive a monthly cash consulting fee of $15,000 and a one-time cash payment of $150,000 as compensation for services performed in connection with capital fundraising by the Company. Mr. Cataldo also was granted a five-year warrant to purchase 2,000,000 shares of the Company's common stock at $1.40 per share. One half of the warrants become exercisable in equal monthly installments over the three year vesting period and the remainder become exercisable within 30 days of the Company closing an additional equity financing arranged by Mr. Cataldo of at least $10,000,000, provided that the warrant will not be exercisable until the Company's shareholders approve an increase in the Company's authorized common stock.

-F20-
___________________________________________________________________________

MULTICELL TECHNOLOGIES, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
For the Years Ended November 30, 2004 and 2003 (Continued)

Note 15- Subsequent Events (Continued)

(c) Employment Agreement. As of February 1, 2005, subject to the completion of the private placement described above, the Company entered into an agreement with Stephen Chang, Ph. D. to serve as the Company's President. The agreement provides that Dr. Chang will be employed at will by the Company, however in the event that the Company terminates the agreement without cause or Dr. Chang terminates the agreement for good reason, as set forth in the agreement, Dr. Chang will be entitled to receive severance pay in the form of 6 months compensation. The agreement further provides that Dr. Chang will receive $15,000 per month comprised of $10,000 in cash and $5,000 per month in shares of the Company's common stock issued under the 2004 Equity Incentive Plan (the "Plan"), calculated at the fair market value on the date of grant on a quarterly basis. The agreement also provides for Dr. Chang to receive incentive stock options to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.40 per share (the" Option"), the fair market value of the Company's common stock on date of grant, under the Company's Plan. Subject to the terms of the Plan, the Option will be exercisable for a period of five years and vest monthly over a three year term as of the effective date of the agreement in equal increments.

(d) Reverse Stock Split On May 18, 2005, the Company's stockholders approved a one - for - five stock split for its common stock. As a result, stockholders of record at the close of business on May 18, 2005 received one share of common stock for every five shares held. Common stock, additional paid-in capital and all share and per share date have been restated in the accompanying consolidated financial statements and these notes to reflect the effects of the reverse stock split, $808,199 was transferred from the Company's common stock account and such amount was credited to the Company's additional paid-in capital account effective as of December 1, 2002.

-F21-

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Item 1: Financial Statements

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET

August 31, 2005
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$2,526,786
Marketable securities	1,144,423
Accounts, royalties and interest receivable	74,083
Notes receivable	0
Other current assets	126,585

Total current assets	3,871,877

Equipment and improvements, net	112,974
License agreement, net of accumulated amortization of $524,210	1,909,183
Other assets	73,558

Total Assets	$5,967,592

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$422,470
Current portion of related party notes payable	0
Current portion of deferred income	119,486
Other current liabilities	0

Total current liabilities	541,956

Non-current liabilities:
Notes payable, net of current portion	0
Deferred income, net of current portion	506,119
Other liabilities	0

Total non-current liabilities	506,119

Total liabilities	1,048,075

Minority interest	122,107

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value: 1,000,0000 shares authorized, 15,000 shares designated as Series I Convertible Preferred stock issued and outstanding, liquidation value $100 per share	150
Common stock, $.01 par value: 200,000,000 shares authorized, 32,506,393 shares issued and outstanding,	325,064
Additional paid-in capital	29,217,553
Deferred compensation costs	(1,189,306)
Accumulated deficit	(23,547,448)
Accumulated other comprehensive loss	(8,603)

Total stockholders' equity	4,797,410

Total Liabilities and Stockholders' Equity	$5,967,592

See accompanying notes to condensed consolidated financial statements.

-F22-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Three Months Ended August 31, 2005 and 2004

	2005	2004

Revenue	$69,056	$176,299

Operating expenses:
Selling, general and administrative	877,416	296,272
Research and development	254,074	283,946
Depreciation and amortization	41,546	45,752

Total operating expenses	1,173,036	625,970

Operating loss	(1,103,980)	(449,671)

Other income (expense):
Gain on sale of property	3,847	0
Interest and dividend income	37,928	17,645
Interest expense	(4,933)	(22,754)
Amortization of discount on notes payable	0	(12,935)
Amortization of discount on notes receivable	0	7,500
Minority interest in net loss of subsidiary	7,775	585

Total other income (expense)	44,617	(9,959)

Net loss	$(1,059,363)	$(459,630)
Non-cash deemed dividend related to beneficial conversion feature of Series I Preferred Stock	0	(1,721,144)

Net loss applicable to common stockholders	(1,059,363)	(2,180,774)

Basic and diluted net loss per share applicable to common stockholders	$(0.03)	$(0.09)

Weighted average number of common shares outstanding	32,052,064	24,442,452

See accompanying notes to condensed consolidated financial statements.

-F23-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
For the Nine Months Ended August 31, 2005 and 2004

	2005	2004

Revenue	$ 150,571	$ 534,472

Operating expenses:
Selling, general and administrative	2,486,383	1,222,919
Research and development	605,925	625,572
Depreciation and amortization	121,052	127,304

Total operating expenses	3,213,360	1,975,795

Operating loss	(3,062,789)	(1,441,323)

Other income (expense):
Gain on sale of property	136,016	0
Loss on abandonment of leasehold improvements	(14,286)	0
Interest and dividend income	80,390	54,728
Interest expense	(25,338)	(69,827)
Amortization of discount on notes payable	0	(39,416)
Amortization of discount on notes receivable	5,000	22,500
Minority interest in net loss of subsidiary	20,681	585

Total other income (expense)	202,463	(31,430)

Net loss	(2,860,326)	(1,472,753)
Non-cash deemed dividend related to beneficial conversion feature of Series I Preferred Stock	0	(1,721,144)

Net loss applicable to common stockholders	$ (2,860,326)	$ (3,193,897)

Basic and diluted net loss per share applicable to common stockholders	$ (.09)	$ (.13)

Weighted average number of common shares outstanding	30,269,501	24,156,370

See accompanying notes to condensed consolidated financial statements.

-F24-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (UNAUDITED)
For the Nine Months Ended August 31, 2005

	Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Deferred Compensation Costs	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

Balance, December 1, 2004, as adjusted for reverse split	18,000	$180	25,096,688	$250,966	$22,788,234		$(20,687,122)		$2,352,258

Proceeds from issuance of common stock, net			5,333,333	53,333	3,388,388				3,441,721

Conversion of preferred stock	(3,000)	(30)	300,000	3,000	(2,970)				0

Issuance of common stock for Services			299,218	2,993	290,120				293,113

Options issued for services					150,387				150,387

Warrants issued for services					1,633,769	$(1,476,376)			157,393

Conversion of convertible notes interest payable			529,272	5,293	513,979				519,272

Options and warrants exercised			947,882	9,479	455,646				465,125

Amortization of deferred compensation						287,070			287,070

Net loss							(2,860,326)(A)		(2,860,326)

Unrealized loss on marketable equity securities								$(8,603)	(8,603)

Balance, August 31, 2005	15,000	$150	32,506,393	$325,064	$29,217,553	$(1,189,306)	$(23,547,448)	$(8,603)	$4,797,410

(A)	Comprehensive net loss (net loss plus unrealized loss on marketable equity securities) for the three and nine months ended August 31, 2005 was $1,066,514 and $2,868,929, respectively.

See accompanying notes to condensed consolidated financial statements.

-F25-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
For the Nine Months Ended August 31, 2005 and 2004

	2005	2004

Cash flows from operating activities:
Net loss	$(2,860,326)	$(1,472,753)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	121,052	127,304
Amortization of discount on notes receivable	(5,000)	(22,500)
Amortization of discount on notes payable	0	39,416
Amortization of deferred compensation	287,070	24,916
Common stock issued for services	293,113	199,631
Options issued for services	150,387	235,980
Warrants issued for services	157,393	413,300
Minority interest in net loss of subsidiary	(20,681)	(585)
Loss on abandonment of leasehold improvements	14,286	0
Gain on sale of property	(136,016)	0
Changes in operating assets and liabilities:
Accounts, royalties and interest receivables	20,435	4,586
Other current assets	(91,442)	(26,086)
Other assets	(21,749)	550
Accounts payable and accrued expenses	123,888	(84,936)
Other current liabilities	(41,687)	(37,196)
Deferred income	(89,614)	(528,897)
Other liabilities	267	41,770

Net cash used in operating activities	(2,098,624)	(1,085,500)

Cash flows from investing activities:
Purchase of marketable equity securities	(1,503,025)	0
Proceeds from sale of marketable equity security	350,000	0
Purchase of equipment	(42,910)	(19,454)
Proceeds from sale of property	2,620	0
Principal payments on notes receivable	600,000	0

Net cash used in investing activities	(593,315)	(19,454)

Cash flows from financing activities:
Proceeds from issuance of preferred stock, net	0	1,714,149
Proceeds from issuance of common stock, net	3,441,721	0
Proceeds from notes payable	0	78,500
Payments of notes payable	0	(281,000)
Proceeds from exercise of stock options and warrants	465,125	215,710

Net cash provided by financing activities	3,906,846	1,727,359

Net increase in cash and cash equivalents	1,214,907	622,405
Cash and cash equivalents, beginning of period	1,311,879	1,058,960

Cash and cash equivalents, end of period	$2,526,786	$1,681,365

See accompanying notes to condensed consolidated financial statements.

-F26-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) CONTINUED
For the Nine Months Ended August 31, 2005 and 2004

	2005	2004

SUPPLEMENTAL INFORMATION NON - CASH TRANSACTIONS:
Deferred compensation costs arising from issuance of warrants to Consultant	$1,476,376	$0
Conversion of convertible notes payable and accrued interest into common stock	$519,272	$327,886
Other current assets arising from issuance of warrants to consultant	$157,393	$0
Accrued real estate taxes assumed by buyer in sale of real estate	$179,728	$0

See accompanying notes to condensed consolidated financial statements.

-F27-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements and related notes of MultiCell Technologies, Inc. (formerly Exten Industries, Inc. prior to April 1, 2004) and its subsidiaries (the "Company") have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC") for interim financial statements. Accordingly, they do not include all of the information and notes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments consisting of normal recurring adjustments considered necessary for a fair presentation have been included. It is suggested that these condensed consolidated financial statements be read in conjunction with the audited consolidated financial statements and notes thereto (the "Audited Financial Statements") also included in this prospectus. The results of operations for the three and nine month period ended August 31, 2005 are not necessarily indicative of the operating results for the fiscal year ending November 30, 2005.

REVERSE STOCK SPLIT

On May 18, 2005, the Company's stockholders approved a one-for-five reverse stock split for its common stock. As a result, stockholders of record at the close of business on May 18, 2005 received one share of common stock for every five shares held. Pursuant to the foregoing reverse stock split, $1,263,721 was transferred from the Company's common stock account and such amount was credited to the Company's additional paid-in capital account. Common stock, additional paid-in capital and share and per share data for prior periods have been restated to reflect the reverse stock split as if it had occurred at the beginning of the earliest period presented.

REVENUE RECOGNITION

The Company's revenues have been generated primarily from contractual research activities and royalties on the license for the sale of cells through its sale and distribution agreement with XenoTech, LLC ("XenoTech") (see Note 6 in the Audited Financial Statements). Management believes such sources of revenue will be part of the Company's ongoing operations. The Company applies the guidance provided by SEC Staff Accounting Bulletin Topic 13, "Revenue Recognition" ("Topic 13"). Under the provisions of Topic 13, the Company recognizes revenue from commercial and government research agreements as services are performed, provided a contractual arrangement exists, the contract price is fixed or determinable and the collection of the contractual amounts is reasonably assured. In situations where the Company receives payment in advance of the performance of services, such amounts are deferred and recognized as revenue as the related services are performed. Deferred revenues associated with services expected to be performed within the 12 - month period subsequent to the balance sheet date are classified as a current liability. Deferred revenues associated with services expected to be performed at a later date are classified as non-current liabilities.

Prior to December 1, 2004, the Company had recognized revenues under the XenoTech agreement based on the minimum royalty amount for each period because it had received a prepayment of a substantial portion of the amount due. XenoTech is required to pay a $2.1 million minimum royalty amount for the current fiscal year as a condition of its exclusivity. Since XenoTech could elect to give up its exclusive rights, the collection of the contractual amount is no longer reasonably assured and, in accordance with Topic 13, commencing December 1, 2004, the Company began recognizing revenues under the XenoTech agreement based on the agreement's royalty percentage applied to XenoTech's actual sales for the period instead of the minimum royalty amount. The Company is currently in discussions with XenoTech relative to the status of the minimum royalties for the remaining contract period.

As of November 30, 2004, a receivable of $94,518 representing the balance due under the minimum royalty through that date of $100,000 less actual royalty payments of $5,482 received from XenoTech was recorded. During the period ended August 31, 2005, the Company entered into an agreement with XenoTech whereby a credit of $47,000 was applied against this receivable (and charged to selling and administrative expenses) as the Company's share of cost associated with the launch by XenoTech of the shrink wrap version of the Company's product. The Company expects to receive the remaining amount due in the form of XenoTech's products and services.

-F28-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

COMPREHENSIVE LOSS

Comprehensive loss, which is reported on the accompanying condensed consolidated statement of stockholders' equity as a component of accumulated other comprehensive loss, consists of net loss and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States of America, are excluded from net loss. For the Company, comprehensive loss consisted of the net loss adjusted for the unrealized holding gains and losses on the Company's available-for-sale marketable securities at August 31, 2005.

2. SUPPLEMENTAL CASH FLOW INFORMATION

Cash paid for interest totaled $66,218 and $72,798 for the nine-month period ended August 31, 2005 and 2004, respectively.

3. NOTES PAYABLE

Notes payable as of November 30, 2004 of $425,000 was comprised of two convertible notes payable to related parties with interest at 10%, due on varying dates in 2004 and 2005 (see Note 9 in the Audited Financial Statements). During the nine months ended August 31, 2005, convertible notes with a principal balance of $425,000 plus accrued interest of $94,272 were converted into 529,272 shares of the Company's common stock at conversion prices of $.75 and $1.00 per share.

4. PREFERRED STOCK

The Company's Board of Directors has the authority, without further action by the stockholders, to issue up to 1,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of these shares of preferred stock. The Board of Directors designated 20,000 shares as Series I convertible preferred stock. On July 13, 2004, the Company completed a private placement of Series I convertible preferred stock. A total of 20,000 Series I shares were sold to accredited investors at a price of $100 per share. The Series I shares are convertible at any time into common stock at 80% of the average trading price of the lowest three inter-day trading prices of the common stock for the ten days preceding the conversion date, but at an exercise price of no more than $1.00 per share and no less than $.25 per share. The conversion of the Series I preferred stock is limited to 9.99% of the Company's common stock outstanding on the date of conversion. The Series I preferred stock does not have voting rights. The purchasers also received warrants to acquire up to 1,000,000 shares of the Company's common stock. The terms associated with the warrants are described in Note 7 herein. In the event of any dissolution or winding up of the Company, whether voluntary or involuntary, holders of each outstanding share of Series I preferred stock shall be entitled to be paid first out of the assets of the Company available for distribution to stockholders, an amount equal to $100 per share of Series I convertible preferred stock held. After such payment has been made in full, such holders of Series I convertible preferred stock shall be entitled to no further participation in the distribution of the assets of the Company.

Proceeds to the Company were $1,714,149, net of $285,851 of issuance costs, of which $902,388 was assigned to the 5,000,000 warrants, utilizing the Black-Scholes option pricing model. The terms associated with the warrants are described in Note 10 in the Audited Financial Statements. In connection with the issuance of the Series I convertible preferred stock and warrants in the nine months ended August 31, 2004, the Company recorded $1,721,144 related to the beneficial conversion feature on the Series I convertible preferred stock as a deemed dividend, which increased additional paid-in capital. The preferred stock issued included a beneficial conversion feature because the effective conversion price of the Series I convertible preferred stock was less that the fair value of the common stock on the date of issuance. The deemed dividend of $1,721,144 increased the loss applicable to common stockholders in the calculation of basic loss per common share.

During the nine months ended August 31, 2005, the preferred stockholders converted 3,000 preferred shares into 300,000 shares of common stock at a conversion price of $1.00 per share. As of August 31, 2005, the Company had reserved 1,500,000 shares of common stock for issuance upon conversion of the remaining 15,000 outstanding shares of preferred stock.

-F29-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

5. MARKETABLE SECURITIES

Investments in marketable securities at August 31, 2005 are summarized as follows:

	Cost	Market value	Unrealized Holding Gain (Loss)
Government Agency Bonds	$348,256	$349,563	$1,307
Corporate Bonds	804,770	794,860	(9,910)

Total	$1,153,026	$1,144,423	$(8,603)

The Company has determined that all of its investment securities are to be classified as available-for-sale. Available-for-sale securities are carried at fair value with the unrealized holding gain (loss) reported in stockholders' equity under the caption "Accumulated Other Comprehensive Loss".

6. COMMON STOCK, STOCK OPTIONS AND LOSS PER SHARE

On February 10, 2005, the Company completed a private placement offering pursuant to Regulation D of the Securities Act of 1933, as amended. Pursuant to subscription agreements, originally signed on January 29, 2005 and subsequently amended on February 10, 2005, with 11 accredited investors, the Company received an aggregate of $4,000,000 and issued an aggregate of 5,333,333 shares of common stock; three year warrants to purchase an aggregate of 3,600,000 shares of common stock at $1.00 per share and three year warrants to purchase an aggregate of 1,600,000 shares of common stock at $1.50 per share. After deducting issuance costs of $558,279 the Company received net proceeds of $3,441,721. In connection with the offering, the Company entered into a registration rights agreement with the investors and filed a registration statement on May 12, 2005 for the resale of the common stock and the shares issuable upon exercise of the warrants. The shares became registered under the Securities Act on October 6, 2005.

During the nine months ended August 31, 2005, the Company issued 299,218 shares of common stock for directors and professional fees totaling $293,113 based on the market value of the shares at the date of issuance.

During the nine months ended August 31, 2005, the Company granted options to purchase 1,240,000 shares of common stock to three officers at exercise prices ranging from $.80 to $1.40 per share, including options to purchase 200,000 shares in connection with the employment agreement described in Note 11. During the same period, the Company granted options to purchase 50,000 shares of common stock to two consultants at exercise prices ranging from $.80 to $2.00 per share. The Company also granted options to purchase 100,000 shares of common stock to two members of the Company's Board of Directors at an exercise price of $1.10 per share. The Company recorded aggregate charges of $150,387 to selling, general and administrative expenses during the nine months ended August 31, 2005 based on the fair value of the options issued to the consultants and directors as determined by the Black- Scholes option pricing model.

The Company also granted options to purchase 72,200 shares of common stock to five employees at an exercise price of $1.10 during the nine months ended August 31, 2005. During the period, 115,000 options were exercised at an exercise price of $.58 for total proceeds of $66,700.

Changes during the nine months ended August 31, 2005 in stock options outstanding for the Company were as follows:

Options outstanding at November 30, 2004	1,500,600
Granted	1,462,200
Exercised	(115,000)

Options outstanding at August 31, 2005	2,847,800

The Company accounts for stock options granted to employees based on their intrinsic values under the recognition and measurement principles of APB Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations, and has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation", and the provisions of Statement of Financial Accounting Standards No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure-an Amendment of FASB Statement No. 123" (see Note 13 in the Audited Financial Statements). Since the exercise price of certain of the options granted by the Company and its subsidiary to their employees has been equal to or greater than fair value, the

-F30-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

6. COMMON STOCK, STOCK OPTIONS AND LOSS PER SHARE (Continued)

Company has not recognized any earned or unearned compensation cost in its consolidated financial statements in connection with those options. The Company's historical net loss, basic and diluted net loss per share, pro forma net loss and basic and diluted pro forma net loss per share for the three and nine months ended August 31, 2005 and 2004 assuming compensation cost has been determined based on the fair value of all options at the respective dates of grant using a pricing model consistent with the provisions of SFAS 123 and amortized over the vesting period are set forth below:

	Three months ended August 31,		Nine months ended August 31,

	2005	2004	2005	2004

Net loss as reported	$(1,059,363)	$(2,180,774)	$(2,860,326)	$(3,193,897)
Stock-based employee compensation expense assuming a fair value based method had been used for all awards	(27,297)	(37,058)	(81,892)	(111,173)

Net loss - pro forma	$(1,086,660)	$(2,217,832)	$(2,942,218)	$(3,305,070)

Net loss per common share as reported	$(.03)	$(.09)	$(.09)	$(.013)
Basic net loss per common share - pro forma	$(.03)	$(.09)	$(.10)	$(.14)

The fair value of each option granted by the Company for the pro forma computations above and each warrant issued by the Company for consulting services (see Note 7 herein) during the nine months ended August 31, 2005 was determined using the Black-Scholes option pricing method with the following weighted average assumptions: dividend yield at 0%, expected volatility raging from 59% to 97%, risk-free interest rate raging from 1.34% to 3.91%, and expected lives of 5 years.

As a result of amendments to SFAS 123, the Company will be required to expense the fair value of employee stock options over the vesting period beginning with its first fiscal quarter of the fiscal year ending November 30, 2007. The Company incurred losses for the three and nine months ended August 31, 2005 and 2004. The assumed effects on net loss per share of the exercise of outstanding stock options and warrants and the conversion of convertible notes payable and convertible preferred stock were anti-dilutive and, accordingly, diluted per share amounts equal basic net loss per common share amounts. The total number of common shares potentially issuable upon exercise or conversion excluded from the calculation of diluted loss per share was 16,623,027 and 9,637,911 as of August 31, 2005 and 2004, respectively.

7. WARRANTS

On December 7, 2004, The Board of Directors voted to approve the issuance of 110,000 three year warrants at $.05 per share to an investor relations firm for consulting services to be rendered over a twelve month period commencing December 1, 2004. The fair value of the warrants determined using the Black-Scholes option pricing model was $82,961. This amount will be recognized as a charge to expense over a twelve month period that commenced December 1, 2004.

In addition, in February 2005, as consideration for consulting services over the three year contract period, the Company issued to its non-executive Co-Chairman of the Board a five-year warrant to purchase 2,000,000 shares of the Company's common stock at $1.40 per share. The warrants become exercisable in equal monthly installments over a three year vesting period. Vesting will be accelerated on one - half of the warrants to within 30 days of the Company closing an additional equity financing arranged by the non- executive Co- Chairman of the Board of at least $10,000,000. The Company recognized deferred compensation of $1,476,376 for the fair value of the warrants determined using the Black-Scholes option pricing model. The deferred compensation will be recognized as a charge to expense ratably over the three year contract period commencing February 1, 2005.

On June 23, 2005, the Board of Directors voted to approve the issuance of 100,000 five year warrants at $1.27 per share to an investor relations firm as a nonrefundable deposit for consulting services .The fair value of the warrants determined using the Black-Scholes option pricing model was $74,432 and is included in selling, general and administrative expenses.

-F31-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

7. WARRANTS (continued)

As explained above and in Note 6 herein, during the nine months ended August 31, 2005, a total of 5,200,000 warrants were issued to investors in the February 2005 private offering at prices ranging from $1.00 to $1.50 per share, a total of 2,000,000 warrants were issued to a consultant and member of the Board of Directors at an exercise price of $1.40 per share and 110,000 warrants were issued to a consultant at a price of $.50 per share.

During the nine months ended August 31, 2005, 748,000 warrants were exercised at prices ranging from $.50 to $.60 per share for total proceeds of $399,000. Also during the same period, 160,000 warrants with an aggregate exercise price of $160,000 were exchanged in a cashless transaction for 84,882 shares. As of August 31, 2005, warrants to purchase 11,770,546 shares of common stock were outstanding and exercisable at $.05 to $1.50 per share.

8. GRANT INCOME

In July 2003, the Company was awarded a grant by the National Institutes of Health to improve the function of the Company's cell line. The Company began the project in July, 2004. The total federal award amounted to $139,314. The project period expired on December 31, 2004. During the nine months ended August 31, 2005, the Company received $36,256 under the grant and has accounted for this as an offset to research and development expenses for the period. On August 30, 2005, notification was received that a new Small Business Innovation Research award in the amount of $138,473 had been granted to the Company to create proprietary BioFactories™ that express a serine protease inhibitor recently implicated as a novel treatment for sepsis. Amounts received under the grant will be accounted for as an offset to research and development expense in the periods incurred.

9. LEASE AGREEMENT

On April 6, 2005, the Company entered into a three-year sublease agreement for new research and administrative facilities. Remaining basic rental commitments under the sublease agreement as of August 31, 2005 total $265,366 payable as follows: $59,202, $100,296 and $105,868 in the years ending November 30, 2005 through November 30, 2007, respectively. The sublease agreement also provides for an optional three-year renewal period.

As a result of the relocation of operations during the nine months ended August 31, 2005, the Company recognized a loss associated with the abandonment of leasehold improvements of $14,286.

10. REAL ESTATE HELD FOR SALE

The Company owned a parcel of undeveloped land near the Grand Canyon. During the nine months ended August 31, 2005, the Company sold lots with a carrying value of $46,332 for $2,520 in cash and the buyer's assumption of the applicable unpaid property taxes in the amount of $179,728. As a result of this transaction the Company recorded a gain on sale of property of $136,016.

11. EMPLOYMENT AGREEMENT FOR RONALD A. FARIS

On May 26, 2005, the Company executed a new employment agreement with Ronald Faris, Ph.D., continuing his employment as Senior Vice President and Chief Science Officer. The agreement is for a term of three years and may be cancelled by Dr. Faris or by the Company at any time. The agreement provides for a base salary of $175,000 per year plus participation in the Company's bonus and compensation programs for executive management, if and when established. In addition Dr. Faris received a stock option (the "Option") to purchase 200,000 shares of the Company's common stock, at an exercise price of $1.40 per share, (the fair market value at the date of the grant) under the Company's 2004 Equity Incentive Plan (the "Plan"). Subject to the terms of the Plan, the Option will be exercisable for a period of five years and vest monthly over the three year term of the agreement in equal increments of 1/36th. The agreement also provides that Dr. Faris shall be eligible to participate in any executive benefit plan made available to the Company's executive or key management employees, including paid vacation and medical insurance.

In the event Dr. Faris is terminated without cause (as defined in the agreement) or he terminates his employment for good reason (as defined in the agreement), Dr. Faris is entitled to receive severance pay equal to six months of his base salary then in effect. In addition, for a period of one year after his employment with the Company ends, Dr. Faris has agreed not to solicit the Company's employees, consultants, customers, suppliers or distributors.

-F32-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED

12. SUBSEQUENT EVENTS

On September 7, 2005, MultiCell Immunotherapeutics, Inc. ("MCTI"), a subsidiary of the Company, entered into an Asset Contribution Agreement with the Company, Alliance Pharmaceutical Corp. ("Alliance"), and Astral, Inc. ("Astral," and together with Alliance, the "Transferors") (the "Agreement"). Pursuant to the Agreement, MCTI issued 490,000 shares of common stock to Alliance in consideration for the acquisition of certain assets (including intellectual property, laboratory equipment and furniture) and the assumption of certain liabilities relating to Transferors' business. The intellectual property acquired by MCTI includes ten United States and twenty foreign issued and pending patents and patent applications related to chimeric antibody technology, treatment of Type 1 diabetes, T-cell tolerance, toll-like receptor technology, dendritic cells, dsRNA technology and immunosuppression. The 490,000 shares of MCTI's common stock represent 49% of the outstanding shares of MCTI as of the closing of the transaction. As part of the acquisition, MultiCell has guaranteed the obligations of MCTI related to the assumption of certain liabilities relating to Transferors business.

Prior to the closing of the Acquisition, Stephen Chang, a director and the President of MultiCell, served as the President and Chief Executive Officer of Astral on a one-day per week basis. As part of MCTI's assumption of certain liabilities of the Transferors, MCTI assumed liabilities owed by Astral to Dr. Chang in the amount of $200,000. The $200,000 assumed by MCTI will be paid to Dr. Chang over a period of time as determined by the board of directors of MultiCell, with Dr. Chang abstaining from voting thereon.

The Acquisition closed on September 7, 2005, the date of execution of the Agreement. Initially, the acquisition by the subsidiary, which will be accounted for by the Company as a purchase, is not expected to have a material affect on the Company's consolidated financial statements.

Immediately following the closing of the Acquisition, MCTI sold and issued 500,000 shares of MCTI's Series A Preferred Stock to MultiCell pursuant to a Series A Preferred Stock Purchase Agreement (the "Series A Financing"). In consideration for MCTI's issuance of shares of Series A Preferred Stock, MultiCell paid to MCTI cash in the amount of $1,000,000, and issued a secured promissory note to MCTI in the amount of $1,000,000 (the "Note"). The Note bears interest at an annual rate of 5% and may be prepaid without penalty by MultiCell at any time. The Note is secured by 250,000 shares of Series A Preferred Stock held by MultiCell and is payable in the amount of $250,000 plus interest at the end of each three-month period following the issuance of such Note. Following the Series A Financing, MultiCell holds approximately 67% of the outstanding shares (on an as-converted basis) of MCTI, and Alliance holds the remainder of approximately 33%. The board of directors of MCTI consists of three members as follows: (a) W. Gerald Newmin, MultiCell's Chief Executive Officer, (b) Stephen Chang, MultiCell's President, and (c) Duane Roth, Alliance's Chief Executive Officer.

Simultaneously with the execution of the Agreement, MultiCell entered into an IP Agreement and Release (the "IP Agreement") with Mixture Sciences, Inc. ("Mixture") and Astral. Pursuant to the IP Agreement, Mixture assigned to MCTI certain intellectual property related to the Astral business previously assigned by Astral to Mixture. In consideration, MultiCell (a) paid $100,000 to Mixture, and (b) issued to Mixture a warrant to purchase up to 400,000 shares of MultiCell's common stock. The first 200,000 shares underlying the warrant may be exercised by Mixture commencing six months following the issue date of the warrant at an exercise price per share of $1.20. The second 200,000 shares underlying the warrant may be exercised by Mixture (a) commencing on the one-year anniversary of the issue date of the warrant at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such one-year anniversary, or (b) in the event of a change of control of MultiCell prior to such one-year anniversary, commencing on the date of the public announcement of such change of control at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such change of control. The warrant shall terminate upon the earlier of (a) the seventh anniversary of the issue date of the warrant and (b) a change of control of MultiCell.

On September 14, 2005, the Company was awarded a pilot grant of $65,000 for a study for Type 1 diabetes using its proprietary Immunoglobulin Therapeutic. Sponsored by UCHSC-NIAID, the study will be conducted in collaboration with the Benaroya Research Institute at Virginia Mason University in Seattle, Washington.

-F33-

___________________________________________________________________________

MULTICELL TECHNOLOGIES, INC. and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED

12. SUBSEQUENT EVENTS (continued)

On September 15, 2005, the Board of Directors of the Company appointed Anthony Altig to the Board of Directors. In connection therewith, the Board of Directors granted to Mr. Altig an option to purchase 50,000 shares of the Company's common stock at an exercise price per share of $0.95, the closing price of the Company's common stock on September 15, 2005. The option has a 5-year term, and 1/36th of the shares underlying the option vest on the last day of each month following the date of grant for three years, so long as Mr. Altig continues to be a service provider to the Company. Mr. Altig's option will be governed by the Company's 2004 Equity Incentive Plan.

In view of XenoTech's failure to make minimum royalty payments to the Company in accordance with the terms of the parties' Exclusive License and Distribution Agreement (the "Agreement") of August 1, 2003, the Company notified XenoTech on October 18, 2005 that the Agreement will terminate effective January 17, 2006. The Company is currently in discussions with XenoTech regarding a potential new non-exclusive license and distribution agreement (the "New Agreement"). As a result of the termination of the Agreement, the Company will not realize the substantial majority of the $18,092,000 of minimum royalty payments due under the Agreement.

-F34-

___________________________________________________________________________

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

		Common Stock
__________________________________

TABLE OF CONTENTS

SUMMARY INFORMATION	5	_________________ PROSPECTUS _________________ Dated January 12, 2006
RISK FACTORS	7
FORWARD-LOOKING STATEMENTS	19
USE OF PROCEEDS	20
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	20
DESCRIPTION OF BUSINESS	21
DESCRIPTION OF PROPERTY	31
MANAGEMENT'S DISCUSSION AND ANALYSIS	31
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	39
EXECUTIVE COMPENSATION	41
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	45
DESCRIPTION OF SECURITIES	46
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	47
PLAN OF DISTRIBUTION	47
SELLING STOCKHOLDERS	48
LEGAL PROCEEDINGS	53
EXPERTS	53
INTEREST OF NAMED EXPERTS AND COUNSEL	54
WHERE YOU CAN FIND MORE INFORMATION	54
INDEX TO FINANCIAL STATEMENTS	54
EXHIBITS	92

___________________________________________________________________________

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended certificate of incorporation contains provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, such as:

•	any breach of the director's duty of loyalty;
•	acts or omissions which involve a lack of good faith, intentional misconduct or a knowing violation of the law;
•	payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law; or
•	any transaction from which the director derives an improper personal benefit.

These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated bylaws require us to indemnify our directors and executive officers to the fullest extent not prohibited by the Delaware law. We may limit the extent of such indemnification by individual contracts with our directors and executive officers. Further, we may decline to indemnify any director or executive officer in connection with any proceeding initiated by such person or any proceeding by such person against us or our directors, officers, employees or other agents, unless such indemnification is expressly required to be made by law or the proceeding was authorized by our Board of Directors. We have entered into indemnity agreements with each of our current directors and certain of our executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our amended certificate of incorporation and bylaws and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION

The following table sets forth the estimated expenses in connection with the offering described in this registration statement:

SEC registration fee	$2,621
Printing and engraving expenses	$2,000
Legal fees and expenses	$15,000
Accounting fees and expenses	$10,000
Miscellaneous	$1,000

Total	$30,621

___________________________________________________________________________

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

The following has been revised to reflect the one-for-five reverse split of the Company's Common Stock effected on May 18, 2005 at 5:00 p.m. EDT.

From August 2001 to February 2003, the Company borrowed an aggregate of $1,858,500 from 29 lenders who were accredited investors in order to finance the cash portion of the purchase price in the acquisition of MCT (the "Loan Transaction") and provide working capital. Except as noted below, each loan bears interest at the rate of 10% per annum and may be converted at any time prior to maturity at conversion rates ranging from $0.50 per share (if the conversion occurs within 12 months following issuance) to $1.00 per share (if the conversion occurs after 24 months following issuance). In addition, each lender received a warrant to purchase a number of shares of our common stock equal to two (2) shares for each dollar ($1.00) loaned to us, with an exercise price equal to $0.50 per share (except as otherwise noted below). In connection with the Loan Transaction, we agreed in the warrant to register the resale of the shares issuable upon exercise of the warrant. The Company issued notes in the principal amount of $127,481 and $684,000 in the years ended November 30, 2003 and 2002, respectively. The Company issued a total of 3,487,000 warrants to purchase common stock exercisable at $.50 per share to the lenders on the respective dates of the issuances of the notes, including 423,250 and 1,034,000 in the years ended November 30, 2003 and 2002, respectively. These warrants may only be exercised if the note is converted. During 2003, $769,800 attributable to these notes ($678,000 of principal and $91,800 of accrued interest) was converted to 1,028,666 shares of common stock.

During March, April, and May 2002, the Company issued six convertible promissory notes to accredited investors for an aggregate of $110,000, with interest accruing at 10% per annum. The principal and interest are payable in 2005, three years after the issuance of the notes. The lenders may convert the principal and any unpaid interest into the Company's common stock, at conversion prices from $0.50 to $1.00 at maturity. Additionally, the Company issued an aggregate of 220,000 common stock warrants with an exercise price of $.50 per share. The warrants expire in 2005. The six convertible notes along with accrued interest were converted as described below on February 9, 2004.

During June, July, and August 2002, the Company issued seven convertible promissory notes to accredited investors for an aggregate of $189,000, with interest accruing at 10% per annum. The principal and interest are payable in 2005, three years after the inception of the notes. The lenders may convert the principal and any unpaid accrued interest into the Company's common stock at conversion prices from $0.50 to $1.00 per share at maturity. Additionally, the Company issued 214,000 common stock warrants exercisable at $0.50 per share if the notes are converted. The warrants expire in 2009.

During December, January, and February 2003, the Company issued eight convertible promissory notes for aggregate proceeds of $148,500, with interest accruing at 10% per annum. The principal and interest are payable in 2007 and 2008, five years after the issuance of the notes. The lenders may convert the principal and any unpaid interest into the Company's common stock at conversion prices from $0.50 to $1.00 at maturity. Additionally, the Company issued 297,000 common stock warrants exercisable for $0.50 per share and 196,300 common stock warrants exercisable for $0.40 per share if the notes are converted. The warrants expire in 2006.

During the year ended November 30, 2003, an investor, who is also a director of a subsidiary of the Company, introduced the Company to a group of investors that purchased 10% convertible notes from the Company in the principal amount of $78,500 and, as a result, obtained the right to purchase a 10% convertible note from the Company in an equivalent principal amount under the same terms as the investors at anytime for one year following the receipt of the group's investment. On February 20, 2004, the investor exercised that right, and the Company received proceeds of $78,500 from the sale of the 10% convertible note, which would have required the payment of principal and interest in February 2007. Immediately upon issuance, the consultant exercised his right to convert the principal amount of the note into 157,000 shares of the Company's common stock at the stated conversion price of $0.50 per share. Pursuant to the agreement, the investor also received warrants to purchase 157,000 shares of the Company's common stock, which are exercisable at $0.50 per share at anytime through February 2014.

During the year ended November 30, 2004, the Company issued warrants to purchase an aggregate of 139,333 shares of common stock to consultants for financial consulting services rendered at exercise prices ranging from $0.30 to $0.60 per share. These warrants will expire from January 2008 to January 2013.

On January 27, 2004, the Company issued three warrants to purchase an aggregate of 139,333 shares of common stock to three consultants for services rendered. The warrants have exercise prices ranging from $0.05 to $0.60 per share. The warrants will expire in 2006.

On February 9, 2004, we issued an aggregate of 306,811 shares of our common stock to seven note holders upon their conversion of notes with an aggregate outstanding principal of $211,000 and aggregate unpaid interest of $30,904. The conversion prices ranged from $0.50 to $0.75 per share.

On February 20, 2004, the Company issued a convertible promissory note in the amount of $78,500 to one accredited investor. The note bore interest at the rate of 10% per annum, with principal and interest due in February 2008. The investor immediately converted the note, pursuant to its terms, into 157,000 shares of the Company's common stock. In connection with the transaction, the Company issued to the investor a warrant to purchase 157,000 shares of common stock at a price of $0.50 per share. The warrant expires in 2011.

In July 2004, we completed a $2 million financing through the sale of 20,000 shares of our Series I Convertible Preferred Stock (the "Series I Preferred Stock") at a purchase price of $100 per share to accredited investors. The financing was completed in a private placement with the Mercator Advisory Group and its related funds. Each share of our Series I Preferred Stock is convertible at any time into shares of our common stock at 80% of the average of the lowest three inter-day trading prices of our common stock during the ten consecutive trading days immediately preceding the conversion date, with a maximum conversion price of $1.00 per share and a minimum conversion price of $0.25 per share. As part of this financing, we issued three-year warrants to the Mercator Advisory Group and its related funds entitling them to purchase an aggregate of 1,000,000 shares of our common stock at the lower of $1.00 per share or the average of the closing prices of our common stock during the ten trading days immediately preceding the exercise date. The Series I Preferred Stock is non-voting, bears no dividend, and has a preference of priority in liquidation over common stock and prior or subsequent series of preferred stock, if any. In connection with the financing, we also paid $160,000 to Ascendiant Securities, LLC, as placement agent, and issued to Ascendiant Securities, LLC a three-year warrant to purchase up to 160,000 shares of our common stock at the lower of $1.00 per share or the average of the closing prices of our common stock during the ten trading days immediately preceding the exercise date.

On December 7, 2004, the Board of Directors approved the issuance of a three-year warrant to purchase 110,000 shares of our common stock at $.05 per share to an investor relations firm for consulting services to be rendered over a twelve month period commencing December 1, 2004.

On December 7, 2004, the Company issued options to purchase an aggregate of 50,000 shares of common stock to an officer and consultant for services rendered. The options had an exercise price of $.80.

On December 13, 2004, the Company issued 40,000 shares of our common stock to one note holder upon his conversion of a note with an outstanding principal of $25,000 and aggregate unpaid interest of $5,000. The conversion price was $0.75 per share.

The Company entered into an agreement on January 29, 2005, subject to the completion of the 2005 private placement described above, with Anthony J. Cataldo to serve as the Company's non-executive Co-Chairman of the Board and to provide consulting services in the field of fundraising on behalf of the Company. Additionally, the Company has agreed to grant Mr. Cataldo a warrant to purchase 2 million shares of the Company's common stock at an exercise price of $1.40 per share. One million shares become exercisable in equal monthly installments over three years, or earlier in the event the remaining one million become exercisable as set forth below. Upon the closing of a round of equity financing that has been arranged by Mr. Cataldo with investors that were first introduced to the Company by Mr. Cataldo, equal to at least $10,000,000 on terms acceptable to the Board, one million shares subject to the warrant become exercisable thirty (30) days after the closing date of such round of financing. Mr. Cataldo also received a grant of 50,000 stock options for joining the Company's board of directors at an exercise price of $1.40 per share, the fair market value on the date of grant, under the Company's 2004 Equity Incentive Plan. The shares of common stock subject to the options vest over three years in equal monthly installments.

On February 11, 2005, the Company completed a private placement with accredited investors. Pursuant to subscription agreements, originally signed on January 29, 2005 and subsequently amended on February 11, 2005, with 11 accredited investors, the Company received aggregate gross proceeds of $4,000,000 and issued an aggregate of 5,333,333 shares of common stock; three year warrants to purchase an aggregate of 3,600,000 shares of common stock at $1.00 per share; and three year warrants to purchase an aggregate of 1,600,000 shares of common stock at $1.50 per share. In connection with the offering, the Company entered into a registration rights agreement with the investors and agreed to file a registration statement for the resale of the common stock and the shares issuable upon exercise of the warrants within 90 days of the date of the agreement. Pursuant to the terms of the registration rights agreement, the Company is required to have the registration statement declared effective by the Securities and Exchange Commission within 150 days from the date of filing.

On March 4, 2005, the Company issued options to purchase 50,000 shares of our common stock to a consultant for services rendered.

On May 18, 2005, the Company issued options to purchase 50,000 shares of our common stock to a director for services rendered.

On May 26, 2005, the Company issued options to purchase 200,000 shares of our common stock to an officer for services rendered.

On June 15, 2005, the Company issued options to purchase 72,200 shares if our common stock to employees for services rendered.

With respect to a consulting agreement entered into with Capstone Investments on June 23, 2005, the Company issued warrants to purchase up to 100,000 shares of common stock. The warrants have an exercise price of $1.27 and will expire in 2010.

On September 7, 2005, MultiCell Immunotherapeutics, Inc. (MCTI), a subsidiary of the Company, entered into an Asset Contribution Agreement with the Company, Alliance Pharmaceutical Corp. ("Alliance"), and Astral, Inc. ("Astral," and together with Alliance, "Transferors") (the "Agreement"). Pursuant to the Agreement, MCTI issued 490,000 shares of common stock to Alliance in consideration for the acquisition of certain assets (including intellectual property, laboratory equipment and furniture) and the assumption of certain liabilities relating to Transferors' business .

Immediately following the closing of the Acquisition, MCTI sold and issued 500,000 shares of MCTI's Series A Preferred Stock to the Company pursuant to a Series A Preferred Stock Purchase Agreement (the "Series A Financing"). In consideration for MCTI's issuance of shares of Series A Preferred Stock, the Company paid to MCTI cash in the amount of $1,000,000, and issued a secured promissory note to MCTI in the amount of $1,000,000 (the "Note").

Simultaneously with the execution of the Agreement, the Company entered into an IP Agreement and Release (the "IP Agreement") with Mixture Sciences, Inc. ("Mixture") and Astral. Pursuant to the IP Agreement, Mixture assigned to MCTI certain intellectual property related to the Astral business previously assigned by Astral to Mixture. In consideration, the Company (a) paid $100,000 to Mixture, and (b) issued to Mixture a Warrant to purchase up to 400,000 shares of the Company's Common Stock. The first 200,000 shares underlying the Warrant may be exercised by Mixture commencing six months following the issue date of the Warrant at an exercise price per share of $1.20. The second 200,000 shares underlying the Warrant may be exercised by Mixture (a) commencing on the one-year anniversary of the issue date of the Warrant at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such one-year anniversary, or (b) in the event of a change of control of the Company prior to such one-year anniversary, commencing on the date of the public announcement of such change of control at an exercise price per share equal to 120% of the average price per share for the 30-day period prior to such change of control. The Warrant shall terminate upon the earlier of (a) the seventh anniversary of the issue date of the Warrant and (b) a change of control the Company. The Company has granted customary "piggy-back" registration rights with respect to the shares issuable pursuant to the exercise of the Warrant.

The parties intended the above private placements to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D under the Securities Act. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us and each investor was knowledgeable, sophisticated and experienced in making investments of this kind.

ITEM 27. EXHIBITS

Exhibit No.	Description of Exhibit
2.1**	Asset Contribution Agreement dated September 7, 2005 by and among MultiCell Technologies, Inc., Astral Therapeutics, Inc., Alliance Pharmaceutical Corp., and Astral, Inc. (6)
3.1**	Certificate of Incorporation, as filed on April 28, 1970.
3.2**	Certificate of Amendment, as filed on October 27, 1986.
3.3**	Certificate of Amendment, as filed on August 24, 1989.
3.4**	Certificate of Amendment, as filed on July 31, 1991.
3.5**	Certificate of Amendment, as filed on June 13, 2000.
3.6**	Certificate of Amendment, as filed August 14, 1991.
3.7**	Certificate of Amendment, as filed May 18, 2005 (5)
3.8**	Certificate of Correction, as filed June 2, 2005.
3.9**	Bylaws, as amended May 18, 2005 (5)
4.1**	Specimen Stock Certificate.
4.2**	Certificate of Designations of Preferences and Rights of Series I Convertible Preferred Stock, as filed on July 13, 2004.(2)
4.3**

Standstill Agreement, dated as of February 11, 2005, between the Registrant and Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC, Monarch Pointe Fund, LTD, Telstar Limited, Search Capital, Golden Mist Limited, Pentagon Special Purpose Fund, LTD, Anthony Capozza, Steve Capozza, mark Elliot Schlanger, Asset Mangers International, LTD.(1)

4.4**

Registration Rights Agreement dated as of February 11, 2005, between the Registrant Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC, Monarch Pointe Fund, LTD, Telstar Limited, Search Capital, Golden Mist Limited, Telstar Limited, Pentagon Special Purpose Fund, LTD, Anthony Capozza, Steve Capozza, Mark Elliot Schlanger, Asset Managers International, LTD.(1)

4.5**	Warrant to Purchase Common Stock dated as of August 1, 2005, granted to Anthony J. Cataldo.
4.6**	Warrant to Purchase Common Stock dated as of August 1, 2005, granted to Capstone Investments.
4.7**	Warrant to Purchase Common Stock dated September 7, 2005 issued by MultiCell Technologies, Inc. to Mix to Mixture Sciences, Inc. (6)
5.1(i)**	Opinion of Snell & Wilmer LLP(2)
5.1(ii)**	Opinion of Cooley Godward LLP(7)
10.1**	Director and Consulting Agreement with Anthony J. Cataldo, dated as of February 1, 2005. (1)
10.2**	Employment Agreement with Stephen Chang, Ph.D, dated as of January 29, 2005.(1)
10.3**	Employment Agreement with Ronald Faris, Ph.D., dated as of May 26, 2005.
10.4**

Subscription Agreement dated as of July 13, 2004, among the Registrant and Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd., and Mercator Advisory Group, LLC.(2)

10.5**

Subscription Agreement dated as of February 11, 2005, among the Registrant and Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd., Mercator Advisory Group, LLC, Telstar Limited, Golden Mist Limited, Search Capital, Anthony Capozza, Steve Capozza, Mark Elliot Schlanger, Pentagon Special Purpose Fund, Ltd and Asset Managers International, Ltd.

10.6**	XenoTech License Agreement, dated as of August 1, 2003, between the Registrant and XenoTech, LLC.(3)
10.7**	Amended 2004 Equity Incentive Plan and related documents.
10.8**	2000 Stock Incentive Plan and related documents.
10.9**	2000 Employee Benefit Plan and related documents.
10.10**	Form of Indemnity Agreement.
10.11**	Sublease Agreement, dated as of April 6, 2005, between the Registrant and Stem Cells Inc.
10.12**	Director Compensation
10.13***	Research Agreement dated as of January 1, 2005 between the Registrant and The Trustees of Columbia University
10.14***	Worldwide Exclusive License Agreement as of December 31, 2005 between the Registrant and Amarin Neuroscience Limited
10.15**	Employment Offer Letter, dated December 23, 2005, between the Registrant and Gerald A. Wills (8)
23.1*	Consent of J.H. Cohn LLP
23.2**	Consent of Snell & Wilmer LLP (contained in Exhibit 5.1)(2)

* Filed herewith
** Previously filed
*** Filed herewith, however confidential treatment to be requested as to certain portions of this exhibit.
(1) Incorporated by reference to exhibits to our Annual Report on Form 10-KSB for the year ended November 30, 2004 (File No. 001-10221)
(2) Incorporated by reference to exhibits to our Registration Statement on Form SB-2 filed on August 12, 2004, as amended (File No. 333-118170).
(3) Incorporated by reference to exhibits to our Annual Report on Form 10-KSB for the year ended November 30, 2003 (File No. 001-10221).
(4) Incorporated by reference to exhibits to our Registration Statement in Form S-8 filed on July 3, 2000 (File No. 333-40752)
(5) Incorporated by reference to exhibits to our Form 8-K filed on May 18, 2005 (File No. 001-10221).
(6) Incorporated by reference to exhibits to our Current Report on Form 8-K filed on September 8, 2005 (File No. 001-10221).
(7) Incorporated by reference to exhibits to Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 27, 2005, (File No. 333-124873).
(8) Incorporated by reference to exhibits to our Form 8-K filed on January 9, 2006 (File No. 001-10221).

___________________________________________________________________________

ITEM 28. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:
	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price present no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

___________________________________________________________________________

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on January 12, 2006.

MULTICELL TECHNOLOGIES, INC.
By: /s/ W. Gerald Newmin W. Gerald Newmin, Co-Chairman, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ W. Gerald Newmin W. Gerald Newmin	Co-Chairman, Chief Executive Officer, and Director	January 12, 2006
* Stephen Chang, Ph.D.	President and Director	January 12, 2006
* Thomas A. Page	Director	January 12, 2006
* Ann Ryder Randolph	Director	January 12, 2006
* Edward Sigmond	Director	January 12, 2006
* Anthony Cataldo	Co-Chairman and Director	January 12, 2006
_ Anthony Altig	Director	January 12, 2006

 * Pursuant to Power of Attorney

/s/ W. Gerald Newmin________
     Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
2.1**	Asset Contribution Agreement dated September 7, 2005 by and among MultiCell Technologies, Inc., Astral Therapeutics, Inc., Alliance Pharmaceutical Corp., and Astral, Inc. (6)
3.1**	Certificate of Incorporation, as filed on April 28, 1970.
3.2**	Certificate of Amendment, as filed on October 27, 1986.
3.3**	Certificate of Amendment, as filed on August 24, 1989.
3.4**	Certificate of Amendment, as filed on July 31, 1991.
3.5**	Certificate of Amendment, as filed on June 13, 2000.
3.6**	Certificate of Amendment, as filed August 14, 1991.
3.7**	Certificate of Amendment, as filed May 18, 2005 (5)
3.8**	Certificate of Correction, as filed June 2, 2005.
3.9**	Bylaws, as amended May 18, 2005 (5)
4.1**	Specimen Stock Certificate.
4.2**	Certificate of Designations of Preferences and Rights of Series I Convertible Preferred Stock, as filed on July 13, 2004.(2)
4.3**

Standstill Agreement, dated as of February 11, 2005, between the Registrant and Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC, Monarch Pointe Fund, LTD, Telstar Limited, Search Capital, Golden Mist Limited, Pentagon Special Purpose Fund, LTD, Anthony Capozza, Steve Capozza, mark Elliot Schlanger, Asset Mangers International, LTD.(1)

4.4**

Registration Rights Agreement dated as of February 11, 2005, between the Registrant Mercator Momentum Fund, LP, Mercator Momentum Fund III, LP, Mercator Advisory Group, LLC, Monarch Pointe Fund, LTD, Telstar Limited, Search Capital, Golden Mist Limited, Telstar Limited, Pentagon Special Purpose Fund, LTD, Anthony Capozza, Steve Capozza, Mark Elliot Schlanger, Asset Mangers International, LTD.(1)

4.5**	Warrant to Purchase Common Stock dated as of August 1, 2005, granted to Anthony J. Cataldo.
4.6**	Warrant to Purchase Common Stock dated as of August 1, 2005, granted to Capstone Investments.
4.7**	Warrant to Purchase Common Stock dated September 7, 2005 issued by MultiCell Technologies, Inc. to Mixture Sciences, Inc. (6)
5.1(i)**	Opinion of Snell & Wilmer LLP(2)
5.1(ii)**	Opinion of Cooley Godward LLP(7)
10.1**	Director and Consulting Agreement with Anthony J. Cataldo, dated as of February 1, 2005. (1)
10.2**	Employment Agreement with Stephen Chang, Ph.D, dated as of January 29, 2005.(1)
10.3**	Employment Agreement with Ronald Faris, Ph.D., dated as of May 26, 2005.
10.4**

Subscription Agreement dated as of July 13, 2004, among the Registrant and Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd., and Mercator Advisory Group, LLC.(2)

10.5**

Subscription Agreement dated as of February 11, 2005, among the Registrant and Mercator Momentum Fund, L.P., Mercator Momentum Fund III, L.P., Monarch Pointe Fund, Ltd., Mercator Advisory Group, LLC, Telstar Limited, Golden Mist Limited, Search Capital, Anthony Capozza, Steve Capozza, Mark Elliot Schlanger, Pentagon Special Purpose Fund, Ltd and Asset Managers International, Ltd.

10.6**	XenoTech License Agreement, dated as of August 1, 2003, between the Registrant and XenoTech, LLC.(3)
10.7**	Amended 2004 Equity Incentive Plan and related documents.
10.8**	2000 Stock Incentive Plan and related documents.
10.9**	2000 Employee Benefit Plan and related documents.
10.10**	Form of Indemnity Agreement.
10.11**	Sublease Agreement, dated as of April 6, 2005, between the Registrant and Stem Cells Inc.
10.12**	Director Compensation
10.13***	Research Agreement dated as of January 1, 2005 between the Registrant and The Trustees of Columbia University
10.14***	Worldwide Exclusive License Agreement as of December 31, 2005 between the Registrant and Amarin Neuroscience Limited
10.15**	Employment Offer Letter, dated December 23, 2005, between the Registrant and Gerald A. Wills (8)
23.1*	Consent of J.H. Cohn LLP
23.2**	Consent of Snell & Wilmer LLP (contained in Exhibit 5.1)(2)

* Filed herewith
** Previously filed
*** Filed herewith, however confidential treatment to be requested as to certain portions of this exhibit.
(1) Incorporated by reference to exhibits to our Annual Report on Form 10-KSB for the year ended November 30, 2004 (File No. 001-10221)
(2) Incorporated by reference to exhibits to our Registration Statement on Form SB-2 filed on August 12, 2004, as amended (File No. 333-118170).
(3) Incorporated by reference to exhibits to our Annual Report on Form 10-KSB for the year ended November 30, 2003 (File No. 001-10221).
(4) Incorporated by reference to exhibits to our Registration Statement in Form S-8 filed on July 3, 2000 (File No. 333-40752)
(5) Incorporated by reference to exhibits to our Form 8-K filed on May 18, 2005 (File No. 001-10221).
(6) Incorporated by reference to exhibits to our Current Report on Form 8-K filed on September 8, 2005 (File No. 001-10221).
(7) Incorporated by reference to exhibits to Amendment No. 1 to our Registration Statement on Form SB-2 filed on September 27, 2005, (File No. 333-124873).
(8) Incorporated by reference to exhibits to our Form 8-K filed on January 9, 2006 (File No. 001-10221).

___________________________________________________________________________